As filed with the Securities and Exchange Commission on November 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Embark Technology, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	85-3343695 (I.R.S. Employer Identification Number)

424 Townsend Street
San Francisco, California 94107

(415) 671-9628

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard Hawwa

Chief Financial Officer

Embark Technology, Inc.

424 Townsend Street

San Francisco, California 94107

(415) 671-9628

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan, Esq. Shagufa R. Hossain, Esq. Samuel D. Rettew, Esq. Latham & Watkins LLP 555 11th St NW, Suite 1000 Washington, DC 20004 (202) 637-2200	Siddhartha Venkatesan Chief Legal Officer Embark Technology, Inc. 424 Townsend Street San Francisco, California 94107 (415) 671-9628

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share security	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock(2)(3)	197,087,379	$7.55(4)	$1,488,009,712(4)	$137,939
Warrants(2)	9,353,330	$1.38(5)	$12,907,596(5)	$1,197
Class A Common stock(2)(7)	22,486,667	$11.50(6)	$258,596,671(6)	$23,972
Class A Common Stock(2)(8)	87,078,981	7.55	657,446,307	$60,946
Total			$2,416,960,286	$224,054
(1)

In connection with the consummation of the Business Combination in the prospectus forming part of this registration statement (the “prospectus”), Northern Genesis Acquisition Corp. II (“NGA”), a Delaware corporation was renamed “Embark Technology, Inc.” (“Embark Technology”), as further described in the prospectus. All securities being registered were or will be issued by Embark Technology.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The number of shares of common stock being registered represents the sum of (a)  125,194,886 shares of common stock issued in connection with the Merger described herein, (b) 20,000,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the Business Combination, (c) 1,342,353 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (d) 50,550,140 shares of common stock reserved for issuance upon the settlement of restricted stock units.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Embark Technology on the Nasdaq Global Market (the “Nasdaq”) on November 18, 2021 (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of Embark Technology on the Nasdaq on November 18, 2021 (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act.

(6)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.
(7)

Reflects the shares of common stock that may be issued upon exercise of outstanding warrants, with each warrant exercisable for one share of common stock, subject to adjustment, for an exercise price of $11.50 per share.

(8)	Represents shares of Class A common stock issuable upon conversion (on a one-for-one basis) of shares of Embark Class B common stock issued as part of the merger consideration.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED NOVEMBER 24, 2021

PROSPECTUS FOR

197,087,379 SHARES OF CLASS A COMMON STOCK

9,353,330 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

22,486,667 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

AND 87,078,981 SHARES OF CLASS A COMMON STOCK UNDERLYING SHARES OF CLASS B COMMON STOCK

OF

EMBARK TECHNOLOGY, INC.

This prospectus relates to from time to time (i) the resale of an aggregate of 125,194,886 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Embark Technology, Inc., a Delaware corporation (“Embark Technology”), issued in connection with the Merger (as defined below) by certain of the selling shareholders named in this prospectus (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”), (ii) the resale of 20,000,000 shares of Class A common stock issued in the PIPE Financing (as defined below) by certain of the Selling Shareholders, (iii) the issuance by us and resale of 1,342,353 shares of common stock reserved for issuance upon the exercise of options to purchase Class A common stock, (iv) the issuance by us and resale of 50,550,140 shares of Class A common stock reserved for issuance upon the settlement of restricted stock units, (v) the resale of 9,353,330 warrants to purchase Class A common stock, 2,000,000 of which were issued in connection with the cancellation of certain loans from the Sponsor and 666,664 of which were issued in connection with the PIPE Financing, (vi) the issuance of 22,486,667 shares of Class A common stock in respect of warrants to purchase Class A common stock, (vii) the resale 9,353,330 shares of Class A common stock issuable in respect of warrants to purchase Class A common stock, and (viii) the issuance by us and resale of 87,078,981 shares of Class A common stock issuable upon conversion of shares of Class B common stock.

On November 10, 2020, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 22, 2021 (the “Merger Agreement”), by and among Northern Genesis Acquisition Corp. II, a Delaware corporation (“NGA”), NGAB Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of NGA (“Merger Sub”), and Embark Trucks Inc., a Delaware corporation (“Embark”). In connection with the Business Combination NGA was renamed “Embark Technology, Inc.” As contemplated by the Merger Agreement, Merger Sub merged with and into Embark, the separate corporate existence of Merger Sub ceased and Embark survived as a wholly owned subsidiary of Embark Technology (the “Merger” and, together with the related transactions contemplated by the Merger Agreement, the “Business Combination”).

We are registering (i) the resale of shares of Class A common stock and warrants as required by our amended and restated registration rights agreement, dated as of November 10, 2021 (the “Registration Rights Agreement”), entered into by and among Embark Technology, Northern Genesis Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), and certain former stockholders of Embark, (ii) the resale of shares of Class A common stock as required by the subscription agreements entered into with certain qualified institutional buyers and accredited investors that purchased shares of Class A common stock in private placements consummated in connection with the Business Combination and (iii) the issuance by us of Class A common stock, in accordance with the Warrant Agreement, dated as of January 12, 2021, by and among NGA and Continental Stock Transfer & Trust Company entered in connection with NGA’s initial public offering.

We are also registering the (i) resale of shares of Class A common stock held by certain of our affiliates and (ii) the issuance and resale of shares of common stock reserved for issuance upon the exercise of options to purchase shares of common stock and the settlement of restricted stock units, in each case, held by certain of our current and former employees.

We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of Class A common stock or warrants by the Selling Shareholders.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock and warrants. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A common stock and warrants.

Our shares of common stock are listed on The Nasdaq Stock Market LLC under the symbol “EMBK.” On November 18, 2021, the closing sale price of shares of our Class A common stock was $7.17. Our warrants are listed on The Nasdaq Stock Market LLC under the symbol “EMBKW.” On November 18, 2021, the closing sale price of our warrants was $1.34.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references

●	“2021 Plan” are to our 2021 Incentive Award Plan;
●	“Business Combination” are to the Merger and the related transactions contemplated by the Merger Agreement;
●	“Bylaws” are to our bylaws dated as of November, 10, 2021;
●	“Class A common stock” are to are to Embark Technology Class A common stock, par value $0.0001 per share;
●	“Class B common stock” are to Embark Technology Class B common stock, par value $0.0001 per share, issued to the Embark Founders in connection with the Business Combination;
●	“Closing” are to the closing of the Business Combination;
●	“Closing Date” are to the closing date of the Business Combination;
●	“common stock” are to Embark Technology’s shares of Class A common stock and Class B common stock;
●	“Company,” “we,” “us” and “our” are to NGA prior to the Business Combination or, following the name change, Embark Technology, Inc., as applicable;
●	“Continental” are to Continental Stock Transfer & Trust Company;
●	“DGCL” are to the General Corporation Law of the State of Delaware;
●	“Embark” are to Embark Trucks Inc. prior to the Business Combination;
●	“Embark Awards” are to Embark Options and Embark RSUs;
●	“Embark common stock” are to shares of Embark common stock, par value $0.00001 per share;
●	“Embark Founders” are to Alex Rodrigues and Brandon Moak (or, in each case, a Permitted Trust);
●	“Embark Holders Support Agreement” are to the Company Holders Support Agreement, dated June 22, 2021, by and among NGA, Embark and certain stockholders of Embark, as amended and modified from time to time;
●	“Embark Options” are to options to purchase shares of Embark common stock;
●	“Embark Restricted Stock Awards” are to restricted shares of Embark common stock;
●	“Embark RSUs” are to restricted stock units based on shares of Embark common stock;
●	“Embark Stockholders” are to the stockholders of Embark and holders of Embark Awards prior to the Business Combination;
●	“Embark Technology” are to Embark Technology, Inc. and prior to the Business Combination and its name change to Northern Genesis Acquisition Corp. II;

●	“Embark Technology Charter” are to the second amended and restated certificate of incorporation of Embark Technology in effect of the date of this prospectus;
●	“ESPP” are to our 2021 Employee Stock Purchase Plan;
●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
●	“Exchange Ratio” are the quotient obtained by dividing (i) the quotient of (A) $4,250,000,000 (plus the amount by which certain expenses of NGA exceeds $32,000,000) divided by (B) $10 by (ii) the aggregate fully-diluted number of shares of Embark common stock issued and outstanding immediately prior to the Merger (excluding any unvested equity awards);
●	“Founder Shares” are to the 10,350,000 shares of NGA Common Stock purchased by the Sponsor in a private placement prior to the NGA IPO, subject to certain forfeitures immediately prior to Closing agreed to by Sponsor in the Sponsor Support Agreement;
●	“Forward Purchase Agreements” are to the forward purchase agreements entered into, or amended and restated, by NGA on April 21, 2021;
●	“FPA PIPE Investors” are to the PIPE Investors participating in the PIPE Financing pursuant to the terms of the Forward Purchase Agreements (together with their permitted transferees);
●	“GAAP” are to accounting principles generally accepted in the United States of America;
●	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
●	“IPO registration statement” are to the Registration Statements on Form S-1 (File Nos. 333-251639 and 333-252056) filed by NGA in connection with its initial public offering, which became effective on January 12, 2021;
●	“IRS” are to the U.S. Internal Revenue Service;
●	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;
●	“L4” are to high automation driving, which provides for self-driving with no driver present within certain defined use cases, such as semi-truck driving between transfer points in certain regions in the United States, based on the commonly accepted standards published by SAE International;
●	“Merger” are to the merger of Merger Sub with and into Embark, with Embark surviving the merger as a wholly owned subsidiary of Embark Technology (formerly NGA);
●	“Merger Agreement” are to the Agreement and Plan of Merger dated June 22, 2021 by and among NGA, Embark and Merger Sub;
●	“Minimum Cash Condition” are to the Trust Amount and the PIPE Financing Amount and the amount of any cash investments made into Embark after the date of the Merger Agreement and prior to the Closing Date which remain on Embark’s balance sheet at Closing, in the aggregate, being greater than $295 million;
●	“Nasdaq” are to The Nasdaq Stock Market LLC;
●	“NGA” are to Northern Genesis Acquisition Corp. II prior to the Business Combination;
●	“NGA Board” are to the board of directors of NGA prior to the Business Combination;

●	“NGA Common Stock” are to NGA’s shares of common stock, par value $0.0001 per share, issued and outstanding, prior to the Business Combination, including the public shares and the Founder Shares;
●	“NGA Bylaws” are to the bylaws of NGA in effect immediately before the closing of the Business Combination;
●	“NGA Charter” are to the Amended and Restated Certificate of Incorporation of NGA in effect immediately before the closing of the Business Combination;
●	“NGA IPO” are to NGA’s initial public offering that was consummated on January 15, 2021;
●	“NGA Organizational Documents” are to the NGA Charter and the NGA Bylaws;
●	“NGA units” and “units” are to the units of NGA, each unit representing one NGA share of common stock and one-third of one redeemable warrant, that were offered and sold by NGA in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);
●	“Nasdaq” are to the Nasdaq Global Market;
●	“Permitted Trust” are to the definition set forth in the Embark Technology Charter;
●	“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;
●	“PIPE Financing” are to the purchase of shares of Class A common stock pursuant to the Subscription Agreements, and the purchase of shares of Class A common stock and warrants pursuant to the Forward Purchase Agreements;
●	“PIPE Financing Amount” are to the aggregate gross purchase price received by NGA prior to or substantially concurrently with Closing for the shares and warrants in the PIPE Financing;
●	“PIPE Investors” are to those certain investors participating in the PIPE Financing pursuant to the Subscription Agreements or the Forward Purchase Agreements;
●	“private placement warrants” are to the redeemable warrants that were purchased by the Sponsor in connection with the IPO and certain working capital warrants acquired in connection with the Closing;
●	“pro forma” are to giving pro forma effect to the Business Combination;
●	“public shares” are to the shares of NGA Common Stock (including those that underlie the units) that were offered and sold by NGA in its initial public offering and registered pursuant to the IPO registration statement or the shares of our Class A common stock issued as a matter of law upon the conversion thereof following the Business Combination, as context requires;
●	“public stockholders” are to holders of public shares, whether acquired in the NGA IPO or acquired in the secondary market;
●	“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by NGA in its initial public offering and registered pursuant to the IPO registration statement or to the redeemable warrants of Embark Technology issued as a matter of law upon the conversion thereof following the Business Combination, as context requires;
●	“redemption” are to each redemption of public shares for cash pursuant to NGA Organizational Documents;

v

●	“Registration Rights Agreement” are to the Registration Rights Agreement entered into at Closing, by and among Embark Technology, the Sponsor and certain former stockholders of Embark;
●	“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;
●	“SEC” are to the United States Securities and Exchange Commission;
●	“Securities Act” are to the Securities Act of 1933, as amended;
●	“Sponsor” are to Northern Genesis Sponsor II LLC, a Delaware limited liability company;
●	“Sponsor Support Agreement” are to that certain Support Agreement, dated June 22, 2021, by and among the Sponsor, NGA and Embark, as amended and modified from time to time;
●	“Subscription Agreements” are to the subscription agreements pursuant to which (together with the Forward Purchase Agreements) the PIPE Financing will be consummated;
●	“Sunset Date” are to the date on which all outstanding shares of Class B Common Stock have been converted into Class A Common Stock;
●	“Trigger Date” are to the date that is the earlier of (i) the second anniversary of the effective date of the Embark Technology Charter or (ii) the first anniversary of the first date on which the last sales price of the Class A Common Stock has equalled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like following effective date of the Embark Technology Charter) for any twenty trading days (whether or not consecutive) within any 30-day trading period commencing at least one hundred fifty (150) days following the effective date of the Embark Technology Charter
●	“Trust Account” are to the trust account established at the consummation of the NGA IPO and maintained by Continental, acting as trustee;
●	“Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy NGA’s obligations to its stockholders (if any) that exercise their redemption rights; and
●	“warrants” are to private placement warrants and public warrants.

Additionally, unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Embark, which became the business of Embark Technology and its subsidiaries following the Closing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward- looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

●	our public securities’ potential liquidity and trading;
●	our ability to raise financing in the future;
●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
●	the impact of the regulatory environment and complexities with compliance related to such environment;
●	factors relating to the business, operations and financial performance of Embark Technology and its subsidiaries, including:
●	the impact of the COVID-19 pandemic;
●	the ability of Embark Technology to maintain an effective system of internal controls over financial reporting;
●	the nature of autonomous driving as an emerging technology;
●	Embark’s limited operating history;
●	the acceptance of Embark’s technology by users and stakeholders in the freight transportation industry;
●	the expected success of Embark’s business model, including its ability to maintain and develop customer relationships;
●	the ability of Embark to maintain a successful manufacturer-agnostic approach to its technology;
●	the ability of Embark to achieve and maintain profitability in the future;
●	other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”

Unless context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Embark, which became the business of Embark Technology following the Closing.

Our Company

Embark develops technologically advanced autonomous driving software for the truck freight industry and offers a carefully constructed business model that is expected to provide the industry with the most attractive path to adopting autonomous driving. Specifically, Embark has developed a Software as a Service (“SaaS”) platform designed to interoperate with a broad range of truck OEM platforms, forgoing complicated and logistically challenging truck building or hardware manufacturing operations in favor of focusing on a superior driving technology. At scale, domestic shippers and carriers will be able to access Embark technology via a subscription software license selected as an option at the time they specify the build of new semi-trucks.

Headquartered in San Francisco, California and backed by leading Silicon Valley venture capital firms, Embark’s history as the industry’s longest running autonomous truck driving program is replete with technological firsts that include, but are not limited to:

●	the first coast-to-coast autonomous truck drive,
●	the first to reach 100,000 autonomous miles on public roads,
●	the first to successfully open autonomous transfer points for human- autonomous vehicle (“AV”) handoff.

Embark’s founding team includes roboticists and its broader team includes numerous computer scientists, many with advanced degrees and experience at other leading robotics and autonomous vehicle companies and academic programs.

Embark has also spent considerable time and effort refining its business model. Embark is initially deploying its leading-edge technology in a very focused manner, targeting freight highway miles between transfer points located next to metropolitan areas in the lower “Sunbelt” region of the United States ( the “U.S.”), leaving the “last mile” of driving to and from the transfer points to the industry’s highly skilled human drivers. Embark’s strategy is distinct from other industry players which seek to provide more complicated “end to end” autonomous driving that would entirely displace human drivers and potentially place these companies in competition with the industry’s carriers. Unlike those competitors, Embark anticipates working with the industry’s existing players to help them bring autonomous driving technology to market on their own terms. In addition, Embark believes its solution will be the safest and most reliable in the industry because of its disciplined geographic focus and emphasis on software development, which stands in contrast to Embark’s competitors that focus on multiple domestic markets simultaneously, manufacturing autonomous trucks and/or competing directly with semi-truck OEMs or legacy carriers.

Embark’s business model focus does not come at any significant commercial expense for Embark’s stockholders because the serviceable market Embark is targeting is significant. Embark currently targets the rapidly growing $700 billion U.S. truck freight market, and its initial commercial phase targets 236 billion serviceable miles within this market. The industry has had to face significant pressures from the growth of e-commerce and the well-documented shortage of skilled drivers, and therefore has powerful incentives to adopt autonomous driving solutions to both improve capacity and reduce costs. In addition, Embark’s cooperative model has already had traction with many of the industry’s leading shippers and carriers. In short, Embark believes the freight truck market is poised for a dramatic sea change that will result in an industry that is more profitable, less polluting and provides a more humane lifestyle for its skilled drivers thanks to autonomous driving technology. Embark is the best positioned company in the industry to lead this transformation.

Risk Factors

Embark’s business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that Embark Technology faces in connection with the successful implementation of its strategy and the growth of its business. In particular, the following considerations, among others, may offset its competitive strengths or have a negative effect on its business strategy, which could cause a decline in the price of shares of Class A common stock or warrants and result in a loss of all or a portion of your investment:

●	Autonomous driving is an emerging technology and involves significant risks and uncertainties.
●	Embark has a limited operating history and an unproven business model in a new market and faces significant challenges as its industry is rapidly evolving.
●	Embark’s technology may raise safety or other automation-related concerns causing it to fail to gain acceptance from users and other stakeholders in the freight transportation industry.
●	Embark’s autonomous driving technology and related hardware and software could have undetected defects, errors or bugs in hardware or software.
●	The operation of autonomous semi-trucks may be unfamiliar to Embark’s users and other road users.
●	Embark operates in a highly competitive market and some market participants have substantially greater resources. Embark competes against a large number of both established competitors and new market entrants.
●	Disruptions to the trucking industry, including changes in transportation and shipping infrastructure, could adversely impact Embark’s business and operating results.
●	Embark’s business model depends on acceptance of its technology by third-party carriers and shippers and Embark’s existing relationships with key business partners.
●	Embark relies on third-party suppliers and because some of the key components in Embark’s systems come from limited or sole sources of supply, Embark is susceptible to supply shortages, long lead times for components, and supply changes, or system unavailability, any of which could disrupt its supply chain and could delay deliveries of Embark’s products to users.
●	Embark’s approach of creating a manufacturer-agnostic product exposes it to the risk of exclusive competitor partnerships and other challenges that limit integration of its technology to products of multiple OEMs.
●	Embark is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.
●	Embark expects to engage in resource-intensive R&D and commercialization activities for the foreseeable future, which may require it to raise additional funds and these funds may not be available to Embark on attractive terms when it needs them, or at all.
●	Embark may be subject to risks associated with potential future strategic alliances, partnerships, investments or acquisitions, all of which could divert management’s attention, result in Embark incurring significant costs or operating difficulties and dilution to its stockholders, disrupt its operations and adversely affect its business, results of operations or financial condition.
●	The forecast of Embark’s operating and financial results relies in large part upon assumptions and analyses developed by its management team. If these assumptions or analyses prove to be incorrect, Embark’s actual operating results may be materially different from its forecasted results.
●	Embark depends on the experience and expertise of its senior management team, technical engineers, and certain key employees.
●	Embark has experienced rapid growth in recent periods and expects to continue to invest in its growth for the foreseeable future. If Embark fails to manage its growth effectively, it may be unable to execute its business plan, maintain high levels of service, or adequately address competitive challenges.
●	Embark’s management team has limited experience managing a public company.
●	Embark may be subject to breach of contract, product liability or warranty claims and other legal proceedings in the ordinary course of business that could result in significant direct or indirect costs, including reputational harm, increased insurance premiums or the need to self-insure.
●	OEMs and their suppliers may experience significant delays in the manufacture and launch of Embark- enabled autonomous semi-trucks, which could harm Embark’s business and prospects.
●	If Embark’s autonomous vehicle technologies fail to perform as expected, are inferior to those of its competitors, or are perceived as less safe or more expensive than those of its competitors or non- autonomous vehicles, Embark’s financial performance and prospects would be adversely impacted.
●	The Embark Founders are expected to have control over all stockholder decisions because they control a substantial majority of Embark’s voting power through “high vote” voting stock.
●	Pandemics and epidemics, including the ongoing COVID-19 pandemic, natural disasters, terrorist activities, political unrest, and other outbreaks could have a material adverse impact on Embark’s business.
●	Embark has identified deficiencies that together constitute a material weakness in its internal control over financial reporting as of December 31, 2019 and 2020. If Embark fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Embark.
●	Embark has not historically been required to establish and maintain public company-quality internal control over financial reporting.
●	Embark holds no patents on its products, and it may not be successful in its planned patent applications. Embark employs proprietary technology (know-how) and information that may be difficult to protect.
●	Embark may become subject to litigation brought by third parties claiming infringement, misappropriation or other violation by Embark of their intellectual property rights.
●	Embark utilizes open source software, which may pose particular risks to its proprietary software, technologies, products, and services in a manner that could harm its business.
●	Embark is exposed to, and may be adversely affected by, interruptions to its information technology systems and networks and sophisticated cyber-attacks.
●	Embark collects, processes, transmits, and stores personal information in connection with the operation of its business and is subject to various data privacy and consumer protection laws.
●	Embark operates in a highly regulated industry and increased costs of compliance with, or liability for violation of, existing or future regulations could have a materially adverse effect on Embark’s business.

●	The trucking industry is subject to economic, business and regulatory factors that are largely beyond Embark’s and its partners’ control, any of which could have a material adverse effect on the operations of its partners and ultimately on Embark.

Accounting Treatment

The Business Combination was accounted for as a reverse recapitalization, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under the guidance in ASC 805, Embark Technology was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Embark issuing stock for the net assets of Embark Technology, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Embark.

Corporate Information

We incorporated under the name “Northern Genesis Acquisition Corp. II” on September 25, 2020 as a Delaware corporation for purposes of effecting a merger, share exchange, assed acquisition, share purchase, reorganization or similar business combination with one or more businesses. On November 10, 2021, we changed our name to “Embark Technology, Inc.” in connection with the closing of the Business Combination.

Our principal executive office is located at 424 Townsend Street, San Francisco, CA 94107. Our telephone number is (415) 671-9628. Our website address is www.embarktrucks.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Embark Technology’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of NGA’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

RISK FACTORS

An investment in Embark Technology involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the financial statements and the related notes appearing elsewhere in this prospectus, before making an investment decision. Additional risks and uncertainties, that Embark does not presently consider to be material or of which Embark is not presently aware, also may become important factors that affect the business, results of operations or financial condition of Embark, or the likelihood or effects of the Business Combination, that may materially and adversely affect the trading price of Embark Technology’s Class A common stock and warrants. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

References in this section to "Embark," or the "Company" are to Embark Trucks, Inc. prior to the Business Combination and to Embark Technology, Inc., following the Business Combination.

Risks Related to Embark’s Technology, Business Model, and Industry

Autonomous driving is an emerging technology and involves significant risks and uncertainties.

Embark’s autonomous vehicle technology is highly dependent on internally-developed technology as well as on partnerships with third parties that could include semi-truck OEMs, carriers and other suppliers. Embark develops and integrates its autonomous driving technology and works with OEMs and other suppliers to develop autonomous driving technology hardware.

While Embark’s autonomous driving technology, including the Embark Universal Interface, Embark Driver and Embark Guardian is designed to be compatible with all major OEM platforms, Embark does not control many aspects of semi-truck production. The timely development and performance of its autonomous driving programs is dependent on the materials, cooperation, and quality delivered by OEMs and other production stakeholders. Embark’s technology is designed to interface with systems and components outside of its design and production control, including those related to braking, steering and gear shifting. There can be no assurance that those applications can be developed and validated at the high reliability standard required L4 autonomous driving in a cost-effective and timely manner. Embark’s dependence on OEMs exposes it to the risk that components manufactured by OEMs or other suppliers could contain defects that would cause Embark’s autonomous driving technology to not operate as intended.

In addition, Embark’s autonomous driving technology may be implemented to complement the infrastructure used by its shipper and/or carrier partners, and an appropriate implementation will require the cooperation of these partners. A failure of a shipper or carrier partner to provide required information, resources or other support may slow or compromise aspects of its technology either in the implementation phase or operationally.

Although Embark believes that its algorithms, data analysis and processing, and artificial intelligence technology are promising, it cannot assure you that its technology will achieve the necessary reliability for L4 autonomy at commercial scale. For example, Embark is always improving its technology in terms of handling non-compliant driving behavior by other cars on the road as well as other real world conditions. There can be no assurance that Embark’s data analytics and artificial intelligence could predict every single potential issue that may arise during the operation of its technology.

Embark currently directly operates a small R&D fleet of trucks to further develop its autonomous driving technology and demonstrate its technology. To date, all of Embark’s autonomous miles driven have been “driver in.” There can be no assurance that Embark will successfully transition to “driver out” operations on its expected schedule or that its R&D fleet will successfully develop and/or prove out its autonomous driving technology.

Embark has a limited operating history and an unproven business model in a new market and faces significant challenges as its industry is rapidly evolving. Its prospects may be considered speculative and any failure to commercialize its strategic plans would have an adverse effect on its operating results and business, harm its reputation and could result in substantial liabilities that exceed its resources.

Embark commenced operations in 2016 and launched its Partner Development Program in April 2021, a program to bring together leading shippers and carriers to work on autonomous trucking technology. Embark’s business model relies on the adoption of its autonomous vehicle technology by its partner carriers and the continued cooperation of OEMs with its universal interface. While Embark believes this model is an efficient way to develop and implement its technology, its business model is unproven and there can be no assurance that an alternative model adopted by its competitors in the autonomous vehicle space will not prove superior. In addition, the market for autonomous vehicle technology is rapidly evolving.

You should consider Embark’s business and prospects in light of the risks and challenges it faces as a new entrant into a novel industry, including, among other things, with respect to its ability to:

●	navigate an evolving and complex regulatory environment and product liability regime;
●	design, outfit, and produce safe, reliable, and quality L4 autonomous semi-trucks equipment with its OEM partners on an ongoing basis;
●	improve and enhance its software and autonomous technology;
●	design, and develop software and technology in a timely manner;
●	establish and expand its user base among shippers and carrier partners;
●	successfully market its other products and services;
●	properly price its products and services;
●	improve and maintain operational efficiency;
●	maintain a reliable, secure, high-performance, and scalable technology infrastructure;
●	attract, retain, and motivate talented employees;
●	enter into successful strategic relationships with carriers, OEMs and shippers;
●	protect its intellectual property;
●	keep its technology secure and compliance with data privacy and cybersecurity requirements;
●	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and
●	build a well-recognized and respected brand.

If Embark fails to address any of these risks and challenges, its business may be materially and adversely affected and Embark may be forced to alter its business model in ways that are difficult to predict, including by providing direct service to shippers or reevaluating its relationships with OEMs. There are also a number of additional challenges to L4 autonomous driving, many of which are not within Embark’s control, including market acceptance of autonomous driving, governmental licensing requirements, concerns regarding data security and privacy, actual and threatened litigation (whether or not a judgment is rendered against Embark), and any general negative perceptions regarding autonomous vehicle technology due to safety, security, job displacement or other reasons. There can be no assurance that the market will accept Embark’s technology, in which case its future business, results of operations and financial condition could be adversely affected.

To implement Embark’s business plan additional capital may be required beyond the amount raised to date. Furthermore, the implementation of a new business model (or an alternative business model) in an evolving industry poses a number of challenges, many of which are beyond Embark’s control, including unknown future challenges and opportunities, substantial risks and expenses in the course of entering new markets and undertaking marketing activities. The likelihood of Embark’s success must be considered in light of these risks, expenses, complications, delays, and the competitive environment in which it operates. There is, therefore, substantial uncertainty as to whether Embark’s business plan will prove successful, and it may not be able to generate significant revenue, raise additional capital, or operate profitably. Embark will continue to encounter risks and difficulties frequently experienced by early stage commercial companies, including scaling up infrastructure and headcount, and may encounter unforeseen expenses, difficulties, or delays in connection with its growth. While Embark’s business model is designed to be minimally capital intensive, there can be no assurance that its expectation regarding future capital requirements will be correct.

Embark’s technology may raise safety or other automation-related concerns causing it to fail to gain acceptance from users and other stakeholders in the freight transportation industry.

Demand for autonomous driving technology depends to a large extent on general, economic, political, and social conditions in a given market. The market opportunities Embark is pursuing are at an early stage of development, and it is difficult to predict user demand or adoption rates for its solutions, or the future growth of the markets in which Embark operates. Despite the fact that the automotive industry has engaged in considerable effort to research and test L2 and L3 autonomous cars, Embark technology targeting L4 autonomous semi-trucks requires significant investment and may never be commercially successful on a large scale, or at all. Embark relies on its existing partnerships with carriers and shippers, as well as its ability to develop new partnerships, to implement its autonomous vehicle technology. If carriers fail to embrace Embark’s technology or cost pressure and current labor markets change in the future, its technology may not become adopted by enough carriers to make Embark’s business model commercially viable. In addition, Embark may rely on OEM manufacturer adoption of certain software and/or hardware requirements to operate profitably which may not occur, or occur in part or on a longer time frame than Embark anticipates.

Further, even if Embark succeeds in operating at commercial scale, because of the disruptive nature of its business to the freight transportation industry, key industry participants may not accept its technology, may develop competing services or may otherwise seek to subvert its efforts. For example, autonomous semi- trucks might displace individual semi-truck drivers and small fleet owners. Labor unions, workforce activists, regulators or political leaders may also raise concerns about autonomous semi-trucks displacing drivers or otherwise negatively affecting employment opportunities, as has been the case in other industries that have been subject to automation. This has in the past resulted, and could in the future result, in negative publicity, lobbying efforts to U.S. local, state, and federal, lawmaking authorities, or equivalent authorities in the foreign jurisdictions in which Embark seeks to do business, to implement legislation or regulations that make it more difficult to operate its business or boycotts of it or its users. While Embark is primarily focused on the domestic U.S. market, any future operations in foreign jurisdictions would require Embark to address complex, evolving and unique regulatory regimes and implicate political questions regarding the national interest of such countries in their domestic shipping industry. Any such occurrences could materially harm Embark’s future business.

Additionally, regulatory, safety, and reliability issues, or the perception thereof, many of which are outside of Embark’s control, could also cause the public or its potential partners and users to lose confidence in autonomous solutions in general. The safety of such technology depends in part on user interaction and users, as well as other drivers, pedestrians, other obstacles on the roadways or other unforeseen events. For example, there have been several crashes involving automobiles using other autonomous driving technology resulting in death or personal injury, including both fully autonomous vehicles and vehicles where autopilot features are engaged. Even though these incidents were unrelated to Embark’s technology, such cases resulted in significant negative publicity and, in the future, could result in suspension or prohibition of self- driving vehicles. If safety and reliability issues for autonomous driving technology cannot be addressed properly, Embark’s business, prospects, operating results, and financial condition could be materially harmed.

Embark’s autonomous driving technology and related hardware and software could have undetected defects, errors or bugs in hardware or software which could create safety issues, reduce market adoption, damage its reputation with current or prospective users, result in product recalls or other actions, or expose it to product liability and other claims that could materially and adversely affect its business.

Embark’s autonomous driving technology is highly technical and very complex, and has in the past and may in the future experience defects, errors or bugs at various stages of development. Embark may be unable to timely correct problems to its partners’ and users’ satisfaction. Additionally, there may be undetected errors or defects especially as it introduces new systems or as new versions are released. These risks are particularly significant in the freight transport market given the high potential value of each load, as any such errors or defects could result in costly delays or losses, leading to the delay or prevention of the adoption of autonomous driving technology in trucks.

There can be no assurance that Embark will be able to detect and fix any defects in its products prior to their sale to or installation for customers. Errors or defects in Embark’s products may only be discovered after they have been tested, commercialized, and deployed. If that is the case, Embark may incur significant additional development costs and product recall, repair or replacement costs, or liability for personal injury or property damage caused by such errors or defects, as these issues could result in claims against it. Embark’s reputation or brand may be damaged as a result of these problems and users may be reluctant to use its services, which could adversely affect its ability to retain existing users and attract new users, and could materially and adversely affect its financial results.

In addition, Embark could face material legal claims for breach of contract (e.g. with one or more of its partners), product liability, tort or breach of warranty, or be required to indemnify others, as a result of these problems. Any such lawsuit may cause irreparable damage to Embark’s brand and reputation. In addition, defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Embark and its services. Additionally, Embark is operating in an emerging market with an undefined insurance liability framework and evolving expectations regarding indemnifications obligations. As the market terms for indemnification and insurance are established, they may develop in ways that are adverse to Embark. Embark’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Embark and its business could be materially and adversely affected.

The operation of autonomous semi-trucks may be unfamiliar to Embark’s users and other road users.

Embark has developed Embark Driver and Embark Guardian to automate Embark’s carrier partners’ semi-trucks but there can be no assurance that its technology will be perceived to be comparable to non- autonomous semi-trucks by carriers, other drivers or regulators. Embark’s proprietary artificial intelligence (“AI”) and machine vision capabilities are specifically engineered to interface with all major semi-truck OEMs and meet the demands of commercial trucks. In certain instances, these protections may cause the vehicle to behave in ways that are unfamiliar to drivers of non-autonomous driving trucks. For example, semi- trucks equipped with Embark’s L4 technology may adhere to safety rules in a stricter manner than some human drivers may be accustomed to.

Furthermore, there can be no assurance that Embark’s carrier partners will be able to properly adapt to the different operation processes for Embark’s L4 autonomous semi-trucks or that its Embark Universal Interface will continue to be compatible with semi-truck OEMs. For example, carriers may not be able to adapt their business processes to address activities such as the dispatching of trucks, pre-trip inspections, remote monitoring, and rescuing of trucks. Any accidents resulting from such failure to inspect, operate or maintain Embark’s L4 autonomous semi-trucks properly could harm its brand and reputation, result in adverse publicity, and product liability claims, and have a material adverse effect on its business, prospects, financial condition, and operating results.

Embark operates in a highly competitive market and some market participants have substantially greater resources. Embark competes against a large number of both established competitors and new market entrants.

The market for autonomous trucking and freight transport solutions is highly competitive. Many companies are seeking to develop autonomous trucking and delivery solutions. Competition in these markets is based primarily on technology, innovation, quality, safety, service, strategy, reputation, and price. Embark’s future success will depend on its ability to further develop and protect its technology in a timely manner and to stay ahead of existing and new competitors. Embark’s competitors in this market are working towards commercializing autonomous driving technology and may have substantial financial, marketing, research and development, and other resources. Some examples of Embark’s competitors include TuSimple, Waymo, Aurora, and Kodiak.

In addition, the carriers Embark serves operate in a competitive environment and face competition from other trucking companies that use autonomous or non-autonomous trucks, railroads, and air carriers. Traditional shipping fleets and other carriers operating with human drivers are still the predominant operators in the market. Because of the long history of such traditional freight transport companies serving the freight market, there may be many constituencies in the market that would resist a shift towards autonomous freight transport, which could include lobbying and marketing campaigns on a scale that Embark may not be able to successfully oppose, particularly because Embark’s technology will replace human- driven long haul semi-truck miles. In addition, the market leaders in the automotive industry (including the OEMs Embark has designed its technology to interface with) may start, or have already started, pursuing large scale deployment of autonomous vehicle technology on their own. These companies may have more operational and financial resources than Embark. Embark cannot guarantee that it will be able to effectively compete with them. Embark does not know how close these competitors are to commercializing autonomous driving systems.

Furthermore, although Embark believes that its technology is on the leading edge of autonomous vehicle development, many established and new market participants have entered or have announced plans to enter the autonomous vehicle market. Most of the existing participants have significantly greater financial, manufacturing, marketing, and other resources than Embark does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, and support of their products. New entrants may develop or leverage disruptive technology to commercialize their offerings more quickly than Embark. If existing competitors or new entrants are able to commercialize earlier than expected, Embark’s competitive advantage could be adversely affected.

Disruptions to the trucking industry, including changes in transportation and shipping infrastructure, could adversely impact Embark’s business and operating results.

Embark’s business and financial performance are affected by the health of the U.S. truck freight industry, which is reliant on infrastructure maintained by third parties and is affected by risks that are largely out of the control of industry participants.

Embark’s partners may experience capacity constraints due to increased demand for transportation services and decaying highway infrastructure. The 2015 FAST Act highway law that provided funding for infrastructure improvements was set to expire in September 2020, but was extended for an additional year. Bills that would provide significant federal funding to improve and maintain the nation’s deteriorating infrastructure have not been passed. Poor infrastructure conditions and roadway congestion could slow service times, reduce operating efficiency and increase maintenance expense for truck operators. Some states have taken infrastructure funding measures into their own hands and have explored or instituted road- usage programs, truck-only tolling, congestion pricing, and fuel tax increases. In addition, risks including harsh weather or natural disasters, such as hurricanes, tornadoes, fires and floods, global pandemics and acts of terrorism could further damage existing infrastructure. Damage or further deterioration of highway infrastructure could negative impact Embark’s partners and ultimately Embark’s business and operating results by increasing costs associated with truck freight. Similarly, a failure of continued investment in highway infrastructure or a redirection of government investment into rail or ocean freight infrastructure could negatively impact the truck freight industry and ultimately Embark.

Risks Related to Embark’s Dependence on Third Parties

Embark’s business model depends on acceptance of its technology by third-party carriers and shippers including through attracting new customers and retaining existing customers and Embark’s existing relationships with key business partners are subject to non-binding agreements which may be cancelled in the future. Business collaboration with partners is subject to risks, and these relationships may not lead to significant revenue. Any adverse change in Embark’s cooperation partners, including the cancellation of existing agreements, or failure to attract and retain customers could harm its business.

Embark does not intend to operate its own freight shipping network and Embark does not produce or sell complete semi-trucks. Accordingly, Embark’s business model depends on carriers and shippers specifying its technology into their new semi-trucks and OEMs continuing to be willing to allow Embark’s technology to be incorporated to their vehicles. The strategic business relationships are and will continue to be an important factor in the growth and success of Embark’s business. Embark has alliances and partnerships with certain such companies in the trucking and automotive industry to help Embark in its efforts to continue to enhance its technology, commercialize its solutions, and drive market acceptance. Embark has growing partnerships with leading carriers, such as Werner Enterprises, Bison Transport and certain shippers such as AB Inbev and will continue to cultivate these partnerships while establishing new ones in the future. There can be no assurance that these relationships will continue or that Embark’s efforts to develop new partnership will be successful. In addition, Embark will also need to identify and negotiate additional relationships with other third parties, such as those who can provide service centers, maintenance, refueling, roadside service, towing, sensor support, and financing services in connection with the build out of Embark’s Transfer Hub network or other aspects of its business. While Embark is pursuing partnerships with truck facility operators and expects to partner with other facility owners and real estate developers to build out its Transfer Hub network, there can be no assurance that these partnerships will continue or prove successful. Embark may not be able to successfully identify and negotiate definitive agreements with these third parties to provide the services Embark would require on terms that are attractive or at all, which would cause Embark to incur increased costs to develop and provide these capabilities.

Collaboration with these third parties is subject to risks, some of which are outside Embark’s control. Third parties may be unwilling to deepen a contractual partnership beyond the exploratory stage, may include onerous provisions or demand exclusivity or pricing concessions that would negatively impact Embark’s business model or growth. Embark could experience delays to the extent its partners do not meet agreed upon timelines or experience capacity constraints. Embark could also experience disagreement in budget or funding for any joint development project, including its Transfer Hubs. There is also a risk of other potential disputes with partners in the future, including with respect to intellectual property rights. Embark’s ability to successfully commercialize could also be adversely affected by perceptions about the quality of its partners’ trucks.

If Embark’s existing partner agreements were to be terminated, Embark may be unable to enter into new agreements on terms and conditions acceptable to Embark. Failure to obtain replacement partners or agreements could delay adoption of Embark’s technology or build out of its Transfer Hub network. Any of the foregoing could adversely affect Embark’s business, results of operations, and financial condition.

Embark relies on third-party suppliers and because some of the key components in Embark’s systems come from limited or sole sources of supply, Embark is susceptible to supply shortages, long lead times for components, and supply changes, or system unavailability, any of which could disrupt its supply chain and could delay deliveries of Embark’s products to users. In addition, any inability of Embark to adequately forecast supply and demand for its products or the manufacturing capacity of its suppliers and partners could result in a variety of inefficiencies in its business and hinder its ability to generate revenue.

Many of the components that are used to outfit semi-trucks with Embark’s autonomous technology are sourced from third-party suppliers. Component parts sourced from third parties include cameras, radars, LiDARs and GPS systems. Embark does not have any experience in managing a large supply chain to manufacture and deliver products at scale. In addition, some of the components come from limited or sole sources of supply. Embark is also dependent on its suppliers’ production timeline for supplying automotive- grade LiDAR at scale. Embark is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its technology. In addition, Embark’s agreements with its third party suppliers are non-exclusive and it is reasonably foreseeable that OEM relationships with such suppliers will be non-exclusive in the future. Embark’s suppliers may dedicate more resources to other companies, including Embark’s competitors. Embark may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption, product defect or material pricing change from suppliers of these components, Embark may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources.

In addition, Embark uses the services of certain software suppliers in its technology, such as cloud hosting providers, that Embark relies upon to meet its uptime, data security and other commercial commitments. Developing alternate sources of supply for these components or systems may be time- consuming, difficult, and costly and Embark may not be able to source these services on terms that are acceptable to it, or at all, which may undermine Embark’s ability to meet its requirements or to fill user orders in an appropriate manner.

Any interruption or delay in the supply of any of these parts, components or services, or the inability to obtain these parts, components or services from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect Embark’s ability to meet scheduled technology deliveries to users. This could adversely affect Embark’s relationships with its users and could cause delays in its ability to expand its operations. If Embark is unable to source necessary components for its Embark Universal Interface in quantities sufficient to meet its requirements on a timely basis, or is unable to ensure that OEMs are able to source Embark Universal Interface components, Embark will not be able to have sufficient ability to ensure user demand is met, which may result in users using competitive services instead of Embark’s.

Embark’s approach of creating a manufacturer-agnostic product exposes it to the risk of exclusive competitor partnerships and other challenges that limit integration of its technology to products of multiple OEMs.

While Embark designed its platform, the Embark Universal Interface, with the aim to access the broadest market by allowing carriers and shippers to utilize Embark’s services while still maintaining their OEM of choice, this aim of universality means that Embark’s relationships with OEMs are neither binding nor exclusive. If a competitor chooses to sign an exclusivity agreement with an OEM that prevents Embark from outfitting those manufacturer’s semi-trucks, Embark’s ability to reach production commitments at the intended breadth will be materially and adversely affected. Embark’s potential inability to ensure a particular OEM’s trucks are outfitted with Embark technology may materially and adversely impact its value proposition to shippers’ and carriers’ that utilize or may wish to utilize that OEM’s semi-trucks.

If a competitor comes to a preferential agreement with an OEM that requires the OEM preferentially manufacture semi-trucks for the competitor over Embark-equipped customers, this will put Embark at a competitive disadvantage in terms of its ability to fulfill orders in a timely manner. This will expose Embark to additional risks from manufacturer bottlenecks and component shortages. Any potential delay or interruption in Embark’s ability to ensure demand is met may lead its customers to seek a competitor instead. If changing market conditions dictate Embark to pursue exclusivity or preferential agreements with an OEM manufacturer, there can be no assurance that Embark will be successful in doing so.

OEMs operate in a highly competitive industry that pushes OEMs to constantly make changes to their products. Although, Embark believes that its product can be successfully integrated to semi-trucks of multiple OEMs, changes made by OEMs to their products and other unforeseen technological developments might limit integration of Embark’s platform to products of multiple OEMs or make such integration more difficult. Furthermore, Embark’s model exposes it to differing requirements among OEMs which may require it to expend more resources than competitors that work with a single OEM. Such technological developments may have material and adverse effects of Embark’s business, results of operations, and financial condition.

Embark depends on an international supply chain that is subject to risk of foreign regulatory requirements and trade policy.

Many of the components that Embark requires for outfitting its trucks are sourced from international third-party suppliers. Changes in global political, regulatory and economic conditions, or in laws and policies governing foreign trade, manufacturing, development, and investment in the territories or countries where Embark currently purchases components, could adversely affect its business. The United States has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the United States, economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the United States and other countries. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect Embark’s business. For example, such changes could adversely affect the automotive market, and Embark’s ability to access key components. It may be time-consuming and expensive for Embark to alter its business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on its business, financial condition and results of operations.

Risks Related to Embark’s Financial Position and Need for Additional Capital

Embark is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.

Embark incurred net losses of $15.3 million and $21.5 million for the years ended December 31, 2019 and 2020, respectively and has not recognized revenue to date. Embark has successfully shipped freight for shippers and carriers to utilizing its technology and Transfer Hub network but there is no guarantee that Embark’s partnership model will get traction, grow or otherwise be successful or achieve sufficient scale for commercial viability. Embark’s potential profitability is dependent upon a number of factors, many of which are beyond its control.

Embark expects the rate at which it will incur losses to be significantly higher in future periods as Embark:

●	designs, develops, manufactures and implements its Embark Universal Interface;
●	seeks to achieve and commercialize full L4 autonomy for its Embark-equipped semi-trucks;
●	expands its design, development, maintenance, and repair capabilities;
●	responds to competition in the autonomous driving market and from traditional freight transportation providers;
●	responds to evolving regulatory developments in the nascent autonomous vehicle market;
●	increases its sales and marketing activities; and
●	increases its general and administrative functions to support its growing operations following the Transactions.

Because Embark will incur the costs and expenses from these efforts before it receives any incremental revenue, its losses in future periods will be significant. In addition, Embark may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenue, which would further increase its losses. In particular, Embark expects to incur substantial and potentially increasing research and development (“R&D”) costs. Embark’s R&D costs were $13.7 million and $18.8 million during the years ended December 31, 2019 and 2020, respectively, and are likely to grow in the future. While Embark expects to operate a small fleet of semi-trucks for purposes of R&D and does not intend to maintain a large scale freight network of Embark-owned semi-trucks, the acquisition and maintenance of semi-trucks is expensive, and changing market conditions may force Embark to alter its business model in the future necessitating a larger fleet. Because Embark accounts for R&D as an operating expense, these expenditures will adversely affect its results to operations in the future. Further, Embark’s R&D program may not produce successful results, and Embark’s new products may not achieve market acceptance, create additional revenue, or become profitable.

Embark expects to engage in resource-intensive R&D and commercialization activities for the foreseeable future, which may require it to raise additional funds and these funds may not be available to Embark on attractive terms when it needs them, or at all. If Embark cannot raise additional funds on attractive terms when it needs them, its operations and prospects could be negatively affected.

The commercialization of technology and Transfer Hub network is expected to require significant capital expenditures. To date, Embark has not generated any revenue and financed its operations primarily through equity financing and the proceeds from the Business Combination (including the PIPE Investment). Embark will need to raise additional capital to continue to fund its research and development and commercialization activities and to improve its liquidity position. Embark’s ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market volatility, investor acceptance of its business plan, regulatory requirements, including foreign investment reviews, and the successful development of its autonomous technology. These factors may make the timing, amount, terms, and conditions of such financing unattractive or unavailable to Embark.

Embark may raise these additional funds through the issuance of equity, equity related, or debt securities. To the extent that Embark raises additional financing by issuing equity securities or convertible debt securities, stockholders of the combined business may experience substantial dilution, and to the extent Embark engages in debt financing, it may become subject to restrictive covenants that could limit its flexibility in conducting future business activities. Financial institutions may request credit enhancement such as third-party guarantee and pledge of equity interest in order to extend loans to Embark. Embark cannot be certain that additional funds will be available to it on attractive terms when required, or at all. If Embark cannot raise additional funds when it needs them, its financial condition, results of operations, business, and prospects could be materially adversely affected.

Embark may be subject to risks associated with potential future strategic alliances, partnerships, investments or acquisitions, all of which could divert management’s attention, result in Embark incurring significant costs or operating difficulties and dilution to its stockholders, disrupt its operations and adversely affect its business, results of operations or financial condition.

Although Embark has no current acquisition plans, if appropriate opportunities arise, it may acquire additional assets, products, technology or businesses that are complementary to its existing business. Any future acquisitions and the subsequent integration of new assets and businesses would require significant attention from Embark’s management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations, and consequently its results of operations and financial condition. Acquired assets or businesses may not generate the financial results Embark expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

The forecast of Embark’s operating and financial results relies in large part upon assumptions and analyses developed by its management team. If these assumptions or analyses prove to be incorrect, Embark’s actual operating results may be materially different from its forecasted results.

The projected financial and operating information of Embark reflects current estimates of future performance made by it. Whether actual operating and financial results and business developments will be consistent with those expectations and assumptions depends on a number of factors, some of which are outside Embark’s control, including, but not limited to:

●	its ability to develop and commercialize its technology in a timely manner;
●	its ability to obtain sufficient capital and successfully execute its growth strategy;
●	its ability to manage its growth;

●	its ability to partner with carriers;
●	its ability to secure and maintain required strategic supply arrangements;
●	projected improvements in technology;
●	its ability to maintain relationships with major OEMs;
●	positive developments in the regulatory environment for autonomous vehicles;
●	competition, including from established and future competitors;
●	its ability to attract and retain management or other employees who possess specialized market knowledge and technical skills; and
●	the overall strength and stability of the U.S. economy.

Unfavorable changes in any of these or other factors, including the impact of ongoing supply chain constraints, some of which are beyond Embark’s control, could cause actual results to differ materially from forward-looking information included in this prospectus, and could materially and adversely affect Embark’s business, results of operations or financial condition.

Risks Related to Embark’s Employees and Business Operations

Embark depends on the experience and expertise of its senior management team, technical engineers, and certain key employees, and the loss of any executive officer or key employee, or the inability to identify and recruit executive officers, technical engineers, and key employees in a timely manner, could harm its business, operating results, and financial condition.

Embark’s success depends largely upon the continued services of its key executive officers and certain key employees. Embark relies on its executive officers and key employees in the areas of business strategy, research and development, marketing, sales, services, and general and administrative functions. From time to time, there may be changes in Embark’s executive management team or key employees resulting from the hiring or departure of executives or key employees, which could disrupt Embark’s business. Embark does not maintain key-man insurance for any member of its senior management team or any other employee. Embark does not have employment agreements with its executive officers or other key personnel that require them to continue to work for it for any specified period and, therefore, they could terminate their employment with Embark at any time. The loss of one or more of Embark’s executive officers or key employees could have a serious adverse effect on its business.

To execute Embark’s growth plan, it must attract and retain highly qualified personnel. Competition for these personnel is intense in the technology industry, especially for engineers with high levels of experience in artificial intelligence and designing and developing autonomous driving related algorithms. Furthermore, it can be difficult to recruit personnel from other geographies to relocate to Embark’s San Francisco based headquarters. Embark may also need to recruit highly qualified technical engineers internationally and therefore subject it to the compliance of relevant immigration laws and regulations. Embark has, from time to time, experienced, and expects to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which Embark competes for experienced personnel have greater resources and can offer more attractive compensation packages for new employees. If Embark hires employees from competitors or other companies, their former employers may attempt to assert that these employees or Embark has breached their legal obligations, resulting in a diversion of Embark’s time and resources and potentially in litigation. Conversely, if competitors are able to attract key Embark employees to leave, Embark may face the risk of losing valuable intellectual property and key talent. In addition, job candidates and existing employees often consider the value of the share incentive awards they receive in connection with their employment. If the perceived value of Embark’s share awards declines, it may adversely affect its ability to recruit and retain highly skilled employees. If Embark fails to attract new personnel on a timely basis or fail to retain and motivate its current personnel, it may not be able to commercialize and then expand its technology offering in a timely manner and its business and future growth prospects could be adversely affected.

Embark’s business plan, particularly Embark Guardian, also relies on hiring qualified personnel tasked with providing support and monitoring of trucks equipped with its technology. As a new type of job in an emerging field, Embark might have difficulty hiring, training and retaining enough qualified personnel with success. Embark’s potential inability hire and train enough personnel for those tasks might inhibit or delay its growth, which might have a materially adverse effect on its business, financial condition and results of operations.

Embark has experienced rapid growth in recent periods and expects to continue to invest in its growth for the foreseeable future. If Embark fails to manage its growth effectively, it may be unable to execute its business plan, maintain high levels of service, or adequately address competitive challenges.

Embark has recently experienced a period of rapid growth in its headcount and operations. Embark’s number of full-time employees has increased significantly over the last few years, from 43 employees as of January 1, 2019 to 112 employees as of December 31, 2020. The recent rapid growth in Embark’s business has placed, and is expected to continue to place, a significant strain on its managerial, administrative, operational, and financial resources, as well as its infrastructure. Embark plans to continue to expand its operations in the future. Embark’s success will depend in part on its ability to manage this growth effectively and execute its business plan. To manage the expected growth of Embark’s operations and personnel, Embark will need to continue to improve its operational, financial, and management controls and its reporting systems and procedures.

Embark relies heavily on information technology (“IT”) systems to manage critical business functions. To manage growth effectively, Embark must continue to improve and expand its infrastructure, including IT, financial, and administrative systems and controls. In particular, Embark may need to significantly expand its IT infrastructure as the amount of data it stores and transmits increases over time, which will require that Embark both utilize existing IT products and adopt new technology. If Embark is not able to scale its IT infrastructure in a cost-effective and secure manner, its ability to offer competitive solutions will be harmed and its business, financial condition, and operating results may suffer.

Embark must also continue to manage its employees, operations, finances, research and development, and capital investments efficiently. Embark’s productivity and the quality of its solutions may be adversely affected if Embark does not integrate and train its new employees quickly and effectively or if it fails to appropriately coordinate across its executive, research and development, technology, service development, analytics, finance, human resources, marketing, sales, operations, and customer support teams. As Embark continues to grow, it will incur additional expenses, and its growth may continue to place a strain on its resources, infrastructure, and ability to maintain the quality of its technology and service. If Embark does not adapt to meet these evolving challenges, or if the current and future members of its management team do not effectively manage its growth, the quality of its solutions may suffer and its corporate culture may be harmed. Failure to manage Embark’s future growth effectively could cause Embark’s business to suffer, which, in turn, could have an adverse impact on its business, financial condition, and operating results.

Embark’s management team has limited experience managing a public company.

Embark is a newly publicly traded company and most of the members of its anticipated management team have limited, if any, experience managing a publicly- traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Embark’s management team may not successfully or efficiently manage its transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Embark’s senior management and could divert their attention away from the day-to-day management of its business, which could adversely affect its business, financial condition, and operating results.

Embark may be subject to breach of contract, product liability or warranty claims and other legal proceedings in the ordinary course of business that could result in significant direct or indirect costs, including reputational harm, increased insurance premiums or the need to self-insure, which could adversely affect its business and operating results.

Embark’s technology is used for autonomous driving, which presents the risk of significant injury, including fatalities. Embark may be subject to claims if one of its or a carrier partners’ semi-truck is involved in an accident and persons are injured or purport to be injured or if property is damaged either directly through a product liability claim, or indirectly via an indemnification demand or breach of partnership contract claim or otherwise. Embark may face claims arising from or related to misuse or claimed failures of its software. Any liability claim may subject Embark to lawsuits and substantial monetary damages, product recalls or redesign efforts, and even a meritless claim may require Embark to defend it, all of which may generate negative publicity and be expensive and time-consuming. Any insurance that Embark carries may not be sufficient or it may not apply to all situations. The risk of serious injury, death, and substantial damage to property is much higher with a substantially heavier fast-moving autonomous semi-truck, as compared to a collision with a slower moving autonomous passenger car in an urban environment. Additionally, semi-

trucks may carry valuable cargo that could increase the cost of loss in the event of an accident. In accidents involving semi-trucks, most of the resulting fatalities are victims outside of the semi-truck. If Embark experiences such an event or multiple events, Embark’s insurance premiums could increase significantly or insurance may not be available to it at all. Further, if insurance is not available on commercially reasonable terms, or at all, Embark might need to self-insure. In addition, lawmakers or governmental agencies could pass laws or adopt regulations that limit the use of autonomous trucking technology or increase liability associated with its use. Any of these events could adversely affect Embark’s brand, relationships with its carrier partners, operating results, or financial condition.

OEMs and their suppliers may experience significant delays in the manufacture and launch of Embark- enabled autonomous semi-trucks, which could harm Embark’s business and prospects. Similarly Embark’s shipper and carrier partners may find it difficult to finance the acquisition of Embark-enabled autonomous semi- trucks.

Any delay in the broad commercial acceptance and viability of Embark’s autonomous vehicle technology could materially damage its brand, business, prospects, financial condition, and operating results. Even if OEM manufacturers adopt Embark’s technology in their semi-trucks as intended, these manufacturers often experience delays in the manufacture and commercial release of new products meaning that implementation after adoption may be delayed. To the extent Embark delays the launch of its technology on a “driver-out” basis, its growth prospects could be adversely affected. Furthermore, Embark relies on third party suppliers for the provision and development of many of the key components and materials that are incorporated into its Embark Universal Interface, Embark Driver and Embark Guardian technology. To the extent its suppliers experience any delays in providing Embark with or developing necessary components, Embark could experience delays in delivering on its timelines.

If Embark’s autonomous vehicle technologies fail to perform as expected, are inferior to those of its competitors, or are perceived as less safe or more expensive than those of its competitors or non-autonomous vehicles, Embark’s financial performance and prospects would be adversely impacted.

Several companies other than Embark, including TuSimple, Waymo, Aurora and Kodiak, are developing autonomous vehicle technologies, either alone or through collaborations with car and/or truck manufacturers, with a focus on the truck freight market and/or other transportation industries. Embark expects that one or more these competitors will compete directly with Embark. In the event that Embark’s competitors bring autonomous vehicles capable of serving the freight and trucking industries to market before Embark does, or their technology is or is perceived to be superior to Embark’s, they may be able to leverage such technology to compete more effectively with Embark, which would adversely impact its financial performance and prospects.

If Embark is unable to establish and maintain confidence in its long-term business prospects among users, securities and industry analysts, and within its industries, or is subject to negative publicity, then its financial condition, operating results, business prospects, and access to capital may suffer materially.

Users may be less likely to utilize Embark’s autonomous technology if they are not convinced that Embark’s business will succeed or that its service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Embark if they are not convinced that its business will succeed. Accordingly, in order to build and maintain its business, Embark must maintain confidence among users, suppliers, securities and industry analysts, and other parties in its long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of Embark’s control, such as its limited operating history at scale, user unfamiliarity with its solutions, any delays in scaling manufacturing, delivery, and service operations to meet demand, competition and uncertainty regarding the future of autonomous vehicles, and its performance compared with market expectations.

The Embark Founders have control over all stockholder decisions because they control a substantial majority of Embark’s voting power through “high vote” voting stock.

The dual-class structure of our common stock has the effect of concentrating voting control with the Embark Founders who will hold in the aggregate approximately 70% of the voting power of our capital stock on most issues of corporate governance aside from amendment of the Embark Technology Bylaws, which will require a majority vote of both classes until a Trigger Date of up to two years from November 10, 2021. This will limit or preclude your ability to influence corporate matters, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

Class A common stock has one vote per share, and Class B common stock has ten votes per share. All the Class B Common Stock is held by the Embark Founders. Because of the ten-to-one voting ratio between Class B and Class A common stock, the holders of Class B common stock collectively will control a majority of the combined voting power of Common Stock and therefore be able to control all matters submitted to Embark Technology stockholders for approval. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments to our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of Embark Technology’s stockholders.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock means that no third party stockholders can leverage the high vote to offset the voting power held by the Embark Founders.

Pandemics and epidemics, including the ongoing COVID-19 pandemic, natural disasters, terrorist activities, political unrest, and other outbreaks could have a material adverse impact on Embark’s business, results of operations, financial condition, cash flows or liquidity, and the extent to which Embark will be impacted will depend on future developments, which cannot be predicted.

The COVID-19 pandemic has adversely impacted Embark’s ability to build and test its products and caused it to modify its business practices (by altering employee travel plans, cancelling physical participation in meetings, events, trade shows and conferences, and by implementing work-from-home policies), and Embark may take further actions as required by governmental authorities or that Embark determines are in the best interests of its employees, users, and business partners. In addition, the business and operations of Embark’s suppliers, and other business partners have also been adversely impacted by the COVID-19 pandemic, including ongoing supply chain disruptions, and may be further adversely impacted in the future, which could result in delays in Embark’s ability to commercialize its autonomous trucking solutions.

As a result of social distancing, travel bans, and quarantine measures, physical access to Embark’s facilities, users, management, support staff, and professional advisors has been limited, which in turn has impacted, and will continue to impact, its operations, and financial condition.

The extent to which COVID-19 impacts the business, results of operations, and financial condition of Embark and its partners and users will depend on future developments, which are uncertain and cannot be predicted, including, but not limited to, the occurrence of new waves of outbreaks, duration and spread of such outbreaks, their severity, the actions to contain the virus or treat its impact, including the widespread acceptance and efficacy of vaccines, and how quickly and to what extent normal economic and operating conditions can resume. Even if the COVID-19 outbreaks subside, Embark may continue to experience materially adverse impacts to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future. In particular, ongoing supply chain disruptions may limit Embark's ability to obtain key components and develop and deploy its technology as expected.

Embark is also vulnerable to natural disasters and other calamities. Embark cannot assure you that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect Embark’s ability to provide services.

Embark has identified deficiencies that together constitute a material weakness in its internal control over financial reporting as of December 31, 2019 and 2020. If Embark fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Embark.

In connection with Embark’s financial statement close process for the years ended December 31, 2019 and 2020, Embark identified a number of deficiencies that, in combination, constitute a material weakness in the design and operating effectiveness of its internal control over financial reporting. The deficiencies Embark identified resulted from a lack of sufficient number of qualified personnel within its accounting function who possessed an appropriate level of expertise to effectively perform the following functions:

●	identify, select and apply GAAP sufficiently to provide reasonable assurance that transactions were being appropriately recorded; and
●	assess risk and design appropriate control activities over information technology systems and financial and reporting processes necessary to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its consolidated financial statements that could not be prevented or detected on a timely basis.

If not remediated, these material weaknesses could result in material misstatements in Embark Technology’s annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If Embark Technology is unable to assert that its internal control over financial reporting is effective, or when required in the future, if Embark Technology’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of Embark Technology’s financial reports, the market price of Embark Technology’s Class A Common Stock could be adversely affected and Embark Technology could become subject to litigation or investigations by the stock exchanges, the SEC, or other regulatory authorities, which could require additional financial, compliance, and management resources.

With the oversight of senior management, Embark initiated a remediation plan in 2021 and engaged external advisors and consultants that assisted with the implementation of the remediation plan. The Company’s remediation efforts are focused on (i) hiring of personnel with technical accounting and financial reporting experience; (ii) implementation of improved accounting and financial reporting processes; and implementation of systems to improve the completeness, timeliness and accuracy of the Company’s financial reporting.

Embark believes the measures described above should remediate the material weakness identified and strengthen our internal control over financial reporting. The remediation initiatives outlined above are estimated to take place over the next 12 to 18 months. While Embark continues the challenging and costly process to implement our plan to remediate the material weakness, we cannot predict the success of such plan or the outcome of our assessment of this plan until the remediation initiatives have been completed and have been operating effectively for a sufficient period of time. We can give no assurance that this implementation will remediate these deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future.

Embark has not historically been required to establish and maintain public company-quality internal control over financial reporting. If Embark fails to establish and maintain proper and effective internal control over financial reporting, its ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in its financial reporting and the trading price of its shares may decline.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act (“Section 404”) requires that we evaluate and determine the effectiveness of our internal control over financial reporting. Additionally, once we no longer qualify as an “emerging growth company,” the independent public accounting firm will be required to deliver an attestation report on the effectiveness of our internal control over financial reporting. An adverse report may be issued in the event the independent public accounting firm is not satisfied with the level at which our controls are documented, designed or operating.

When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any additional material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, or if the independent public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods.

In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal control, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our common stock to decline. In addition, we could become subject to investigations by the applicable stock exchange, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. If we complete the Business Combination and become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage our transition into a public company. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, its board committees or as executive officers.

Risks Related to Embark’s Intellectual Property, Information Technology and Data Privacy

Embark holds no patents on its products, and it may not be successful in its planned patent applications. Embark employs proprietary technology (know-how) and information that may be difficult to protect.

Embark currently relies heavily on trade secrets, proprietary know-how, and technology methods that it seeks to protect, in part, by confidentiality agreements. Embark cannot assure you that these agreements will not be breached, that it will discover any such breach, that it will have adequate remedies for any breach, or that its trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. Similarly, Embark cannot assure you that it has entered into such agreements with each party that has or may have had access to its trade secrets or proprietary information. Embark has limited control over the protection of trade secrets used by its third-party partners or suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs.

Embark currently does not hold patents from the United States Patent and Trademark Office (“USPTO”). Therefore, Embark’s success depends, in part, on its ability to keep competitors from reverse engineering its products, methods, know-how and to maintain trade secrecy and operate without infringing on the proprietary rights of third parties. If Embark’s trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, Embark could have no right to prevent them from using that trade secret to compete with it. If any of Embark’s trade secrets were to be disclosed (whether lawfully or otherwise) to or independently developed by a competitor or other third party, it could have a material adverse effect on its business, operating results and financial condition.

Embark cannot assure you that the patents of others will not have an adverse effect on its ability to conduct its business, that any of Embark’s trade secrets and applications will be protected, that it will develop additional proprietary technology (know-how) or methods that is defensible against theft or will provide Embark with competitive advantages or will not be challenged by third parties.

Embark plans in the future to apply for and obtain patents on its software and hardware products. To the extent Embark does so, Embark may need to engage in costly and time consuming activities to enforce such patents. Furthermore, there can be no assurance that any such patent applications will be granted or even that patents Embark does obtain will be sufficient to protect its intellectual property or will be issued in a timely fashion to deter infringement.

Embark may become subject to litigation brought by third parties claiming infringement, misappropriation or other violation by Embark of their intellectual property rights.

The industry in which Embark operates is characterized by a large number of patents, some of which may be of questionable scope, validity or enforceability, and some of which may appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. In recent years, there has been significant litigation globally involving patents and other intellectual property rights. Third parties may in the future assert, that Embark has directly or indirectly infringed, misappropriated or otherwise violated their intellectual property rights. Embark may receive in the future, letters from third parties that identify patents owned by third parties and invite Embark to obtain licenses to such patents. In any such case Embark may decide to engage in licensing discussions.

Embark may not be able to obtain a commercially reasonable license or any license may not entirely resolve the potential risks of intellectual property infringement. As Embark faces increasing competition and as a public company, the possibility of intellectual property rights claims against Embark or its technology grows. Such claims and litigation may involve one or more of Embark’s competitors focused on using their patents and other intellectual property to obtain competitive advantage, technology companies with large patent portfolios in adjacent spaces or patent holding companies or other adverse intellectual property rights holders who have no relevant product revenue, and therefore Embark’s own pending patents and other intellectual property rights may provide little or no deterrence to these rights holders in bringing intellectual property rights claims against Embark. There may be intellectual property rights held by others, including issued or pending patents and trademarks, that cover significant aspects of Embark’s technologies or business methods, and Embark cannot assure you that it is not infringing or violating, and have not infringed or violated, any third-party intellectual property rights or that Embark will not be held to have done so or be accused of doing so in the future. In addition, because patent applications can take many years until the patents issue, there may be applications now pending of which Embark is unaware, which may later result in issued patents that Embark’s products may infringe. Embark expects that in the future it may receive notices that claim Embark or its collaborators have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in its market grows.

To defend itself against any intellectual property claims brought by third parties can be time-consuming for Embark and could result in substantial costs and a diversion of its resources. These claims and any resulting lawsuits, if resolved adversely to Embark, could subject it to significant liability for damages, impose temporary or permanent injunctions against its products, technologies or business operations, or invalidate or render unenforceable its intellectual property.

If Embark’s technology is determined to infringe a valid and enforceable intellectual property right, or if Embark wishes to avoid potential intellectual property litigation on any alleged infringement, misappropriation or other violation of third party intellectual property rights, Embark may be required to do one or more of the following: (i) cease development, sales, or use of its products that incorporate or use the asserted intellectual property right; (ii) obtain a license from the owner of the asserted intellectual property right, which may be unavailable on commercially reasonable terms, or at all, or which may be non-exclusive, thereby giving its competitors and other third parties access to the same technologies licensed to Embark; (iii) pay substantial royalties or other damages; or (iv) redesign Embark’s technology or one or more aspects or systems of its software or hardware to avoid any infringement or allegations thereof. The aforementioned options sometimes may not be commercially feasible and may materially adversely affect Embark’s business and/or negatively impact its reputation. Additionally, in Embark’s ordinary course of business, Embark may be called upon to indemnify its users, partners, and other commercial counterparties for any infringement arising out of their use of its technology, along with providing standard indemnification provisions, so Embark may face liability to its users, business partners or third parties for indemnification or other remedies in the event that they are sued for infringement arising from the use of its technology.

Embark may also in the future license third party technology or other intellectual property, and Embark may face claims that its use of such in-licensed technology or other intellectual property infringes, misappropriates or otherwise violates the intellectual property rights of others. In such cases, Embark will seek indemnification from its licensors. However, Embark’s rights to indemnification may be unavailable or insufficient to cover its costs and losses.

Embark utilizes open source software, which may pose particular risks to its proprietary software, technologies, products, and services in a manner that could harm its business.

Embark uses open source software in its products and services and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software products to publicly disclose all or part of the source code to such software product or to make available any modifications or derivative works of the open source code on open source terms or at no cost. This could result in Embark’s proprietary software being made available in the source code form and/or licensed to others under open source licenses, which could allow Embark’s competitors or other third parties to Embark’s proprietary software freely without spending the development effort, and which could lead to a loss of the competitive advantage of its proprietary technologies and, as a result, sales of its products and services. The terms of many open source licenses to which Embark is subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on Embark’s ability to provide or distribute its products or services or retain ownership of its proprietary intellectual property. Additionally, Embark could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that Embark developed using such software, which could include Embark’s proprietary source code, or otherwise seeking to enforce the terms of, or alleging breach of, the applicable open source license. These claims could result in litigation and could require Embark to make its proprietary software source code freely available, purchase a costly license, or cease offering the implicated products or services unless and until Embark can re-engineer them to avoid breach of the applicable open source software licenses or potential infringement. This re-engineering process could require Embark to expend significant additional research and development resources, and Embark cannot guarantee that it will be successful.

Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and Embark cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title, non-infringement, or performance, cannot be eliminated, and could, if not properly addressed, negatively affect Embark’s business. Embark has processes to help alleviate these risks, including a review process for screening requests from Embark’s developers for the use of open source software, but Embark cannot be sure that all open source software is identified or submitted for approval prior to use in its products and services. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could adversely affect Embark’s ownership of proprietary intellectual property, the security of Embark’s vehicles, or its business, results of operations, and financial condition.

If Embark’s software contains serious errors or defects, Embark may lose revenue and market acceptance and may incur costs to defend or settle claims with its licensees, franchisees or other parties.

Software often contains errors, defects, security vulnerabilities or software bugs, some of which are difficult to detect and correct, particularly when first introduced or when new versions or enhancements are released. Despite internal testing, Embark’s software may contain serious errors or defects, security vulnerabilities or software bugs that Embark may be unable to successfully detect or correct in a timely manner or at all, which could result in security incidents, data breaches, vehicle safety issues, product liability claims, lost revenue, significant expenditures of capital, a delay or loss in market acceptance, and damage to Embark’s reputation and brand, any of which could adversely affect Embark’s business, results of operations, and financial condition.

Embark is exposed to, and may be adversely affected by, interruptions to its information technology systems and networks and sophisticated cyber-attacks.

Embark collects and maintain information in digital form that is necessary to conduct its business, and it relies on information technology systems and networks (“IT systems”) in connection with many of its business activities. Some of these networks and systems are managed by third-party service providers and are not under Embark’s direct control, and as a result, a number of third-party service providers may or could have access to its confidential information. Embark’s operations routinely involve receiving, storing, processing, and transmitting confidential or sensitive information pertaining to its business, users, dealers, suppliers, employees, and other sensitive matters, including intellectual property, proprietary business information, and personal information. It is critical that Embark does so in a secure manner to maintain the confidentiality and integrity of such confidential or sensitive information. Embark has established physical, electronic, and organizational measures designed to safeguard and secure its systems to prevent a data compromise, and relies on commercially available systems, software, tools, and monitoring to provide security for its IT systems and the processing, transmission, and storage of digital information. Despite the implementation of preventative and detective security controls, such IT systems are vulnerable to damage or interruption from a variety of sources, including telecommunications or network failures or interruptions, system malfunction, natural disasters, malicious human acts, terrorism, and war. Such IT systems, including Embark’s servers, are additionally vulnerable to physical or electronic break-ins, security breaches from inadvertent or intentional actions by Embark’s employees, third-party service providers, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering, and other means to affect service reliability and threaten the confidentiality, integrity, and availability of information).

Any future cyber incidents could materially disrupt operational systems, result in the loss of trade secrets or other proprietary or competitively sensitive information, compromise personally identifiable information regarding users or employees and jeopardize the security of Embark’s facilities. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. Embark can provide no assurance that its current IT systems, or those of the third parties upon which Embark relies, are fully protected against cybersecurity threats. It is possible that Embark or its third-party service providers may experience cybersecurity and other breach incidents that remain undetected for an extended period. Even when a security breach is detected, the full extent of the breach may not be determined immediately. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, Embark may be unable to anticipate these techniques or to implement adequate preventative measures. Information technology security threats, including security breaches, computer malware, and other cyber-attacks are increasing in both frequency and sophistication and could cause Embark to incur financial liability, subject Embark to legal or regulatory sanctions or damage its reputation with users, dealers, suppliers, and other stakeholders. Embark continuously seeks to maintain information security and controls, however its efforts to mitigate and address network security problems, bugs, viruses, worms, malicious software programs, and security vulnerabilities may not be successful and the impact of a material cybersecurity event could have a material adverse effect on its competitive position, reputation, results of operations, financial condition, and cash flows.

Any unauthorized control or manipulation of Embark’s systems could result in loss of confidence in Embark and its products.

Embark’s products contain complex information technology systems and are used to operate large physical machines carrying valuable cargo on roads that will include human drivers. Thus, the potential adverse effect to a successful hacking attack that permits an intruder to control some or all aspects of an AV- operated truck are particularly acute in Embark’s industry. While Embark has implemented security measures intended to prevent unauthorized access to its information technology networks, its products and their systems, malicious entities have reportedly attempted, and may attempt in the future, to gain unauthorized access to modify, alter and use such networks, products and systems to gain control of, or to change, Embark’s products’ functionality, user interface and performance characteristics or to gain access to data stored in or generated by its products. Embark encourages reporting of potential vulnerabilities in the security of its products and aims to remedy any reported and verified vulnerability. However, there can be no assurance that any vulnerabilities will not be exploited before they can be identified, or that Embark’s remediation efforts are or will be successful.

Any unauthorized access to or control of Embark’s software or the semi-trucks that are controlled by its software or their systems or any loss of data could result in legal claims or government investigations. In addition, regardless of their veracity, reports of unauthorized access to Embark’s products, their systems or data, as well as other factors that may result in significant adverse impact on Embark’s reputation, creating the perception that its products, their systems or data are capable of being hacked, may harm its business, results of operations and financial condition. Embark collects, processes, transmits, and stores personal information in connection with the operation of its business and is subject to various data privacy and consumer protection laws. The costs to comply with, or Embark’s actual or perceived failure to comply with, changing U.S. and foreign laws related to data privacy, security, and protection, such as the California Consumer Privacy Act, or contractual obligations related to data privacy, security, and protection, could adversely affect its financial condition, operating results, and reputation.

In operating its business and providing services and solutions to clients, Embark collects, uses, stores, transmits, and otherwise processes employee, partner, and client data, including personal data, in and across multiple jurisdictions. Embark uses the electronic systems of its Embark Driver and Embark Guardian Systems to log information about each equipped semi-truck’s use in order to aid Embark in vehicle diagnostics, repair, and maintenance, as well as to help it collect data regarding use patterns and preference in order to help it customize and optimize the driving and riding experiences. When Embark-equipped semi-trucks are in operation, the camera, LiDAR, and other sensing components of Embark’s semi-trucks will collect street view, mapping data, landscape images, and other sensor information, which may include personal information such as license plate numbers of other vehicles, GPS data, geolocation data, in order to train the data analytics and artificial intelligence technology equipped in its semi-trucks for the purpose of identifying different objects, and predicting potential issues that may arise during the operation of Embark’s semi-trucks. To the extent that Embark inadvertently collects additional personal data, it may become subject to additional regulatory requirements.

The regulatory framework for data privacy, protection, and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. In particular, some of these laws and regulations may require Embark to store certain categories of data collected from individuals residing in a jurisdiction only on servers physically located in such jurisdiction, and may further require Embark to conduct security assessments and/or adopt other cross-border data transfer mechanisms in order to transfer such data outside of such jurisdiction. With the continuously evolving and rapidly changing privacy regulatory regime, Embark’s ability to freely transfer data among its affiliates and with its partners in different jurisdictions may be impeded, or Embark may need to incur significant costs in order to comply with such requirements. In addition, the number of high-profile data breaches at major companies continues to accelerate, which will likely lead to even greater regulatory scrutiny.

The U.S. federal government and various states and governmental agencies also have adopted or are considering adopting various laws, regulations, and standards regarding the collection, use, retention, security, disclosure, transfer, and other processing of sensitive and personal information. In addition, many states in which Embark operates have laws that protect the privacy and security of sensitive and personal information. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international, or other state laws, and such laws may differ from each other, which may complicate compliance efforts. For example, California enacted the California Consumer Privacy Act of 2018 (the “CCPA”) on June 28, 2018, which came into effect on January 1, 2020. The CCPA creates individual privacy rights for California residents and increases the privacy and security obligations of entities handling personal data of California consumers and meeting certain thresholds. Failure to comply with the CCPA may result in attorney general enforcement action and damage to Embark’s reputation. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that result in the loss of certain types of personal information. This private right of action may increase the likelihood of, and risks associated with, class action data breach litigation. In addition, the CCPA’s restrictions on “sales” of personal information may restrict Embark’s use of cookies and similar tracking technologies for advertising purposes. To the extent the CCPA applies to Embark, CCPA will increase its compliance costs and potential liability. In addition, many similar laws have been proposed at the federal level and in other states. For instance, the state of Nevada recently enacted a law that went into force on October 1, 2019 and requires companies to honor consumers’ requests to no longer sell their data. Violators may be subject to injunctions and civil penalties of up to $5,000 per violation. New legislation proposed or enacted in Illinois, Massachusetts, New Jersey, New York, Rhode Island, Washington, and other states, and a proposed right to privacy amendment to the Vermont Constitution, imposes, or has the potential to impose, additional obligations on companies that collect, store, use, retain, disclose, transfer, and otherwise process confidential, sensitive, and personal information, and will continue to shape the data privacy environment throughout the United States. State laws are changing rapidly and there is discussion in Congress of a new federal data protection and privacy law to which Embark could become subject if it is enacted. All of these evolving compliance and operational requirements impose significant costs that are likely to increase over time, may require Embark to modify its data processing practices and policies, and may divert resources from other initiatives and projects. Furthermore, non-compliance with data privacy laws and regulations, or a major breach of Embark’s network security and systems, could have serious negative consequences for its businesses and future prospects, including possible fines, penalties, and damages, reduced customer demand for autonomous vehicle technology, and harm to its reputation and brand, all of which may have a material and adverse impact on its business, financial condition, and operating results.

Embark outsources important aspects of the storage, processing, and transmission of personal information, and thus relies on third parties to manage functions that have material cybersecurity risks. In an attempt to address these risks, Embark may require third-party service providers who handle personal information to sign confidentiality agreements or data processing agreements (if required by applicable data privacy laws), which would contractually require them to safeguard personal information to the same extent that applies to Embark, and in some cases Embark requires such service providers to complete information security questionnaires, quality verification questionnaires, or undergo third-party security examinations or provide data security certifications or security audit results. However, Embark cannot assure that these contractual measures and other safeguards will adequately protect it from the risks associated with the storage and transmission of the personal information of its users, employees, drivers, and passengers.

Many statutory requirements include obligations for companies to notify individuals of security breaches involving certain personal information, which could result from breaches experienced by Embark or its third-party service providers. For example, laws in all 50 U.S. states and the District of Columbia require businesses to provide notice to consumers whose personal information has been disclosed as a result of a data breach. These laws are not consistent, and compliance in the event of a widespread data breach is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring attention to changing regulatory requirements. Embark also may be contractually required to notify users or other counterparties of a security breach. Although Embark may have contractual protections with its third-party service providers, contractors, and consultants, any actual or perceived security breach could harm its reputation and brand, expose it to potential liability or require it to expend significant resources on data security and in responding to any such actual or perceived breach. Any contractual protections Embark may have from its third-party service providers, contractors or consultants may not be sufficient to adequately protect it from any such liabilities and losses, and Embark may be unable to enforce any such contractual protections.

In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. In addition, Embark partners, OEMs or suppliers may be located in other jurisdictions, such as the European Union, that have more stringent privacy regulations that they seek to impose upon Embark through data protection agreements, flowdown provisions or other contractual mechanisms. These and other industry or extraterritorial standards may legally or contractually apply to Embark, or Embark may elect to comply with such standards. Embark expects that there will continue to be new proposed laws and regulations concerning data privacy and security, and Embark cannot yet determine the impact such future laws, regulations, and standards may have on its business. New laws, amendments to or re-interpretations of existing laws, regulations, standards, and other obligations may require Embark to incur additional costs and restrict its business operations. Because the interpretation and application of laws, regulations, standards, and other obligations relating to data privacy and security are still uncertain, it is possible that these laws, regulations, standards, and other obligations may be interpreted and applied in a manner that is inconsistent with Embark’s data processing practices and policies or the features of its products and services. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, public censure, other claims and penalties and significant costs for remediation and damage to its reputation, Embark could be required to fundamentally change its business activities and practices, which could adversely affect its business. Embark may be unable to make such changes and modifications in a commercially reasonable manner, or at all. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with applicable laws, regulations, standards, and other obligations relating to data privacy and security, could result in additional cost and liability to Embark, harm its reputation and brand, damage its relationship with important clients, and affect its financial condition, operating results, and its reputation.

Also, Embark enters into contracts with third parties (such as its partners and clients) that contain provisions regarding the collection, sharing, and processing of personal information. Although Embark endeavors to comply with its contractual and other privacy-related obligations, it may at times fail to do so or be alleged to have failed to do so. In addition, from time to time, concerns may be expressed about whether Embark’s products and services compromise the privacy of clients and others. Any concerns about Embark’s data privacy and security practices (even if unfounded), or any failure, real or perceived, by Embark to comply with its privacy policies, contractual obligations, or any legal or regulatory requirements, standards, certifications, or orders, or other privacy or consumer protection-related laws and regulations applicable to it, could cause its clients to reduce the use of its technology and could affect its financial condition, operating results, and its reputation, and may result in governmental or regulatory investigations, enforcement actions, regulatory fines, criminal compliance orders, litigations, breach of contract claims, or public statements against Embark by government regulatory authorities, its partners and/or clients, data subjects, consumer advocacy groups, or others, all of which could be costly and have an adverse effect on its business.

Furthermore, enforcement actions and investigations by regulatory authorities related to data security incidents and privacy violations continue to increase. Non-compliance could result in proceedings against Embark by data protection authorities, governmental entities or others, including class action privacy litigation in certain jurisdictions, which would subject it to significant fines, penalties, judgments, and negative publicity, and may otherwise affect its financial condition, operating results, and its reputation. Given the complexity of operationalizing data privacy and security laws and regulations to which Embark is subject, the maturity level of proposed compliance frameworks and the relative lack of guidance in the interpretation of the numerous requirements of data privacy and security laws and regulations to which Embark is subject, Embark may not be able to respond quickly or effectively to regulatory, legislative, and other developments, and these changes may in turn impair its ability to offer its existing or planned products and services and/or increase its cost of doing business. In addition, if Embark’s practices are not consistent or viewed as not consistent with legal and regulatory requirements, including changes in laws, regulations, and standards or new interpretations or applications of existing laws, regulations and standards, Embark may become subject to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, all of which may affect its financial condition, operating results, and its reputation. Unauthorized access or disclosure of personal or other sensitive or confidential data (including data about third parties), whether through systems failure, employee negligence, fraud, or misappropriation, by Embark, its service providers or other parties with whom Embark does business (if they fail to meet the standards Embark imposes, or if their systems on which its data is stored experience any data breaches or security incidents) could also subject Embark to significant litigation, monetary damages, regulatory enforcement actions, fines, and criminal prosecution in one or more jurisdictions.

Risks Related to Regulations

Embark operates in a highly regulated industry and increased costs of compliance with, or liability for violation of, existing or future regulations could have a materially adverse effect on Embark’s business.

The DOT and various state and local agencies exercise broad powers over Embark’s business, generally governing such activities as authorization to engage in motor carrier operations, safety and insurance requirements. Given the evolving nature of autonomous vehicle technology, Embark may become subject to new or more restrictive regulations relating to its technology, or other matters affecting safety or operating methods. Other agencies, such as the United States Environmental Protection Agency, or EPA, and the United States Department of Homeland Security, or DHS, also may regulate Embark’s operations and technology or the shipping industry generally. Future laws and regulations may be more stringent and require changes to Embark’s operating practices, influence the demand for transportation services, or require Embark to incur significant additional costs.

The costs of complying with safety regulations could increase as regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the semi-trucks that carry Embark’s systems go into production, Embark or vehicles equipped with its equipment could be subject to existing stringent requirements under the National Traffic and Motor Vehicle Safety Act of 1966 (the “Vehicle Safety Act”), including a duty to report, subject to strict timing requirements, safety defects, and to undertake remedial actions under certain circumstances. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting actions. Embark or vehicles equipped with its equipment could also be subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act (the “TREAD Act”), which requires motor vehicle equipment manufacturers, such as Embark, to comply with “Early Warning” requirements by reporting certain information to the National Highway Traffic Safety Administration (the “NHTSA”) such as information related to defects or reports of injury. The TREAD Act imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. If Embark cannot rapidly address any safety concerns or defects with its products, its business, results of operations, and financial condition will be adversely affected.

A federal regulatory regime for vehicle automation safety does not exist, but the DOT issued guidance in 2016 suggesting, but not requiring, that manufacturers of Automated Driving Systems voluntarily provide public documentation covering topics such as how automated systems detect objects on the road, how information is displayed to drivers, what cybersecurity measures are in place and the methods used to test the design and validation of autonomous driving systems. If the obligations associated with complying with safety regulations guidance expand and become mandatory, or if related safety regulations are promulgated and prescribe specific features or engineering approaches that differ from Embark’s development plans, this may require increased resources, divert management’s attention and adversely affect Embark’s business.

From time to time, various federal, state, or local taxes are increased, including taxes on fuels. Embark cannot predict whether, when, or in what form, any such increase may be applied to Embark’s partners, but such an increase could adversely affect Embark’s revenues or profitability, if such taxes result in overall decrease in miles driven by Embark’s partners.

Embark is subject to substantial private and/or public regulations, including regulations governing autonomous and commercial vehicles, and unfavorable changes to, or failure by Embark to comply with, these regulations could substantially harm its business and operating results.

Commercial vehicles are subject to substantial regulation under international, federal, state, and local laws. Regulations designed to govern autonomous vehicle operation, testing and/or manufacture are still developing and may change significantly. These regulations could include requirements that significantly delay or narrowly limit the commercialization of autonomous vehicles, limit the number of autonomous vehicles that Embark can host on its platform, impose restrictions on the number of vehicles in operation and the locations where they may be operated or impose significant liabilities on manufacturers or operators of autonomous vehicles or developers of autonomous vehicle technology. If regulations of this nature are implemented, Embark may not be able to commercialize its autonomous vehicle technology in the manner Embark expects, or at all. The costs of complying with such regulations could be prohibitive and prevent Embark from operating its business in the manner Embark intends, or its potential inability to comply with such regulations may expose it or its partners to the risk of substantial fines or penalties. Conversely, existing regulations may be tailored for human operated motor vehicles and may not permit the use of fully autonomous vehicle technology for certain classes of vehicles or may otherwise restrict the use of such vehicles. For example, 49 CFR §392.22 is a federal regulation that would require a human operator to place hazard signals in specified locations away from a vehicle in the event of a breakdown.

In addition, industry groups involving competitors and other technology stakeholders may promulgate certifications and standards as the autonomous vehicle industry matures and the standards for use of the technology become more standard. Such industry regulation may create the standard for liability in civil claims or may create self-certification requirements Embark needs to meet in order to market or operate its technology. There is no guarantee that Embark will be included in such industry activities or that Embark will be able to comply with industry standards that may develop over time.

Further, Embark is subject to international, federal, state, and local laws and regulations, governing pollution, protection of the environment, and occupational health, and safety, including those related to the use, generation, storage, management, discharge, transportation, disposal, and release of, and human exposure to, hazardous and toxic materials. Such laws and regulations have tended to become more stringent over time.

Fines, penalties, costs, liabilities or the negative perception of failing to meet industry standards associated with such regulations, industry standards or laws, including as a result of Embark’s failure to comply, could be substantial, and could adversely impact its business, prospects, financial condition, and operating results.

The trucking industry is subject to economic, business and regulatory factors that are largely beyond Embark’s and its partners’ control, any of which could have a material adverse effect on the operations of its partners and ultimately on Embark.

The trucking industry is highly cyclical, and the business of Embark’s partners is dependent on a number of factors that may have a negative impact on Embark’s results of operations, many of which are beyond Embark’s and its partners’ control. Any conditions that negatively impact the trucking industry could ultimately impact demand for Embark’s technology. Embark believes that some of the most significant of these factors are economic changes that affect supply and demand in transportation markets such as:

●	recessionary economic cycles;
●	changes in the inventory levels and practices of Embark’s partners’ customers, including shrinking product/package sizes, and in the availability of funding for their working capital;
●	excess truck capacity in comparison with shipping demand;
●	Increases in fuel or equipment prices, which may impact Embark’s partners’ ability to invest in its technology;
●	industry compliance with ongoing regulatory requirements; and
●	downturns in business cycles of Embark’s partners’ customers, including as a result of declines in consumer spending.

Additionally, economic conditions that decrease shipping demand or increase the supply of available tractors and trailers can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. The risks associated with these factors are heightened when the U.S. economy is weakened. Some of the principal risks during such times are as follows:

●	trucking industry may experience low overall freight levels, which may impair demand for Embark’s technology;
●	certain of Embark’s partners’ customers may face credit issues and cash flow problems that may lead to payment delays, increased credit risk, bankruptcies and other financial hardships that could result in even lower freight demand;

●	freight patterns may change as supply chains are redesigned, resulting in an imbalance between the geographies Embark’s technology is optimized to cover and its customers’ freight demand; and
●	Embark’s partners’ customers may solicit bids for freight from multiple trucking companies or select competitors that do not use its technology in an attempt to lower their costs or due to concerns about AV technology.

Embark’s partners may be subject to cost increases outside its control that could materially reduce demand for its technology. Such cost increases include, but are not limited to, increases in fuel prices, driver and office employee wages, purchased transportation costs, interest rates, taxes, tolls, license and registration fees, insurance, revenue equipment and related maintenance, tires and other components and healthcare and other benefits for Embark’s employees.

In addition, events outside Embark’s control, such as deterioration of U.S. transportation infrastructure and reduced investment in such infrastructure, strikes or other work stoppages at customer, port, border or other shipping locations, armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state or heightened security requirements could lead to wear, tear and damage to Embark’s or its customers’ equipment, reduced economic demand and freight volumes, reduced availability of credit, increased prices for fuel or temporary closing of the shipping locations or U.S. borders. Such events or enhanced security measures in connection with such events could negatively impact Embark’s partners and ultimately Embark.

Seasonality and the impact of weather can affect Embark’s revenues and/or profitability.

Truck transportation productivity generally decreases during the winter season because inclement weather impedes operations and some shippers reduce their shipments. At the same time, operating expenses generally increase, with harsh weather creating higher accident frequency, increased claims and more equipment repairs. The trucking industry can also suffer short-term impacts from weather-related events such as hurricanes, blizzards, ice-storms, and floods that could harm Embark’s results or make its results more volatile. As Embark’s anticipated pricing model is based in part on the number of miles driven using its technology, reduced mileage due to seasonality may negatively impact Embark’s top and/or bottom line.

Embark’s partners may incur additional operating expenses or liabilities as a result of potential future requirements to address climate change issues.

As global warming issues become more prevalent, federal, state and local governments, as well as some of Embark’s customers, have made efforts to respond to these issues. This increased focus on sustainability may result in new legislation or regulations and customer requirements that could negatively affect Embark’s partners and ultimately Embark as additional costs may be required to make changes to comply with any new regulations or customer requirements. Legislation or regulations that potentially impose restrictions, caps, taxes, or other controls on emissions of greenhouse gases such as carbon dioxide, a by-product of burning fossil fuels such as those used by semi-trucks, could adversely affect the competitiveness of truck freight relative to other freight transport options. Any increases to the cost structure of Embark’s carrier partners could have a negative impact on the adoption of its technology and ultimately its revenues. More specifically, legislative or regulatory actions relating to climate change could adversely impact Embark by increasing its partners fuel costs and reducing fuel efficiency and could result in the creation of substantial additional capital expenditures and operating costs in the form of taxes, emissions allowances, or required equipment upgrades. Any of these factors could impair Embark’s partners’ operating efficiency and productivity and result in higher operating costs. These additional costs, changes in operations, or loss of revenues could have a material adverse effect on Embark’s business, financial condition and results of operations. In addition, Embark may become subject to such climate change regulations itself to the extent market forces require Embark to serve as a shipper using its R&D fleet.

The operations of Embark’s partners are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

Embark’s partners are subject to various environmental laws and regulations dealing with the handling of hazardous materials, underground fuel storage tanks, and discharge and retention of storm-water. In addition, Embark’s partners operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination could occur and Embark may grow its own facilities in similar areas to the extent market forces call on Embark to grow its R&D semi-truck fleet or to acquire real estate associated with its Transfer Hub Network. The use of Embark’s technology in these environments may involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. If Embark’s technology is involved in a spill or other accident involving hazardous substances, it could have a materially adverse effect on its reputation and ultimately business and operating results.

Additional Risks Related to Ownership of Our Common Stock

The price of our Class A common stock and warrants may be volatile.

The price of our Class A common stock, as well as our warrants, may fluctuate due to a variety of factors, including:

●	changes in the industries in which we and our customers operate;
●	developments involving our competitors;
●	changes in laws and regulations affecting our business;
●	variations in our operating performance and the performance of our competitors in general;
●	actual or anticipated fluctuations in our quarterly or annual operating results;
●	publication of research reports by securities analysts about us or our competitors or our industry;
●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
●	actions by stockholders, including the sale by the PIPE Investors of any of their shares of our common stock;
●	additions and departures of key personnel;
●	commencement of, or involvement in, litigation involving our company;
●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of shares of our common stock available for public sale; and
●	general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our common stock and warrants regardless of our operating performance.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.

The trading market for our Class A common stock depends in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If few analysts cover us, demand for our Class A common stock could decrease and our common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Class A common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Pursuant to the Sponsor Support Agreement, the Sponsor and its permitted transferees who agree to be bound by the applicable provisions of the Sponsor Support Agreement, and pursuant to the Bylaws, the holders (initially the Embark Stockholders) of shares of Class A common stock and Class B common stock issued as consideration in the Merger are, subject to certain limited exceptions, in each case, contractually restricted from selling or transferring any of such Founder Shares or such shares of common stock issued as consideration in the Merger (the Founder Shares and such shares issued as consideration in the Merger, the “Lock-up Shares”). With respect to the Sponsor and its permitted transferees who agree to be bound by the applicable provisions of the Sponsor Support Agreement, such lock-up ends on the earlier of (A) one year after November 10, 2021 or (B) (x) the date on which the last sales price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after November 10, 2021, or (y) the date on which Embark Technology completes a liquidation, merger, capital stock exchange, reorganization or similar transaction that results in Embark Technology stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

With respect to the Lock-up Shares issued as consideration in the Merger (including, common stock issued to directors, officers and employees of Embark upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of Embark Awards outstanding immediately prior to the closing of the Merger), such lock-up ends on the earlier of the date that is 180 days after (and excluding) November 10, 2021, subject to (i) an early lock-up release for 50% of the shares subject to lock-up if the last reported sale price of the Class A common stock on Nasdaq equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for 20 out of any 30 consecutive trading days commencing at least 30 days after November 10, 2021 and a further early lock-up release for an additional 50% of the shares subject to lock-up if the last reported sale price of the Class A common stock on Nasdaq equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for 20 out of any 30 consecutive trading days commencing at least 30 days after November 10, 2021 and (ii) an early lock-up release due to the occurrence of certain black-out dates with respect to trading when the lock-up period would have otherwise terminated.

Following the expiration of such lockup, the parties subject to such lock-up will not be restricted from selling shares of our Class A common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could have the effect of increasing the volatility in our share price or could reduce the market price of our common stock. Upon the Closing, the Sponsor and the Embark Stockholders collectively owned approximately 22% of our outstanding common stock which are subject to such lockup.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the Selling Shareholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Shareholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the warrants for cash, but not from the sale of the shares of common stock issuable upon such exercise.

MARKET PRICE OF OUR COMMON STOCK AND WARRANTS AND DIVIDEND INFORMATION

Market Price of Our Common Stock and Warrants

Trading of our Class A common stock and warrants began on the Nasdaq on November 11, 2021, under the ticker symbol “EMBK” for Class A common stock and “EMBKW” for the warrants. Prior to the Business Combination and transfer to Nasdaq, the NGA Common Stock and NGA warrants traded under the ticker symbols “NGAB” and “NGAB.WS”, respectively, on the Nasdaq. On November  18, 2021, the closing sale price of Class A common stock was $7.17 per share and the closing price of our warrants was $1.34 per warrant.

Dividend Policy

We have not paid any cash dividends on our common stock to date and prior to the Business Combination, NGAB had not paid any dividends on its ordinary shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

Embark Technology, Inc, (“New Embark” or “Embark Technology”) is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of Embark Trucks Inc. ("Old Embark" or "Embark") becoming a wholly-owned subsidiary of New Embark as a result of the Business Combination. Following the Closing, the Embark Equityholders hold a majority of the New Embark Common Stock. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents New Embark on a pro forma basis.

The historical financial information of NGA was derived from the unaudited financial statements of NGA as of and for the nine months ended September 30, 2021, and for the period from September 25, 2020 (inception) through December 31, 2020, included elsewhere in this prospectus. The historical financial information of Embark was derived from the audited financial statements of Embark as of and for the year ended December 31, 2020, and from the unaudited financial statements of Embark as of and for the nine months ended September 30, 2021. This information should be read together with NGA’s and Embark’s unaudited and audited financial statements and related notes, the sections titled “NGA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Embark’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information either included in the final prospectus and definitive statement (the “Proxy”) relating to Embark’s business combination with NGA, dated November 10, 2021 and filed with the SEC, or elsewhere in this prospectus.

The unaudited Pro Forma Condensed Combined Financial Statements do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited Pro Forma Condensed Combined Financial Information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The following unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021, and the unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2021, and year ended December 31, 2020, are based on the historical financial statements of NGA and Old Embark. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited Pro Forma Condensed Combined Financial Information.

The unaudited pro forma condensed combined financial information has been prepared considering actual redemptions of 29.99 million shares of Class A common stock, 0.3 million of forfeited sponsor shares of Class A common stock, and 0.2 million of sponsor shares of Class A common stock transferred to other NGA public shareholders.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of September 30, 2021
(in thousands, except per share data)

	Northern
	Genesis
	Acquisition	Embark	Transactions		Pro Forma
	Corp	Trucks Inc.	Accounting		Combined
	(Historical)	(Historical)	Adjustments		Balance
ASSETS
Current Assets:
Cash and cash equivalents	$35	$47,886	$244,345	A	$292,266
Restricted cash, short-term	—	65	—		65
Short-term investments	—	5,005	—		5,005
Prepaid expenses and other current assets	117	6,733	—		6,850
Total current assets	152	59,689	244,345		304,186
Restricted cash, long-term	—	340	—		340
Marketable securities held in Trust Account	414,029	—	(414,029)	B	—
Property, equipment, and software, net	—	8,529	—		8,529
Long-term investments	—	—	—		—
Other assets	—	3,307	—		3,307
Total Assets	$414,181	$71,865	$(169,684)		$316,362
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$3,166	$—		$3,166
Accrued expenses and other current liabilities	1,092	6,414	—		7,506
Convertible Note	—	20,572	(20,572)	C	—
Derivative liability	—	13,946	(13,946)	D	—
Promissory Note	750	—	(750)	C	—
Short-term notes payable	—	282	—		282
Total current liabilities	1,842	44,380	(35,268)		10,954
Long-term notes payable	—	549	—		549
Other long-term liability	—	50	—		50
Long-term deferred rent	—	167	—		167
Deferred underwriting fee payable	14,490	—	(14,490)	E	—
FPA liability	713	—	—		713
Warrant liability	22,255	—	1,080	F	23,335
Total liabilities	39,300	45,146	(48,678)		35,768

Commitments and contingencies
Common Stock subject to possible redemption	414,000	—	(414,000)	G	—

Stockholders’ equity:
Embark Trucks Inc Preferred stock – par value	—	1	(1)	H	—
Embark Trucks Inc Founders Preferred Stock – par value	—	—	—		—
Embark Trucks Inc Common Stock	—	—	—		—
Northern Genesis Corp Class A Common Stock	1	—	(1)	I	—
New Embark Class A Common Stock	—	—	34	I	37
New Embark Class B Common Stock	—	—	9	I	9
Additional paid-in capital	—	133,233	286,480	J	419,713
Accumulated other comprehensive loss	—	—	—		—
Accumulated deficit	(39,121)	(106,515)	6,471	K	(139,165)
Total stockholders’ equity (deficit)	(39,121)	26,719	292,995		280,594
Total liabilities and stockholders’ equity (deficit)	$414,181	$71,865	$(169,684)		$316,362

Unaudited Pro Forma Condensed Combined Statement of Operations
for the nine months ended September 30, 2021
(in thousands, except per share data)

	Northern
	Genesis
	Acquisition	Embark	Transactions		Pro Forma
	Corp	Trucks, Inc.	Accounting		Combined
	(Adjusted )	(Historical)	Adjustments		Balance
Operating Expenses
Research and development	$—	$26,823	$4,381	AA	$31,204
General and administrative	3,017	11,585	17,801	AA, AC	32,403
Total operating expenses	3,017	38,408	22,182		63,607
Loss from operations	(3,017)	(38,408)	(22,182)		(63,607)
Other Income	—	18	—		18
Change in fair value of warrant liability	8,328	—	—		8,328
Interest income	29	83	(29)	AB	83
Change in fair value of derivative liability	—	(5,782)	5,782	AE	—
Interest expense	—	(3,735)	3,735	AF	—
Change in fair value of FPA liability	253	—	—		253
Loss on initial issuance of private warrants	(267)	—	—		(267)
Offering costs allocated to warrant and FPA liabilities	(1,148)	—	—		(1,148)
Loss before income taxes	4,178	(47,824)	(12,694)		(56,339)
Provision for income taxes	—	—	—		—
Net income (loss)	$4,178	$(47,824)	$(12,694)		$(56,339)
Other Comprehensive gain (loss)	—	(45)	—		(45)
Total comprehensive loss	$4,178	$(47,869)	$(12,694)		$(56,384)

Common Stock Earnings per Share:
Basic and Diluted weighted average shares outstanding	49,401,099	47,677,440
Earnings per share	$0.08	$(1.00)

Class A Earnings per Share:
Allocated Earnings					$(45,389)
Basic and Diluted weighted average shares outstanding					360,968,507
Earnings per share					$(0.13)

Class B Earnings per Share:
Allocated Earnings					$(10,950)
Basic and Diluted weighted average shares outstanding					87,078,982
Earnings per share					$(0.13)

Unaudited Pro Forma Condensed Combined Statement of Operations
for the year ended December 31, 2020
(in thousands, except per share data)

	Northern
	Genesis
	Acquisition	Embark	Transactions		Pro Forma
	Corp	Trucks, Inc.	Accounting		Combined
	(Adjusted )	(Historical)	Adjustments		Balance
Operating Expenses
Research and development	$—	$18,831	$14,915	AA	$33,746
General and administrative	1	3,595	76,290	AA, AC, AD, J	79,886
Total operating expenses	1	22,426	91,205		113,632
Loss from operations	(1)	(22,426)	(91,205)		(113,632)
Other Income	—	107	—		107
Interest income	—	788	—		788
Interest expense	—	—	—		—
Loss before income taxes	(1)	(21,531)	(91,205)		(112,737)
Provision for income taxes	—	—	—		—
Net income (loss)	$(1)	$(21,531)	$(91,205)		$(112,737)
Other Comprehensive gain (loss)	—	(24)	—		(24)
Total comprehensive loss	$(1)	$(21,555)	$(91,205)		$(112,761)

Common Stock Earnings per Share:
Basic and Diluted weighted average shares outstanding		46,743,539
Earnings per share		$(0.46)

Class A Earnings per Share:
Allocated Earnings					$(92,201)
Basic and Diluted weighted average shares outstanding					360,968,507
Earnings per share					$(0.26)

Class B Earnings per Share:
Allocated Earnings					$(20,536)
Basic and Diluted weighted average shares outstanding					87,078,982
Earnings per share					$(0.24)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Business Combination

On June 22, 2021, NGA, Merger Sub, a wholly owned subsidiary of NGA, and Embark entered into the Merger Agreement. The Merger Agreement provided for, among other things, the merger of Merger Sub with and into Embark (the “Merger”) with New Embark surviving the Merger as a wholly owned subsidiary of Embark Technology (formerly NGA) and New Embark equity holders holding the majority of the Embark Technology Common Stock. The Business Combination was consummated on November 10th, 2021.

Pursuant to the Merger Agreement, the aggregate stock consideration issued by the Post-Combination Company in the Business Combination will be $4.9 billion consisting of 485,638,573 newly issued shares, factoring a decrease of approximately 29.9 million of New Embark Class A Common Stock as a result of NGA Stockholders who elected to participate in the Embark Pre-Closing Redemption for aggregate proceeds of approximately $299.9 million. Additionally, the stock consideration is decreased by the forfeiture of approximately 0.3 million of New Embark Class A Common Stock as a result of NGA Sponsors Stockholders who forfeited shares in accordance with the terms of the Forward Purchase Agreement. Based on an assumed Post-Combination Company value of $10.00 per share, New Embark will receive $4.4 billion in the form of 444,188,975 reclassified shares of the Post-Combination Company. NGA public stockholders will receive $115.6 million in the form of 11,564,865 newly issued shares considering 29.9 million shares of redemptions, the PIPE and Forward Purchase Agreement Subscribers (the “Subscriber(s)”) will receive $200.0 million in the form of 20,000,000 newly issued shares, and the Sponsor will receive $98.8 million in the form of 9,884,733 reclassified shares in exchange for NGA’s existing Common Stock. The following represents the consideration at closing of the Business Combination:

(in millions)
Share issuance to Embark shareholders(1)	4,441.9
Share issuance to NGA shareholders	115.6
Share issuance to Subscriber(s)	200.0
Share issuance to Sponsor	98.8
Share Consideration – at Closing	4,856.4
(1)

The share consideration to be transferred to Embark shareholders include (i) $4,038.5 million to holders of issued and outstanding Embark Common Stock, (ii) $35.7 million for the conversion of the then outstanding Convertible Note; (iii) $6.4 million for the conversion of Embark Common Stock warrants; (iv) $361.3 million to holders of vested and unvested stock options and RSUs of Embark Common Stock.

The value of share consideration issued at the Closing is determined by application of the Exchange Ratio of 2.98, which is based on the implied $10.00 per share prior to the Business Combination. The unaudited Pro Forma Condensed Combined Balance Sheet has been prepared to give effect to the Business Combination and related transactions summarized below as if they had been consummated on September 30, 2021. The unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2021, and the year ended December 31, 2020, gives effect to the Business Combination and related transactions summarized below as if they had been consummated on January 1, 2020:

•	The merger of Merger Sub, the wholly owned subsidiary of NGA, with and into Old Embark, with Old Embark as the surviving company.
•	the issuance and sale of 16,000,000 Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $160,000,000 in the PIPE Financing;
•

the issuance and sale of 4,000,000 Forward Purchase Units at $10.00 per unit with each unit consisting of 4,000,000 shares of Class A common stock and 666,667 redeemable warrants to purchase shares of Class A common stock;

•	immediately prior to the Effective Time, the issuance of performance-based stock units to the Founders of New Embark which are subject to performance-based and market-based vesting conditions;

•	immediately prior to the Effective Time, the issuance of restricted stock units to certain employees of Embark immediately prior to the Effective Time;
•	all convertible promissory notes issued, immediately prior to the Effective Time, were converted into Class A common stock in accordance with the Convertible Note terms;
•

Immediately prior to the Effective Time, the vested portion of all Old Embark warrants net exercised into shares of Old Embark Common Stock and then converted to Class A common stock, and the unvested portion of all Old Embark warrants net exercised into Old Embark Restricted Stock and then converted to New Embark Technology Restricted Stock, in accordance with the warrants’ terms;

•

the completion of the Embark Pre-Closing Reorganization, which included the conversion of Old Embark preferred stock into New Embark Common Stock, and whereby eighty percent (80%) of Old Embark Common Stock held by the Founders converted into shares of Class B Common Stock, twenty percent (20%) of Embark Common Stock held in trust converted into shares of Class A common stock, and all other holders of Embark Common Stock converted into shares of Class A common stock using a conversion ratio of 2.98 calculated in accordance with the terms of the Merger Agreement;

•

all Old Embark stock options issued, immediately prior to the Effective Time, converted into stock options to receive Class A common stock with substantially the same terms and conditions as were applicable to such stock option immediately prior to the Effective Time;

•

all Old Embark restricted stock units and performance stock units issued, immediately prior to the Effective Time, converted to the right to receive Class A common stock with substantially the same terms and conditions as were applicable to such award immediately prior to the Effective Time;

•

immediately prior to the Effective Time, by virtue of the effectiveness of NGA’s Second A&R Charter, each share of NGA pre-transaction Common Stock was reclassified into shares of Class A common stock; and

•	the cancellation and transfer of Sponsor Shares in connection with the Business Combination and in accordance with the terms of the Sponsor Support Agreement and the Merger Agreement.

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, NGA will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of New Embark issuing shares for the net assets of NGA, accompanied by a recapitalization. The net assets of NGA will be recognized at fair value (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Embark has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Old Embark’s shareholders will have majority of the voting power ;
•	Old Embark will appoint the majority of the board of directors of the Post-Combination Company;
•	Old Embark’s existing management will comprise the management of the Post-Combination Company;
•	New Embark will comprise the ongoing operations of the Post-Combination Company;
•	Old Embark is the larger entity based on historical business operations;

•	The Post-Combination Company will assume Embark’s name.

The unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021, assumes that the Business Combination occurred on September 30, 2021. The unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2021, and year ended December 31, 2020, presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis of Embark as the accounting acquirer.

The unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021, has been prepared using, and should be read in conjunction with, the following:

•	NGA’s unaudited Condensed Balance Sheet as of September 30, 2021, and the related notes for the period ended September 30, 2021, included elsewhere in this prospectus; and
•	Old Embark’s unaudited Balance Sheet as of September 30, 2021, and the related notes for the period ended September 30, 2021, included elsewhere in this prospectus.

The unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2021, and year ended December 31, 2020, has been prepared using, and should be read in conjunction, with the following:

•

NGA’s unaudited Condensed Statement of Operations for the nine months ended September 30, 2021, and audited Statement of Operations for the period from September 25, 2020 (inception) through December 31, 2020, and the related notes, included elsewhere in this prospectus; and

•

Embark’s unaudited Statement of Operations and Comprehensive Loss for the nine months ended September 30, 2021, and audited Statement of Operations and Comprehensive Loss for the year ended December 31, 2020, and the related notes, included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). The related transaction accounting adjustments are based on currently available information that management believes is, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Embark’s financial condition and results of operations as if the Business Combination was completed on the dates mentioned above.

Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. NGA believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited Pro Forma Condensed Combined Financial Information.

The unaudited Pro Forma Condensed Combined Financial Information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination (“Management Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited Pro Forma Condensed Combined Financial Information.

The unaudited Pro Forma Condensed Combined Financial Information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the audited financial statements and notes thereto of each of NGA and Old Embark included elsewhere in this prospectus.

The following summarizes the pro forma Post-Combination Company shares outstanding:

	Number of	Percentage of
	outstanding	outstanding
	Shares	shares
Post-Combination Company shares issued to Embark stockholders (2)	406,597,891	90.7%	%
Post-Combination Company shares issued to NGA public stockholders	41,400,000
Less: shares redeemed, net of sponsor transfers (1)	(29,835,135)
Total NGA shares	11,564,865	2.6%	%

Total Subscriber shares	20,000,000	4.5%	%

Total Sponsor (3)	9,884,733	2.2%	%
Pro Forma Shares Outstanding	448,047,490	100.0%	%
(1)

Considers NGA stockholders holding 29.9 million Public Shares having exercised their redemption rights at a value of $10.00 per share for $299.9 million of funds in the Trust Account. Additionally considering the transfer of 0.2 million Sponsor shares by NGA Sponsors to NGA Public stockholders.

(2)

Includes 3.6 million shares expected to be issued to Convertible note holders at the Effective Time of the Merger for outstanding notes payable and 0.6 million shares expected to be issued to warrant holders at the Effective Time of the Merger for vested warrants, and excludes 1.7 million shares expected to be issued to holders of early exercised shares, which are not considered as outstanding from an accounting standpoint as they are not vested.

(3)	Reflects the forfeiture of 0.3 million Sponsor shares by NGA Sponsors, and the transfer of 0.2 million Sponsor shares by NGA Sponsors to NGA Public stockholders.
2.	Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies.. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited Pro Forma Condensed Combined Financial Information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited Pro Forma Condensed Combined Financial Information to give pro forma effect to events that directly reflect the accounting for the transaction. Embark and NGA have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited Pro Forma Condensed Combined Statement of Operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021, are as follows:

(A)	Reflects pro forma adjustments to cash related to the following:

Release of cash from Trust Account	$414,029	(i)
Proceeds from Forward Purchase Agreements	40,000	(ii)
Proceeds from PIPE	160,000	(iii)
Payment of transaction expenses	(54,559)	(iv)
Payment of NGA's deferred underwriting fee	(14,490)	(v)
Release of cash for redemption of shares	(299,885)	(vi)
Release of payment of promissory note	(750)	(vii)
Net pro forma cash flow	$244,345
(i) —

Represents the reclassification of cash equivalents held in the trust account and to reflect that the cash equivalents are available to effectuate the transaction or to pay redeeming NGA public stockholders.

(ii) —	Represents the proceeds received from the sale of 4.0 million forward purchase units pursuant to the Forward Purchase Agreement at $10.00 per unit for total proceeds of $40.0 million.
(iii) —

Represents proceeds received from the issuance of 16.0 million shares of Class A common stock, in a private placement to be consummated concurrently with the closing of the Business Combination, at $10.00 per share pursuant to the PIPE Financing Subscription Agreement. The unaudited Pro Forma Condensed Combined Balance Sheet reflects the issuance of these shares with a corresponding increase of $160.0 million to additional paid in-capital and an increase of less than $0.1 million to Class A common stock.

(iv) —

Represents preliminary estimated transaction costs incurred by Embark of approximately $39.9 million for legal, financial advisory and other professional fees incurred in consummating the Business Combination. Additionally, this includes transaction costs incurred by NGA in the amount of $14.6 million. The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding increase in accumulated deficit, as these costs are expensed as incurred.

(v) —	Represents the payment of $14.5 million of deferred underwriter fees incurred during NGA’s initial public offering due upon completion of the Business Combination.
(vi) —	Represents the payment of cash of $299.9 million paid for the redeeming Parent public stockholders.
(vii) —	Represents the payment of cash of $0.8 million for the repayment of NGA promissory notes.

(B)Reflects the reclassification of cash and cash equivalents held in NGA’s trust account that becomes available in connection with the Business Combination, assuming no redemption.

(C)Reflects the derecognition of the amortized cost of the Convertible Note of $20.6 million pursuant to the conversion of the Convertible Notes.Pursuant to the Convertible Note agreement, the Convertible Note automatically converted into shares of Class A common stock at a discount rate determined by the pre-money valuation of Embark. The discount resulted in a recognition of a derivative liability of $13.9 million (see note D below), along with the accretion of the remaining debt discount of $4.4 million as an adjustment to accumulated deficit which upon conversion of the Convertible Note into shares of Class A common stock, was recognized to additional paid in capital for a total adjustment of $38.9 million. Additionally reflects the repayment of $0.8 million of NGA promissory notes in accordance with the terms of the consummation of the agreement.

(D)Reflects the derecognition of the derivative liability pursuant to the conversion of the convertible notes. The adjustment reflects an excess of the fair value of the liability in order to represent the maximum value the note holder will receive upon such conversion.

(E)Reflects the settlement of deferred underwriters’ fees incurred during the NGA IPO due upon completion of the Business Combination. The unaudited Pro Forma Condensed Combined Balance Sheet reflects payment of these costs as a reduction of cash and cash equivalents, with a corresponding decrease in deferred underwriting fee payable.

(F)Represents the allocation of proceeds received from the sale of 4.0 million forward purchase units pursuant to the Forward Purchase Agreement at$10.00 per unit. Each forward purchase unit consists of one share of NGA Common Stock and one-sixth of one public warrant. Each whole public warrant entitles the holder to purchase one share of NGA Common Stock. The public warrants are liability classified warrants with an estimated issuance date fair value of $0.9 million as part of the forward purchase agreement. The $40.0 million proceeds received were allocated between each NGA Common Stock and each whole warrant at $39.1 million and $0.9 million, respectively. The NGA Common Stock was then recapitalized into Class A common stock and the public warrants were exchanged for warrants to purchase Class A common stock.

(G)Reflects the reclassification of $114.1 million of NGA public shares, from mezzanine equity to permanent equity. The unaudited pro forma balance sheet reflects the reclassification with a corresponding increase of $114.0 million to additional paid in-capital and an increase of less than $0.1 million to New Embark Class A Common Stock. Further reflects the redemption of $299.9 million of NGA Common Stock.

(H)Represents the conversion of Embark Preferred Stock into Embark Common Stock pursuant to Section 4 of Article IV of Embark’s Amended and Restated Articles of Incorporation prior to the closing of the Business Combination, as stipulated by the Merger Agreement. The unaudited Pro Forma Condensed Combined Balance Sheet reflects the conversion with a corresponding increase of $1,000 to Class A common stock.

(I)Represents recapitalization of Embark’s equity and issuance of 316,963,447 shares of New Embark Class A common stock and 87,078,982 shares of New Embark Class B common stock to Embark’s equity holders as consideration for the reverse recapitalization. Additionally, this amount reflects the issuance of Class A common stock and Class B common stock pursuant to the following:

(In thousands)
Par value – Old NGA Common Stock	$1
Par value – Forward Purchase Agreement Shares	0
Par value – NGA redeemable shares reclassified to permanent equity	1
Par value – PIPE Shares	2
Par value – Issuance to note holder	0
Par value – Shares issued to Embark shareholders (recapitalization)	33
Total Class A issuance	$37
Total Class B issuance	$9

(J)Reflects the following transactions that increase or decrease additional paid in capital. The unaudited Pro Forma Condensed Combined Balance Sheet reflects the corresponding total decrease of $286.5 million to additional paid in-capital.

	(In thousands)
Acquisition related transaction expenses incurred by Embark	(39,942)	(A) (iv)
Issuance of New Embark Class A Common Stock from Forward Purchase Agreement	38,920	(F)
Reclassification of NGA redeemable Common Stock into permanent equity	71,652	(E)
Issuance of New Embark Class A Common Stock from PIPE Financing	159,998	(A) (iii)
Conversion of $25 million convertible notes at a discount into New Embark Class A Common Stock	38,945	(C)
Reclassification of NGA’s historical retained earnings balance into additional paid in capital	(39,121)	(i)
Recapitalization of Embark preferred and Common Stock to New Embark Class A and Class B Common Stock	(40)	(ii)
Additional paid in capital associated with exchange of Founders’ Embark Common Stock for New Embark Class B Common Stock	13,606	(iii)

Total	286,480
(i) —	Represents $39.1 million reclassification of NGA’s historical accumulated deficit to additional paid in capital as part of the reverse recapitalization.

(ii) —	Represents the conversion of Embark preferred stock into Embark Common Stock and the recapitalization of Embark Common Stock into Class A and Class B common stock.
(iii) —

The Founders of the Company transferred 20% of their shares into family trusts. As a result, the remaining 80% of the Founder’s Embark Common Stock was exchanged for Class B common stock with the amounts held in trust converting into Class A common stock. The Class B common stock have the same economic rights as Class A common stock; however, the Class B common stock carry 10 votes per share whereas Class A common stock carry one vote per share. The Class B common stock was determined to have incremental fair value over the Embark Common Stock that was exchanged. Accordingly, the incremental fair value associated with high voting shares of $13.6 million is reflected at the time of the exchange and included as an adjustment to additional paid in capital as of September 30, 2020, and to the general and administrative expense for the year ended December 31, 2020 .

(K)Represents adjustments of $6.5 million to retained earnings due to the impact of estimated transaction costs, discounted shares from the conversion of the Convertible Note, elimination of NGA’s historical retained earnings, and incremental value of high voting shares.

	(In thousands)
Estimated Transaction Costs incurred by NGA	(14,616)	(A) (iv)
Recognition of Discount on Convertible Note upon conversion to New Embark Class A Common Stock	(4,428)	(D)
Elimination of historical NGA retained earnings	39,121	(J) (i)
Recognition of compensation cost related to the exchange of Embark Common Stock for high voting stock of New Embark Class B Common Stock	(13,606)	(J) (iii)
Total	6,471

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2021, and year ended December 31, 2020, are as follows:

(AA)

Represents stock compensation expense recorded to research and development of $4.4 million for the nine months ended September 30, 2021, and $14.9 million for the year ended December 31, 2020 and stock compensation expense recorded to general and administrative expense of $10.7 million for the nine months ended September 30, 2021, and $38.5 million for the year ended December 31, 2020 from restricted stock units (“RSUs”) that were granted to certain employees of the Company in connection with the Business Combination. The grant occurred after the balance sheet date, but before the closing of the Business Combination. Accordingly, the RSU grant included within the pro forma Statement of Operations and assumed to have been granted simultaneously with the Business Combination on January 1, 2020. The RSUs contain service-based vesting conditions that vest over a period of four years as well as a performance condition requiring the Company to be a public company by December 31, 2021. Both conditions must be met to vest.

(AB)	Represents pro forma adjustment to eliminate interest income related to the amount held in NGA’s trust.
(AC)

Represents stock compensation expense of $7.1 million for the nine months ended September 30, 2021, and $9.7 million for the year ended December 31, 2020, from performance restricted stock units (“PRSUs”) that were granted to founders of the Company in connection with the Business Combination. The grant occurred after the balance sheet date, but before the closing of the Business Combination. Accordingly, the PRSU grant is included within the unaudited Pro Forma Condensed Combined Statement of Operations as a separate material transaction and assumed to have been granted simultaneously with the Business Combination on January 1, 2020. The PRSUs contain a performance- based vesting condition (“performance condition”) and six market-based vesting conditions (“market conditions”). The performance condition requires that Embark becomes a publicly traded company and the market conditions requires that Embark Technology’s market capitalization meets or exceeds six different valuation multiples multiplied by the valuation of Embark Technology at the time of the Business Combination. Each of the market conditions will be met once a valuation multiple as defined above is achieved. The grant date fair value of the PRSU’s is attributed using a graded vesting schedule and compensation expense is recognized over the derived service period of each market condition tranche.

(AD)	Reflects $14.6 million of transaction costs that are not direct or incremental to the Business Combination expected to be incurred by NGA. This is a non-recurring transaction accounting adjustment.
(AE)

Reflects the elimination of $5.8 million change in the fair value of the derivative liability associated with the convertible note, due to expected conversion of notes payable, resulting in settlement of the derivative liability.

(AF)

Reflects the elimination of $3.7 million charge to interest expense for the accretion of the debt discount associated with the issuance of the convertible note, due to expected conversion of notes payable.

4.Earnings per Share

Represents the net earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination, including related proposed equity purchases, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. If the maximum number of shares of Common Stock of NGA are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods. connection with the Business Combination have been outstanding for the entire period presented. If the maximum number of shares of Common Stock of NGA are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited Pro Forma Condensed Combined Financial Information has been prepared as follows:

	Nine months	Twelve months
	Ended	Ended
	September 30,	December 31,
(Net loss presented in thousands of dollars)	2021	2020
Class A Pro Forma Basic and Diluted Loss Per Share
Pro Forma net loss attributable to Class A shareholders	$(45,389)	$(90,826)
Weighted average shares outstanding, basic and diluted	360,968,507	360,968,507
Basic and diluted net loss per Class A share	$(0.13)	$(0.25)

Class A Pro Forma Weighted Average Shares – Basic and Diluted
Class A shares issued to Embark stockholders	315,304,904	315,304,904
Class A shares issued to holder of Convertible Note	3,571,428	3,571,428
Class A shares issued to current NGA public shareholders	11,411,502	11,411,502
Class A shares issued to warrant holders	642,577	642,577
Class A shares issued to Subscribers	20,000,000	20,000,000
Class A shares issued to the Sponsor	10,038,096	10,038,096
New Embark Class A Pro Forma Weighted Average Shares – Basic and Diluted	360,968,507	360,968,507

New Embark Class B Pro Forma Basic and Diluted Loss Per Share
Pro Forma net loss attributable to Class B shareholders	$(10,950)	$(21,911)
Weighted average shares outstanding, basic and diluted	87,078,982	87,078,982
Basic and diluted net loss per Class B share	$(0.13)	$(0.25)
New Embark Class B Pro Forma Weighted Average Shares – Basic and Diluted
Class B shares issued to Embark Founders	87,078,982	87,078,982
New Embark Class B Pro Forma Weighted Average Shares – Basic and Diluted	87,078,982	87,078,982

As a result of the pro forma net loss, the earnings per share amounts exclude the anti-dilutive impact from the following securities:

•

The 13,800,000 public warrants sold during the NGA IPO that will be converted in the Merger into warrants to purchase up to a total of 13,800,000 New Embark Class A shares, which are exercisable at $11.50 per share;

•	The 6,686,667 Private Placement Warrants that will be exercisable for one share of NGA’s common stock at an exercise price of $11.50 per share.
•	The 35,048,720 New Embark stock options outstanding as of the close of the Business Combination;
•	The 642,578 shares of restricted New Embark’s Class A Common Stock subject to forfeiture.

BUSINESS

Overview of Embark

Embark develops technologically advanced autonomous driving software for the truck freight industry and offers a carefully constructed business model that is expected to provide the industry with the most attractive path to adopting autonomous driving. Specifically, Embark has developed a Software as a Service (“SaaS”) platform designed to interoperate with a broad range of truck OEM platforms, forgoing complicated and logistically challenging truck building or hardware manufacturing operations in favor of focusing on a superior driving technology. At scale, domestic shippers and carriers will be able to access Embark technology via a subscription software license selected as an option at the time they specify the build of new semi-trucks.

Headquartered in San Francisco, California and backed by leading Silicon Valley venture capital firms, Embark’s history as the industry’s longest running autonomous truck driving program is replete with technological firsts that include, but are not limited to:

●	the first coast-to-coast autonomous truck drive,
●	the first to reach 100,000 autonomous miles on public roads,
●	the first to successfully open autonomous transfer points for human- autonomous vehicle (“AV”) handoff.

Embark’s founding team includes roboticists and its broader team includes numerous computer scientists, many with advanced degrees and experience at other leading robotics and autonomous vehicle companies and academic programs. Through this business combination, Embark intends to rapidly scale its engineering team to build on its industry-leading technology position.

Embark has also spent considerable time and effort refining its business model. Embark is initially deploying its leading-edge technology in a very focused manner, targeting freight highway miles between transfer points located next to metropolitan areas in the lower “Sunbelt” region of the United States ( the “U.S.”), leaving the “last mile” of driving to and from the transfer points to the industry’s highly skilled human drivers. Embark’s strategy is distinct from other industry players which seek to provide more complicated “end to end” autonomous driving that would entirely displace human drivers and potentially place these companies in competition with the industry’s carriers. Unlike those competitors, Embark anticipates working with the industry’s existing players to help them bring autonomous driving technology to market on their own terms. In addition, Embark believes its solution will be the safest and most reliable in the industry because of its disciplined geographic focus and emphasis on software development, which stands in contrast to Embark’s competitors that focus on multiple domestic markets simultaneously, manufacturing autonomous trucks and/or competing directly with semi-truck OEMs or legacy carriers.

Embark’s business model focus does not come at any significant commercial expense for Embark’s stockholders because the serviceable market Embark is targeting is significant. Embark currently targets the rapidly growing $700 billion U.S. truck freight market, and its initial commercial phase targets 236 billion serviceable miles within this market. The industry has had to face significant pressures from the growth of e-commerce and the well-documented shortage of skilled drivers, and therefore has powerful incentives to adopt autonomous driving solutions to both improve capacity and reduce costs. In addition, Embark’s cooperative model has already had traction with many of the industry’s leading shippers and carriers.

In short, Embark believes the freight truck market is poised for a dramatic sea change that will result in an industry that is more profitable, less polluting and provides a more humane lifestyle for its skilled drivers thanks to autonomous driving technology. Embark is the best positioned company in the industry to lead this transformation.

Embark Can Address Many Challenges Faced by The Truck Freight Industry

Embark believes its offerings are well timed and will be attractive to a truck freight market that is under significant cost and capacity pressures including:

●	Driver Shortage. Carriers are facing driver shortages, particularly on long haul routes, as a result of an aging workforce and a preference of truck drivers for local routes that permit them to remain close to home. The current driver shortage facing carriers is 60,000 and is expected to rise to 160,000 by 2028. As a result of this shortage, thousands of trucks have the potential to be left “against the fences” at large carriers.

●	Economics. The truck freight industry is largely fragmented and highly price competitive. As a result, the market tends to be characterized by operating margins for incumbent carriers that are typically below 10%. Labor costs are the largest component of the per mile cost structure, representing 43% of total per mile semi-truck operating costs according to the American Transportation Research Institute.
●	Operational Safety. Operational safety remains a significant obstacle for carriers with over 4,500 deaths and 67,000 injuries involving a medium or heavy truck in 2020. In addition to loss of life, automotive accidents involving large trucks account for significant financial loss as a result of damaged and destroyed cargo.
●	Evolving Consumer Demands. According to the American Trucking Association, freight volumes are expected to grow 36% between 2020 and 2031. In addition, the continued growth of e-commerce is driving expected delivery times down, requiring faster and more efficient delivery.
●	Environmental Sustainability. Truck freight is estimated to have accounted for 23% of automotive and over 6% of total greenhouse gas emissions in the US in 2018. Carriers and shippers are increasingly focused on reducing carbon emissions associated with fleet operations.

Embark’s Solutions to the Industry’s Challenges

●	Software Solution for Long Haul Trucking. Directly addresses driver shortage with a per-mile software license that can assist in the navigation of a carrier-owned, Embark-equipped OEM truck from its origin to destination. Implementation of Embark’s software will improve human driver quality of life by allowing drivers to service primarily local routes with Embark technology used to service long-haul portions of existing freight networks operated by carrier partners.
●	Compelling Economics For Nearly Any Carrier. Embark believes that its autonomous driving solution provides compelling economics for carrier partners. Embark’s technology is designed to work on a wide range of semi-trucks through its proprietary Embark Universal Interface (“EUI”) technology. As a result, carriers can use the Embark technology to operate trucks for longer hours, with estimated annual revenue per truck meaningfully increased no matter what brand of trucks they prefer.
●	Improved Safety. The National Highway Transportation Safety Administration (NHTSA) found that approximately 94% of all motor vehicle accidents are caused by human error. Autonomous driving directly addresses accidents involving large trucks that are attributable to human error. To date, Embark has driven more miles without a Department of Transportation (“DOT”) reportable incident than any other self-driving truck provider.
●	Improved Speed of Delivery. Trucks driven by humans are limited by DOT regulations to 11 hours of operation per day. Autonomous vehicles have the potential to dramatically increase daily driving time and improve delivery speed.
●	Improved Fleet Utilization. Autonomous vehicles that can be operated continuously will allow carriers to “unlock” usage from their existing truck fleets during periods of the day that human drivers may not be able to drive. Increased utilization should permit carriers to own fewer trucks to serve the same demand, reducing their costs.
●	Improved Sustainability. Autonomous driving can improve fuel efficiency by up to 10% per mile, due to better speed management, supporting carrier and shipper sustainability objectives.

Embark’s History

Founded in 2016, Embark is the longest-running self-driving truck program in the world. Since inception, Embark’s mission has been to make roads safer and freight more reliable and Embark has already achieved a number of key milestones, positioning it for success within the autonomous trucking market:

●	In 2017, Embark completed the first coast-to-coast autonomous truck drive and was the first autonomous trucking company to bring together shipper and carrier at a transfer point;

●	In 2018, Embark completed 100,000 miles of operations and completed the first fully autonomous trip from Los Angeles to Phoenix without any interventions;
●	In 2019, Embark opened the world’s first transfer points in Los Angeles and Phoenix and began moving freight for Fortune 500 companies;
●	In 2020, Embark introduced Embark Guardian, providing 24/7 monitoring and remote assistance capabilities;
●	In March 2021, Embark became the first autonomous vehicle company to introduce OEM-agnostic compatibility, through the Embark Universal Interface product; and
●	In April 2021, Embark launched the Partner Development Program with several partners including HP, Anheuser-Busch InBev, Werner, Mesilla Valley Transportation, and Bison Transport. Embark has conducted network assessments with nine carriers and shippers, paving the way for the conversion of existing freight transport networks to autonomous trucks.
●	On September 14, 2021, Embark announced a joint initiative with HP Inc. (“HP”), a leading provider of personal computers and associated accessories, to launch an electric truck drayage pilot.

In the pilot, local loads will be hauled to and from Embark’s highway-adjacent transfer points using electric trucks operated by human drivers, while the longer middle segment of the haul is completed autonomously by trucks equipped with Embark’s Driver software. Embark and HP intend to evaluate the fuel efficiency improvements and emissions reductions that may be realized from the adoption of long-haul autonomous trucks and EV drayage.

●	On September 16, 2021, Embark announced a partnership with Ryder Systems, Inc. (“Ryder”), a leading provider of freight management and fleet supply chain solutions, intended to evaluate and launch a nationwide network of up to 100 Embark transfer points over the next five years. The parties will study a model in which Ryder will provide yard operations, maintenance, and fleet management to support a coast-to-coast autonomous network for Embark fleet partners. Initially, the partnership will focus on developing select sites in key freight markets in California, Arizona, Texas, Georgia, Tennessee, and Florida, through which Embark plans to begin hauling loads in early 2022 in preparation for its expected commercial launch in 2024.
●	On September 21, 2021, Embark announced a collaboration with ZF Group (“ZF”) a leading provider of truck parts to major truck OEMs, to test and validate the integration of ZF’s ReAX adaptive steering technology with EUI. Successful integration is expected to help make EUI compatible across multiple OEM platforms, which in turn is expected to facilitate adoption of EUI.
●	On September 21, 2021, Embark announced a collaboration with Cummins Inc. (“Cummins”), a leading powertrain provider in the trucking industry, to test EUI with Cummins’ automated driving system interface. Successful development would permit Embark technology to take advantage of Cummins’ advanced ADEPTTM powertrain/engine features, which are anticipated to be available to multiple OEMs, including improved fuel efficiency and performance.

Embark’s Business Model and Go-To-Market Strategy

Embark’s business model offers meaningful operational savings to carriers and shippers and collaborates rather than competes with carriers. To date, while not generating any revenue, Embark has completed hundreds of hauls with many major companies and has leveraged that experience into designing its business model and commercialization plans. Embark intends to make its technology available as a SaaS subscription on an OEM platform-agnostic basis, meaning that carriers will be able to subscribe to the Embark software for any new vehicles from any truck brand in their fleets. Embark believes this model will deliver compelling benefits across the entire trucking ecosystem by:

●	Improving economics and alleviating driver shortages for carriers;
●	Increasing fuel economy, reducing emissions and improving reliability, sustainability and safety for shippers;
●	Providing an attractive cost of entry to autonomous vehicle technology without disrupting shippers’ or carriers’ truck preferences or supply chains;
●	Permitting Embark to focus on its area of expertise — autonomous driving development — while the rest of the ecosystem can specialize on the areas they excel in, including logistics and manufacturing.

SaaS Focus

Embark partners with carriers and private fleets, who will pay a per-mile license fee for Embark’s software, variable based on distance. In return, carriers and private fleets realize significant per-mile savings offered by the Embark Driver. This software focus is expected to allow Embark to scale rapidly by leveraging significant investments by carriers in trucks. Carrier investment significantly outpaces the resources of any single AV trucking player and Embark estimates that the top 100 carriers spend over $12 billion on new trucks annually based on an assumed 25% annual fleet turnover and an average truck price of $125,000.

In addition, by partnering with carriers as a software provider rather than competing with them by running its own freight network, Embark is able to leverage the expertise of its carrier partners while focusing on developing and maintaining state-of-the-art software. Furthermore, Embark expects to benefit from compelling SaaS economics including high margins, recurring revenues and economies of scale due to the increased demand for truck freight.

Embark may also seek revenue via ancillary channels, such as specialized hardware, maintenance and other services required as necessary to support its SaaS license model. Embark’s commercial model does not rely on revenue generated from OEMs and Embark has not entered into any agreement with an OEM to date that would provide for a revenue share for vehicles sold with Embark’s technology.

Platform Agnostic Technology

Through EUI, Embark is able to address the reality that most major carriers run mixed fleets. Embark estimates that nearly 90% of the top 25 carriers run fleets with trucks provided by two OEMs and 50% run fleets with trucks provided by three OEMs. Ultimately, OEMs source components from multiple suppliers and carriers make final selections with regard to truck specifications as illustrated below:

Embark has engaged with all four major U.S. OEMs for many years, monitoring each manufacturer’s progress towards the development of proprietary “drive-by-wire” platforms that permit trucks to be controlled using electronic — rather than mechanical — control components. Drive-by-wire is an important advancement that facilitates the adoption of software controlled semi-trucks. In connection with these OEM efforts, Embark has developed the EUI with flexible interfaces that are easily configured to integrate with each OEMs drive-by-wire platform. Embark expects that OEMs will ship their first trucks with redundant drive-by-wire platforms in the near future and is in close contact with OEMs as they select and source relevant sensor and compute options to be made available to carriers when they purchase new trucks. As with other components, Embark expects OEMs to move towards offering multiple AV options to carriers and has designed the EUI to address this eventual development.

Phased Rollout of Multiple Onboarding Methods

Embark expects to deploy its technology in two phases, Phase 1 targeting the Sunbelt states (approximately 90 billion semi-truck miles annually, which is estimated based on the Freight Analysis Framework produced through a partnership between the Bureau of Transportation Statistics and the Federal Highway Administration) and Phase 2 targeting all of the lower 48 states (approximately 300 billion semi-truck miles annually). Embark’s coverage map includes the full set of locations Embark Driver equipped trucks are able to travel to. Embark is adding two types of locations to its coverage map, enabling two route models:

1.Truck stops, which act as ideal transfer points that can be used by all carriers

2.Highway-adjacent shipper locations, which allow Embark Driver-enabled trucks to travel direct-to-customer

Two Phase Rollout

Phase 1: Sunbelt 2024+
Phase 2: Lower 48 2026+
~210 Billion Incremental Semi-Truck Miles
~90 Billion Semi-Truck Miles

Two Route Models

TRANSFER POINT
Customer Facilities
Drayage "last mile"
Transfer Point
Drayage "first mile"
Autonomous Highway Segment
Transfer Point
DIRECT TO CUSTOMER
Customer Facilities
Human Driver
Autonomous Driving

With the transfer point model, Embark is able to focus on highway operations, the middle-mile, while Embark’s carrier partners conduct the first/last-mile portions with human drivers. These points will be located at existing facilities (e.g., truck stops) to provide a Day 1 drop-in solution for customers. Embark pioneered the transfer point model in 2017, partnering with Frigidaire and Ryder to deliver shipments. Since 2017, Embark has refined operations and now conducts daily shipments between Los Angeles and Phoenix on its research and development truck fleet, demonstrating proof of concept and paving the way for commercialization and revenue generating operations in the future. However, Embark has not earned any revenue to date, and has incurred net losses of $15.3 million and $21.5 million for the years ended December 31, 2019 and 2020, respectively.

In conjunction with transfer points, Embark will offer direct-to-customer freight lanes for customers who already move a significant amount of freight on Embark’s network. In April 2021, Embark launched the Partner Development Program, a consortium of partners who will work with Embark to refine and scale Embark’s software and support services. Embark has conducted over nine network assessments for Fortune 500 shippers spanning the retail, consumer packaged goods and automotive verticals who are committed to making self-driving freight operations a reality.

Offering two route methods addresses the economic reality of truck freight. Relying on last mile transfers is projected to be economical for carriers shipping on lanes over 300 miles. Direct-to-customer transfer is expected to be economical for lanes in excess of 100 miles. By offering multiple route models, Embark is able to expand potential coverage for shippers and carriers and meet each of their specific needs.

Embark’s Technology

Embark’s technology solutions are designed to support the seamless integration of autonomous trucks into existing carrier fleets with the goal of alleviating the driver shortage, improving competitiveness for shippers, and improving unit economics for ecosystem participants. Its technology stack consists of three critical components including the Embark Driver, the Embark Universal Interface, and Embark Guardian. Together, these products make for a comprehensive, performant, and reliable freight solution from sourcing, to driving, and support. Embark aims to showcase a L4 driverless solution in 2023 followed by plans to scale commercial operations throughout the Southwestern United States in 2024.

Products

Embark’s technology ecosystem is grounded in three key components: Embark Driver, EUI and Guardian.

●	Embark Driver — Level 4 autonomous trucking software, available as a per mile subscription, that safely and reliably pilots a carrier-owned, Embark-equipped OEM truck between designated transfer points within the Embark coverage map. The Embark Driver is a SaaS product that is continually improved from real world data using Embark’s active learning system, which automatically learns from the most relevant data that Embark-driven trucks encounter in the real world, with these improvements going back to improve the driving capabilities of all of the trucks using Embark Driver. The software was developed by Embark’s leading team of roboticists and machine learning engineers to have advanced prediction and planning capabilities, including a 60 second prediction horizon and the ability to simulate up to 1,200 scenarios involving the actions and interactions of the truck with road traffic. The Embark Driver software also utilizes proprietary vision map fusion and scene understanding techniques that make it more capable of responding to real world driving conditions than systems that are reliant on mapping technology alone. These capabilities, amongst many others in Embark’s technology stack, facilitate a safe and efficient driving experience.
●	Embark Universal Interface — A set of standardized self-driving components and the flexible interfaces necessary for major truck OEMs (Volvo, Daimler, Navistar and PACCAR) to permit easy integration of Embark’s autonomous technology onto their vehicle platforms. Embark understands that its shipper and carrier customers value the opportunity to source trucks from different vendors and Embark’s strategy is to provide a path for AV adoption across a diversified fleet. EUI achieves compatibility, reliability, and safety through a two part design — the component package and the interface package:
●	The EUI component package includes a specification for a standardized set of sensors and computer systems so that the Embark Driver software can process road data from truck platforms with different characteristics in the same way. The component package consists of cameras, LiDARs, radars, GNSS, and IMUs, as well as the associated compute systems, which were selected following thousands of hours of testing and analysis with the goal of achieving optimal performance and redundancy for a highly capable, safe, and reliable, L4 autonomous truck solution.
●	The EUI interface package consists of APIs that permit the Embark Driver software to interface with the EUI component package and the drive-by-wire system of any major OEM platform. By providing a standardized set of APIs, the Embark Driver software is truly “platform agnostic,” meaning it can control a diverse set of platforms provided the platform can interoperate with the EUI interface package. This allows for direct communication to and control of any EUI-compatible truck’s steering, braking, and throttle actuators, as well as to the trucks’ telematics, power chassis, and HVAC.

Specs / Module Designs
Component Package

- Standardized sensor and compute systems determined through thousands of hours of design, testing and analysis

APIs
Interface Package

- Custom flexible physical, electrical and software interfaces enable platform-agnostic integration to any drive-by-wire actuators, chassis, power and HVAC

●	Embark Guardian — The Guardian application is a SaaS based autonomous fleet management solution that provides a visualization and monitoring interface to carriers as well as over-the-air updates, remote vehicle monitoring, remote vehicle assist, dispatching, and access to real-time data such as weather and construction. Embark Guardian permits operators to receive live camera and other feeds from the truck to observe performance and issues that may arise during autonomous driving. As a result, Embark Guardian is designed to provide carriers with the ability to seamlessly deploy and manage a fleet of autonomous trucks within their existing networks and can permit Embark to integrate more deeply into the operations of carrier partners to maximize value.

Features

In addition to its core technology components, Embark has developed proprietary technical features that support the Embark Driver. These include:

●	Vision Map Fusion — Using proprietary techniques, Vision Map Fusion uses a non-linear optimization approach to fuse local data at the truck with global map geometry in real time, enabling real-time map corrections. For example, vision map fusion permits the truck to detect and react to road condition changes, such as work zones, in real time even if the truck’s map data doesn’t show these conditions. Real-time map corrections to account for local conditions allow for improved accuracy and robustness of near field lane geometry estimation, while also unifying the corrected near field topology with the far field map to create a static scene used in downstream operations. This means that Embark’s self-driving system is less map reliant and more capable of handling the constantly changing road environment. The ability of Vision Map Fusion to update and correct map errors in real time can facilitate safer, more scalable and more efficient operations compared to alternative map-centric approaches.
●	Active Learning — Embark’s Active Learning system uses real world situations to rapidly improve performance. The Active Learning system applies a proprietary cloud-based selection engine to uploaded fleet data. The selection engine identifies “edge cases” from the truck’s real world driving data involving driving, road, weather, and/or other conditions that provide rich learning opportunities for Embark Driver’s artificial intelligence so that these edge cases can be studied closely to improve the Driver capabilities. The Active Learning system operates by uniformly sampling and analyzing the driver data for road and driving characteristics identified by Embark’s learning model as most beneficial to improving the Driver software’s performance. With the most valuable data automatically identified, Embark focuses the labeling and training efforts in a way to provide the quickest, most effective feedback loop for the Embark Driver to improve performance.
●	Interactive Planning with Data Driven Predictions — The Embark Driver employs intelligent, adaptive prediction techniques to generate the best plan for each moment after simulating numerous potential scenarios and applying a prediction engine that looks into many potential future outcomes. At present, the Embark planning engine is capable of simulating up to 1,200 scenarios per second, using this information to build a 60 second planning horizon in which it looks ahead to see many possible outcomes from each potential driving decision. Using these data driven analytical models, the Embark Driver is able to accurately predict the actions of other road users and predict the optimal behavior in challenging driving situations. This allows the system to understand and account for real world driving conditions, such as cut-ins or sudden stops by other vehicles, and otherwise drive safely in busy traffic conditions.

Embark’s Partners and Ecosystem

Embark operates in an ecosystem consisting of shippers, carriers, OEMs, component part suppliers and truck stop operators. Embark believes that its solutions provide meaningful benefits to all existing ecosystem players. In April 2021, Embark launched its Partner Development Program (“PDP”) to prepare carriers to own and operate Embark autonomous trucks.

Carriers

Through its PDP, Embark has partnered with carriers to develop its offering and demonstrate proof of concept. To date, Embark has entered into non-binding agreements with seven carriers and shippers to demonstrate its ability to move freight on their existing networks. Through these relationships, Embark is able to leverage the decades-long truck freight expertise of its carrier partners in optimizing its autonomous vehicle technology and business model. Embark’s existing relationships with carriers also demonstrate to the rest of the market that a number of large carriers with significant fleets and operations have already recognized the potential value of adopting Embark Driver.

Embark estimates that its existing partners have significant enough fleet operations to comprise approximately 89% of the trucks required to meet Embark’s 2024 revenue targets, assuming they adopt Embark’s technology at scale. Specifically, Embark estimates that these existing partners operate approximately 32,000 trucks and purchase approximately 8,000 trucks annually. Embark believes that its current carriers reflect a tiny fraction of the overall demand for its technology and is in discussions with other carriers representing 40% of the top 100 carriers measured by truck count, which represent a meaningfully larger addressable market.

Shippers

In addition to partnering with carriers, Embark has fostered relationships with shippers across industry verticals such as retail, e-commerce, CPG and automotive. These shippers form the transportation demand that carriers fulfill. Embark’s autonomous vehicle technology provides meaningful benefits to shippers such as a reduction in CO2 emissions, an increase in speed and an improvement in safety. Embark has already worked with over half a dozen Fortune 500 shippers to analyze their transportation networks at a lane level and develop tactical plans for transitioning existing freight volume from manually driven trucks to Embark autonomous trucks operated by partner carriers. By engaging with shippers together with carriers, Embark expects to facilitate the development of commercial scale for its technology.

OEMs

Embark’s relationships with OEMs have allowed it to develop the EUI. Each of the four major truck OEMs for the U.S. Market are in the process of developing drive-by-wire platforms. Based on its relationships with each OEM, Embark anticipates that the EUI will be available for specification by carrier purchasers, similar to how OEMs provide optionality with respect to engine, brake and telematics solutions.

Truck Stop Operators

Embark is working closely with a number of real estate providers such as truck stop operators and industrial real estate investment trusts to create a nationwide network of transfer hubs to support carriers who will operate the Embark Driver. By leveraging the existing real estate footprint of freight ecosystem partners, which is already aligned to trucking industry needs, Embark is able to significantly decrease the time, energy and cost required to build out this transfer point network. In addition to serving the core transfer point function, Embark is also working with its real estate partners to make important ancillary services such as fuel, maintenance and dispatch support available to carriers who will operate the Embark Driver.

The Traditional Truck Freight Industry

Overview of the Freight Market. The American Trucking Association estimates that the U.S. truck freight market represents approximately $700 billion of value annually. This value is underpinned by an estimated 300 billion total miles driven in 2020 based on data from the Freight Analysis Framework of the Bureau of Transportation Statistics and the Federal Highway Administration. Routes can vary significantly in both distance and total tonnage per year. Embark estimates that of the 300 billion freight truck miles driven in the U.S. in 2020, over 200 billion miles are economically appealing for automation. Beyond 2020, the U.S. Department of Transportation estimates that U.S. truck freight miles have a long-term growth potential of 1.6% per year, based on the average expected growth from 2015-2040.

Key Constituents in the Truck Freight Market. The Class 8 truck industry is composed of component parts (tier 1) suppliers, OEMs, carriers, shippers and truck stops/depots. The OEMs manufacture Class 8 trucks and integrate component parts from tier 1 suppliers. Tier 1 suppliers manufacture a variety of traditional Class 8 truck components for OEMs, including hardware and sensors. Carriers acquire fleets of Class 8 trucks which they deploy to move the freight cargo of shippers, who hire carriers to move their freight cargo. Furthermore, Embark believes truck stops and depots can be an important aspect of the autonomous trucking market as they create an expansive transfer point network of highway-adjacent parking for driverless trucks to transfer trailers to human drivers for pick-up and delivery.

Dynamics In Producing Class 8 Commercial Trucks. A Class 8 commercial truck, or “semi-truck”, is composed of a tractor unit towing one or more trailers. Standard 53 foot trailers lack a power mechanism and must be attached to a tractor unit in order to be moved. The EPA classifies Heavy Duty Class 8 trucks as semi-trucks weighing in excess of 33,000 pounds. The maximum allowable road weight for fully loaded semi-trucks is 80,000 pounds in the U.S. The total cost of a semi-truck typically ranges from $100,000 to $160,000. Trailers are produced in various types and sizes, serving different purposes. The most common trailer in the U.S. is the 53 foot dry van trailer, with other varieties including intermodal and refrigerated or “reefer” trailers.

The market dynamics of Class 8 trucks differ significantly from those in the passenger car industry. When building a Class 8 truck, OEMs multi-source parts from several suppliers to provide a menu of potential options to carriers. On the basis of the OEM’s specific menu of options, carriers specify for the OEM what components to include in the Class 8 truck, often selecting several components from different suppliers. Consequently, the carriers are the ultimate decision makers within the Class 8 truck industry with respect to vehicle design and component inclusion. This differs from the passenger car market where the majority of these decisions are made by the OEM.

Characteristics of Existing Carrier Fleets. In addition to multi-sourcing at the component level, carriers within the Class 8 truck industry generally multi-source from several OEMs, with nearly 90% of the top 25 carriers running fleets with Class 8 trucks from two OEMs and approximately 50% running fleets comprised of trucks from three or more OEMs. Embark believes that carriers will opt to continue operating mixed fleets in the future, benefiting market participants that are OEM agnostic.

Trucking’s Role in the Freight Market. According to the American Trucking Association, trucking represents approximately 80% of the U.S. freight market primarily due to its distinct blend of flexibility, cost, and speed relative to alternative transportation modes. Rail (9% of the U.S. freight market) is generally lower cost than truck freight on a per mile basis, but lacks the operational speed and flexibility to reach the breadth of delivery locations that semi-trucks are able to serve, adding time to the overall delivery process. This dynamic makes rail generally less suitable for same and next day shipping and renders it incapable of first and last mile delivery. Air freight (3% of the U.S. freight market) is attractive for specific use cases such as same and next day shipping due to its superior speed, but its significantly higher cost and larger carbon footprint makes it unattractive in many circumstances. Embark believes that the steady growth of the market and tailwinds from industry trends such as same and next day shipping will drive a further shift in demand for truck freight over rail and air.

“Middle Mile” Truck Freight. A large component of the $700 billion U.S. truck freight market is “middle mile” (long haul). Long haul trucking generally occurs over long stretches of interstate highways. These routes tend to be relatively concentrated along a handful of well-defined commercial corridors which span the U.S. with just 10% of the nation’s trade corridors accounting for nearly 80% of all transported goods.

Truck Freight Industry Characteristics. While trucking is the most frequently utilized mode of freight transportation, the industry is currently characterized by low levels of technological differentiation between carriers, minimal barriers to entry, and high levels of price competition. As a result, the market tends to be characterized by operating margins for incumbent carriers that are typically below 10%.

Truck Freight Industry is Highly Fragmented. The Class 8 truck market is highly fragmented with respect to carriers. The top 100 carriers in the U.S. represent only 11% of that market, based on data provided by the Federal Motor Carrier Safety Administration and Transport Topics as well as an assumption of 93,955 annual miles per truck. As a result, consolidation within the industry is anticipated and could be accelerated by alleviating the driver shortage with autonomous trucking solutions.

The Current Economic Model of Truck Freight. The cost of labor has rapidly increased as a percentage of the per mile truck freight cost structure. According to the American Transportation Research Institute, labor costs now represent 43% of total per mile semi-truck operating costs. Labor costs are the largest component of the per mile cost structure and are 106% greater than fuel costs, which represent the second largest per mile cost. These labor costs are not inclusive of costly driver training and retention expenses, which only further increase truck freight costs.

Semi-truck Driver Shortages. The truck freight industry is currently experiencing severe driver shortages. According to the American Trucking Association, the current driver shortage is 60,000 and is expected to rise to 160,000 in 2028. Furthermore, the demographics of the industry are exacerbating the problem as only 21% of drivers are 20-34 years old (as compared to 40% in 1994) and the average age of drivers has risen to 55 years old. The lack of youth within the existing workforce should only cause the driver shortage to expand over time. Lastly, the challenging lifestyle of the industry has caused annual driver turnover to increase to approximately 90% according to the American Trucking Association. As a result, autonomous trucking solutions have become paramount to the health and sustained success of the trucking industry.

Autonomous Trucking Background & Benefits

Autonomous Trucking is a Significant and Present Commercial Opportunity. As demonstrated by Embark’s own rapid technology development, autonomous driving technology has progressed rapidly from early challenges sponsored by the US Government less than twenty years ago. Technology that struggled to travel a few miles in an open desert environment is now capable of driving massive semi-trucks hundreds of miles on busy highways. This technology development comes with the promise of significant safety benefits, as 95% of serious crashes are caused by human error.

The Embark technology has been built from the ground up with the unique challenges of autonomous trucks — as opposed to autonomous passenger vehicles — in mind. Heavy commercial trucks have very different physical characteristics and performance characteristics from passenger vehicles, and therefore present a very different set of technical challenges for self-driving. For example, a standard Class 8 semi-truck with a fully loaded trailer has limited rear visibility and can weigh up to 80,000 pounds, which is significantly heavier than the average passenger vehicle. In addition, semi-trucks accelerate differently from passenger vehicles and typically operate at highway cruising speeds of 60 miles per hour for a larger proportion of their driving time than many passenger vehicles. As a result, the technical challenges for deploying autonomous driving software include developing a longer planning horizon, more comprehensive sensing technology, better predictive artificial intelligence capabilities and the ability to account for other conditions such as the impact of wind on trailers, navigating work zones and on-ramp merging.

Despite these technical challenges, Embark believes the long haul operating environment and ability to map established truck freight corridors significantly limit the number of potential “edge cases” relative to the surface street driving environment populated by passenger vehicles. Furthermore, semi-trucks are typically deployed for long-haul freight hauling and therefore may have more flexibility to stop when presented with circumstances that the autonomous driving software may not be equipped to handle as compared to passenger vehicles. Due to these constraints, Embark believes that its autonomous trucking technology can be commercialized at scale in the next few years.

Regulatory Environment for Autonomous Trucking. The United States Department of Transportation (“USDOT”) and the National Science & Technology Council stated their view in their January 2020 AV 4.0 guidance that autonomous vehicle technology has the promise to transform the future of transportation, while also increasing American economic growth and overall productivity through AV implementation. In furtherance of these national goals, the current regulatory environment is favorable for autonomous trucking.

The USDOT’s Federal Motor Carrier Safety Administration (FMCSA) regulates commercial vehicle operation through Federal Motor Carrier Safety Regulations (FMCSRs). There is currently no federal law that expressly requires a human driver to be present in a L3-L5 autonomous truck. Furthermore, the Secretary of Transportation retains pre-emptive authority over state laws and regulation pertaining to commercial vehicle safety if such state laws are either less stringent than federal requirements, or more stringent and either have no safety benefit, are incompatible with federal regulation, or cause an unreasonable burden on interstate commerce per 49 U.S. Code § 31141.

In the 2018 policy guidance document “Preparing for the Future of Transportation: Automated Vehicles 3.0,” FMCSA concluded that nothing in existing FMCSRs prohibits the operation of L3-L5 commercial vehicles engaged in interstate commerce, and stated its position that such vehicles may operate without a human occupant as consistent with FMCSRs. Furthermore, the National Highway Traffic Safety Administration has not promulgated any Federal Motor Vehicle Safety Standards prohibiting the operation of L3-L5 automated vehicles. Therefore, Embark’s L4 technology is permissible under existing federal regulations.

At the state level, 42 states allow for the operation of L3-L5 commercial vehicles. Of these 42 states, 16 have enacted legislation that expressly allows the use of autonomous driving without a human driver present, including commercial L4 autonomous trucking. Additionally, the remaining 26 do not expressly prohibit commercial L4 autonomous trucking and most of these states are actively developing legislation through, for example, testing programs or task forces studying the issue. Furthermore, none of these 42 states have any express legal requirements that a human driver must be present in a L3-L5 autonomous truck. Of the remaining 8 states, 6 potentially provide a path for AV adoption subject to specific testing requirements: four states are silent on commercialization of L3-L5 AVs and have no express legal requirements that a human driver must be present in a L3-L5 autonomous truck, but have defined testing programs and requirements that could suggest a company would need to go through a testing process in that state before gaining state support for commercialization and two states have L3-L5 testing programs that exempt AVs from specific state laws that would otherwise prohibit their operation, for example requiring a driver to maintain at least one hand on the steering wheel.

Finally, two states prohibit commercial operation of L3-L5 autonomous trucks today without changes in legislation or regulation. Notably, the existing laws in these two final states that prohibit operation could be preempted by the U.S. Secretary of Transportation if they were determined to meet the criteria in 49 U.S. Code § 31141(c)(4) or were otherwise deemed to be unenforceable by the Secretary of Transportation.

Local governments generally have no role in regulating interstate commercial vehicle equipment or operation. Embark is currently not aware of any local transportation law that would require there to be a driver present in a L3-L5 autonomous truck.

In light of the absence of express prohibitions on commercial L4 autonomous trucking across most of the states, the favorable federal regulatory environment and the potential for preemption of stringent state regulations or restrictions of AV technology in conflict with the federal mandate, Embark believes its revenue forecasts are consistent with the current state of regulation.

Legislation may change in 42 states referenced above and laws that expressly permit commercial L4 autonomous trucking may be slower to develop in the states without such laws than anticipated. However, Embark believes that the absence of express prohibitions on commercial L4 autonomous trucking across most of the states, the favorable federal regulatory environment and the potential for preemption of stringent state regulations or restrictions of AV technology in conflict with the federal mandate, means that its revenue forecasts are consistent with the current state of regulation.

The USDOT’s AV 3.0 guidance (2018) and AV Comprehensive Plan (2021) further supported the operation of autonomous trucks under existing regulations and clarified that human-specific regulations such as hours of service limits would not apply to autonomous truck operations without a human driver. Additionally, AV 3.0 noted USDOT’s ability to preempt certain state or local requirements of autonomous vehicles engaged in interstate commerce to the extent necessary to support a cohesive 50 state AV operations framework. As such, Embark believes that there is a clear path to autonomous trucking within the U.S. in the near term.

Safety and Efficiency Benefits. Rapidly growing freight volumes driven by e-commerce and other trends will require carriers to increase the number of miles driven by their fleets and provide shorter timeframes for delivery to accommodate consumer preferences for next- and same-day deliveries. Trucking’s current solution to such shipping challenges, which may call for 24 hours of continuous driving, is often to employ “sleeper teams” of two drivers that alternate driving shifts as semi-truck drivers are legally limited to 11 hour shifts. Additionally, the supply of drivers cannot easily scale to meet this demand due to a well-chronicled, chronic and worsening driver shortage. Embark expects its autonomous semi-trucks to be able to operate in excess of 22 hours per day at scale as they should not be subject to the same maximum daily operating hours restrictions as an individual human driver. As a result, carriers will be able to enhance the utilization of their existing truck fleets, vastly increasing available freight capacity. In addition, autonomous technology can reduce fuel consumption and maintenance expenses per mile through stricter adherence to speed limits and more predictable driving behavior. Embark expects its technology to reduce insurance costs for its carrier partners once it demonstrates the safety benefits of its technology.

More importantly, Embark believes the adoption of its technology can greatly reduce the number of accidents that occur in human driving due to distracted or impaired driving, regimenting safer driving practices and more predictable operations. In sum, Embark believes that long haul truck freight routes are ideally suited for its autonomous driving technology, as truck freight operations along specific routes, particularly in the middle mile, allows L4 autonomy to reliably fulfill the requirements of the industry while substantially improving the safety of the largest and heaviest vehicles on the country’s busy highways.

Embark’s Solution Is Positioned to Be Adopted Across the Industry. Embark believes its solution is well positioned for adoption because it can solve existing challenges and promote the business of players across the ecosystem:

●	Shippers, which include retailers, manufacturers, and distributors that often maintain their own captive fleets and hub locations, are under enormous pressure to keep up with increasing demand from the growth of e-commerce and consumer expectations around same- and next-day delivery. These operational pressures are most acute in the lead up to the holiday season at the end of each calendar year and often require the shippers to closely manage overflow demand using carriers. Embark believes its technology provides an actionable pathway to deploying autonomous vehicle technology across shipper fleets, increasing capacity and improving visibility of shippers into their fulfillment operations.
●	Carriers, which maintain truck fleets to provide full service freight to shippers and other customers, face similar challenges to shippers, but may feel them more acutely since freight shipping is their mainline business. For example, the driver shortage directly impacts a given carrier’s revenue generation capability no matter how many trucks or customer contracts they may have. Similarly, carriers may face peak demand from many shippers simultaneously, exacerbating the logistical challenges of delivery. Autonomous driving technology can address these concerns by relaxing the physical and regulatory daily driving hour limitations on carrier fleets, and can represent a considerable cost savings, especially when compared, for example, to “sleeper team” truck configurations involving two drivers alternating 11 hours shifts on a single truck.
●	Truck manufacturers (or “OEMs”), that manufacture heavy semi-trucks, can benefit from the adoption of autonomous vehicle technology as a way to unlock demand for a new class of autonomous-capable semi-trucks built to be interoperable with Embark’s technology. Embark believes that shippers and carriers will demand such vehicles, which could rapidly obsolete non-autonomous capable trucks that a shipper or carrier may not otherwise replace. In addition, the increased technology content of such trucks may allow OEMs to command a higher price point per autonomous semi-truck.
●	OEM Component Suppliers, stand to benefit from the shift to autonomous trucking due to an increase in demand for autonomous-related components. These benefits to suppliers would be further increased if the improved economics due to autonomous vehicles resulted in higher demand for trucking from the shipping industry, and thus a larger demand for trucks, components and spare parts.
●	Truck stops and depots, which stand to benefit through the creation of an expansive “transfer point” network of highway adjacent parking for driverless trucks to exchange trailers to human drivers for pickup and delivery. This expansive network eliminates the need to build an independent hub network and, Embark believes, will allow these existing infrastructure holders to increase the utilization of their real estate assets.

Embark’s Competitive Strengths

Embark believes that the following strengths position it well to capture growth in the autonomous trucking market and become a partner of choice for OEMs, carriers and shippers:

Asset-Light SaaS Model is Durable and Scalable Across Large Addressable Market

Embark has designed an asset-light SaaS business model — licensing its software for a per-mile fee to carriers and shippers. Outside of an R&D fleet, Embark does not intend to own or operate trucks, removing a significant potential capital expenditure. This allows Embark to focus on software development and allows its carrier and shipper partners to focus on what they do best — maintaining and operating trucks and freight networks. Once a carrier or shipper specifies the EUI on a truck purchased from a preferred OEM, Embark will directly license the Embark Driver and provide ongoing support through Embark Guardian, driving durable relationships. Embark believes that this model also provides Embark with predictable recurring revenues.

Through the Partner Development Program, Embark has developed its offering alongside carriers and shippers, establishing itself as a trusted technology partner. Embark has entered into non-binding agreements with a number of key carriers and estimates that its existing partners operate approximately 32,000 trucks and purchase approximately 8,000 trucks annually, which would comprise 89% of Embark’s 2024 scale targets, assuming full adoption. Given that Embark’s existing partners only comprise a small portion of the market and Embark is actively working to engage new partners, Embark believes it has significant upside on its targets in 2024 and beyond. For example, Embark is in discussions with carriers representing 40% of the top 100 carriers measured by truck count.

By partnering with carriers and shippers rather than competing with them, Embark is able to deploy its technology across existing truck freight networks and with a diverse group of carriers. Leveraging existing freight networks will allow Embark to achieve scale more quickly across its addressable market. Similarly, through its partnerships with truck stop operators, Embark has the opportunity to capitalize on existing real estate portfolios to allow for rapid expansion of its coverage network.

The market for truck freight is large and growing. Embark estimates that the total addressable market for autonomous trucking is approximately 300 billion miles annually in the US alone. Of these miles, Embark estimates that 236 billion would currently support Embark-enabled trucks.

Total Addressable Market of ~300 Billion Miles Annually Today
Transfer Point
>300 Miles
Direct to Customer
>100 Miles
86% of Miles are in Autonomous Economic Freight Lanes
Embark Operating Environment
~80-90% of Economic Freight Lanes

Industry Leading Autonomous Trucking Technology. As the longest-running self-driving truck company, Embark is driving the transition to L4 autonomous trucking and pioneers an asset light partnership model focused on technology and SaaS. Embark believes its technology and business model has outpaced its competitors in establishing commercial viability:

●	First autonomous drive coast-to-coast;
●	First to 100,000 autonomous miles driven;
●	First operational transfer point network for self-driving trucks;

●	First autonomous trucking company to adopt an OEM-agnostic approach;
●	First autonomous vehicle trucking software to handle workzone lane closures;
●	First autonomous vehicle trucking software to self-park.

In addition, through its partnerships with shippers, carriers and OEMs, Embark has demonstrated broad industry acceptance of its technology and solutions.

Collaborative Business Model That Will Promote Regulatory and Industry Acceptance

Embark’s track record of industry collaboration: By working with Tier 1s, OEMs, carriers and shippers, Embark has developed a deep understanding of the existing freight ecosystem. It is this knowledge that drove Embark’s decision to work with, instead of compete against, existing freight players. In this collaborative model, Embark defers to OEMs for the manufacture and sale of the trucks themselves, carriers purchasing and operating the trucks and shippers buying capacity in a manner similar to today. This configuration leverages the logistical expertise of the carrier, allows the technology to scale more quickly through existing OEM-carrier-shipper relationships and enables Embark to focus on delivering a safe and reliable autonomous truck. By working within the current value chain structure, Embark leverages the public and regulator trust that OEMs, carriers and shippers have earned over decades of freight operations. Additionally, by creating value for existing players, and eliminating concerns of disintermediation, Embark is able to create powerful industry allies who advocate for their success with other ecosystem players.

Embark’s track record of regulatory collaboration: In 2018, Embark presented a novel approach to the USDOT and FMCSA on how they could allow for autonomous truck operations under existing rules. This approach avoided the need for a multi-year rulemaking, while providing FMCSA with clear authority to continue ensuring public safety. Embark’s approach was broadly adopted in “Automated Vehicles 3.0” (“AV 3.0”), a USDOT guidance document issued in October 2018, and has since been reiterated in AV 4.0 (2019) and the USDOT AV Comprehensive Plan (2021). AV 3.0 represented the first time USDOT acknowledged that autonomous truck operation without a human driver is allowable, and that human-specific regulations would not apply.

Embark continues to be deeply engaged with government stakeholders in state legislatures, state departments of transportation, and state police. Earlier this year, Embark signed a Memorandum of Understanding with the Arizona Department of Transportation to share information and best practices related to autonomous truck navigation of highway work zones. In addition, Embark has had discussions with state regulators around the country on truck inspection procedures and has actively contributed to the passage of state legislation.

Embark also leads key industry public advocacy groups, including service as Co-Chair of the U.S. Chamber of Commerce AV Working Group, Co-Chair of the Silicon Valley Leadership Group AV Working Group, and is the first and only autonomous truck developer elevated to the Board of Directors of the Self-Driving Coalition, joining companies like Ford and Volvo Cars on the Board. Embark is also the longest-service autonomous trucking member of the American Trucking Associations and the Commercial Vehicle Safety Alliance.

Commitment to Environmental, Social and Governance Leadership

At Embark, Embark believes that leadership in environment, social and governance (“ESG”) issues is central to its mission to bring the first commercially-viable driverless truck to public roads. Embark has taken steps to address the environmental and social risks and opportunities of its operations and products. As Embark’s ESG efforts progress, it plans to report how it oversees and manage ESG factors and evaluate its ESG objectives by using industry-specific frameworks such as the Sustainability Accounting Standards Board (“SASB”) and elements of the United Nations Sustainable Development Goals (“UN SDGs”). Embark’s ESG initiatives are organized into three pillars, which, in turn, contain focus areas for its attention and action:

●	Environmental Pillar is focused on increasing fuel efficiency, reducing material impacts from its internal fleet, and ensuring its data storage needs are powered sustainably.
●	Social Pillar is focused on upholding its commitment to driver safety and improved driver working conditions; supporting an engaged, talented and diverse workforce; and protecting its IT infrastructure from cyberattacks and other threats.

●	Governance pillar is focused on integrating enterprise risk management oversight across Embark’s data security and driver safety initiatives; and sustaining a commitment to ethical business conduct, integrity, and responsibility.

All of Embark’s actions and each of its ESG pillars are underpinned by its vision to build a world where consumers pay less for the things they need, drivers stay closer to the homes they cherish, and roads are safer for the people Embark love.

Industry Leading, Founder-Led Management Team

Embark is led by its visionary co-founder and CEO, Alex Rodrigues, who has extensive robotics expertise and is committed to making the transportation of goods cheaper, safer and more sustainable. Embark’s industry-leading management and technology teams reflect a diversity of expertise and experience, positioning it for continued industry leadership.

Embark’s Strategy

Embark will focus on continued technological growth in partnership with key industry participants as it progresses towards anticipated “driver-out” testing in 2023. Key elements of Embark’s strategy include: Scale Technology Team and Invest in Infrastructure to Maintain Industry Leading Position

As Embark continues to develop its autonomous vehicle technology it plans to expand its technology team to support full operational scale. Embark believes that maintaining and upgrading its industry-leading technology infrastructure and personnel will allow it to achieve its development goals. To that end, Embark intends to invest more than 65% of the proceeds from the Business Combination and PIPE Financing in headcount in the future to grow its engineering team in order to maintain and further build on its technology position, as well as to make other investments in appropriate administrative, operational and sales personnel as it scales its organization and prepares for commercial launch of its L4 offering.

Achieve Key Technical Milestones

Embark plans to achieve the following key technical milestones:

●	Near-Term Target Capabilities
●	Workzone Handling — Embark Driver is capable of safely navigating most commonly found highway road construction scenarios such as temporary lane closures.
●	Inclement Weather (excluding snow) — Embark Driver is capable of safely operating in moderate rainfall and correspondingly wet road surfaces.
●	Pull Over to Safety — Embark Driver is capable of identifying an appropriate highway shoulder or emergency stopping lane, transitioning onto the identified shoulder, and safely coming to a stop.
●	Medium-Term Target Capabilities
●	Emergency Vehicle Interactions — Embark Driver, in conjunction with Embark Guardian, appropriately identifies, reacts, and communicates/interacts with emergency vehicles and personnel.
●	Inspection Handling — Embark Guardian facilitates interaction with inspection personnel.
●	Minimum Risk and Evasive Maneuvers — Embark Driver is capable of executing safety critical minimum risk and evasive maneuvers in response to detected faults, failures, and collision threats.
●	Blown Tire and Mechanical Failure Handling — Embark Driver, in conjunction with EUI, detect mechanical failures and execute the correct minimum risk maneuver to achieve the minimum risk condition.
●	Begin Significant L4 Driverless Operations Testing

Grow Carrier/Shipper Network and Further Develop Coverage Network

Embark anticipates leveraging its PDP to gain potential market share and expand geographic coverage with carriers and shippers. Embark has entered into non-binding agreements with a number of key carriers and shippers and is in active negotiation with a sufficient number of carriers and shippers to support its long term growth expectations. In addition, Embark is in discussions with key real estate players to add their truck stops to Embark’s coverage map.

Competition

The autonomous vehicle market for trucks is still evolving, but Embark expects it to be highly competitive. Currently, its competitors in the AV trucking industry include companies that are focused on the semi-truck market like TuSimple, Kodiak, Aurora and Plus Ai. In addition, a number of other companies are pursuing autonomous vehicle technology outside of the trucking industry, including, among others, Waymo, Tesla, Cruise and Zoox. While certain of these companies seek to compete directly with carriers, others are focused on operating as third party retrofitters and many are not currently focused on the truck freight market, Embark cannot ensure that one or more of these companies will not shift their focus to compete with it directly.

Many of Embark’s current and potential competitors are larger and have substantially greater resources than Embark does. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or to offer lower prices. its current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings.

Embark believes its ability to compete successfully as a provider of AV trucking services does and will depend on a number of factors including the price of its offerings, consumer confidence in its technology, its ability to execute on its strategy and the continued economic viability of its business model. Embark believes that it competes favorably on the basis of these factors.

Government Regulation

Embark’s public policy strategy is oriented around three goals:

●	Ensure current Embark testing operations remain allowable under federal/state laws;
●	Ensure future deployment of Embark driverless trucks are allowable under federal/state laws;
●	Mitigate any emergent political/policy risks that could affect Embark’s plans or business model.

Embark has crafted federal and state policy strategies that support these goals by leveraging key industry groups and other allies while solidifying Embark’s position as an industry leader. Embark is the longest-running self-driving truck program, and has been proactively engaged with government stakeholders nearly from our beginning, affording us long-standing relationships with both political leadership and career staff at key regulatory agencies. Embark has a track record of success in advocating on behalf of the industry, serving as a leading voice on state and federal policy and legislative issues. Embark intends to continue to invest in these efforts to maintain its leadership in the public policy arena.

Intellectual Property

Embark relies on a combination of intellectual property, primarily trade secrets and copyrights, to establish and protect its intellectual property rights. In addition, Embark relies on significant technical measures, including the fact that its software is maintained securely in a proprietary cloud environment and is not accessible by customers, component suppliers or competitors in its current development and scale-up phase. Employee devices are encrypted and closely protected, with administrative controls to remotely lock or wipe compromised devices, while at the same time revoking credentials for individual employees with access to its internal systems. In addition, Embark employs physical security measures and employment processes to maintain the security of its physical assets and the integrity of its trade secrets and copyrighted source code.

Embark also protects its proprietary technology and other confidential information through the use of contractual protections with employees, contractors, customers, and partners. Embark requires its employees, consultants, and other third parties to enter into confidentiality and proprietary rights agreements through which they agree to maintain confidentiality and, as applicable, agree to assign to Embark any inventions, trade secrets, works of authorship, developments, and other processes generated by them for Embark. In addition, Embark enters into confidentiality agreements with its vendors, commercial partners and potential customers.

Embark will also file patent applications on certain key aspects of its proprietary software, and intends to pursue patent protection on certain key aspects of its technology as it transitions into its commercial phase and potential concerns about publication through patents become less acute. Embark also pursues trademark protection and is the registered holder of several domain registrations and will continue to invest in and grow its brand protection assets over time. Although Embark relies on intellectual property rights, including trade secrets, copyrights, and trademarks, as well as contractual protections to establish and protect its proprietary rights, Embark believes it is its team’s ability to execute — by scaling its business and executing on its technology and commercial development activities, that will maintain its market leadership position.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. Embark are from time to time involved in actions, claims, suits, and other proceedings in the ordinary course of its business. In addition, from time to time, third parties may in the future assert intellectual property infringement claims against us in the form of letters and other forms of communication. Litigation or any other legal or administrative proceeding, regardless of the outcome, can result in substantial cost and diversion of its resources, including its management’s time and attention.

Our People and Values

Embark’s employees and its culture have been key to its success and will continue to be the driving force of its expected success going forward. Embark views its culture and values as major differentiators for its business outcomes and for its continued ability to attract world-class technologists, as well as corporate operations staff.

Embark’s path to a more safe, efficient, and rewarding trucking industry is rooted in its core values:

●	Collegiality;
●	Reliability;
●	Impact Orientation;
●	Transparency & Openness.

As of June 30, 2021, Embark had 147 employees and 6 contractors, including 65 engineers. Prior to joining its company, many of its employees had prior experience working for a wide variety of reputed technology organizations.

Our employees are at the center of its operating model and Embark has invested in building a strong relationship with its team. Embark continually strive to maintain a culture that promotes productivity, learning, development and kindness. Throughout its interview processes and as employees onboard, Embark stresses the importance of each employee being entrepreneurial in shaping a positive culture at Embark and making a conscious effort to create an environment of inclusion and belonging. Embark’s expectation is that its employees bring a positive presence to the team every day and Embark has been lucky to find and build a team that believes in this vision.

Advisory Board

Embark has established its Strategic Advisory Board, a committee of distinguished trucking and supply chain executives that we expect will guide Embark’s business expansion. The Advisory Board includes some of the best and brightest minds in the transportation industry who will advise Embark management on overall business strategy and execution.

Collectively, the Advisory Board members bring decades of executive experience and well over 150 years of collective professional and leadership experience across the transportation, freight and logistics ecosystem. The six members come from diverse sectors of the broader transportation industry, including shipping, trucking, truck OEMs, Tier-1 suppliers and component manufacturers, and consumer packaged goods. The Strategic Advisory Board is comprised of the individuals listed below.

Jonathan B. DeGaynor

Jon DeGaynor was appointed president and chief executive officer of Stoneridge, Inc. (“Stoneridge”), a designer and manufacturer of highly engineered electrical and electronic systems, in March 2015. He has served as a director of Stoneridge since May 2015. To accelerate growth and drive financial performance, Jon has led the transformation of Stoneridge’s corporate structure, product strategy and leadership team. Examples of this transformation include the relocation of a global headquarters, two major acquisitions, two divestitures and the development of the Stoneridge’s game-changing technology, MirrorEye® Camera Monitor System.

Prior to joining Stoneridge, Mr. DeGaynor served as the vice president, strategic planning and innovation of Guardian Industries Corp., a manufacturer of industrial glass and other building products for commercial, residential and automotive applications. From 2008 to 2014, Jon served as vice president, business development, managing director of Asia for SRG Global, Inc., a Guardian company and manufacturer of chrome plated parts for the automotive, commercial truck and consumer goods industries. Jon served as chief operating officer, international for Autocam Corporation, a manufacturer of precision machine components for the automotive industry, from 2005 to 2008. Prior to that, he held positions of increasing responsibility with Delphi Corporation from 1993 to 2005.

Mr. DeGaynor holds a Bachelor of Science in Mechanical Engineering from University of Michigan and a Master of Business Administration from The Wharton School at the University of Pennsylvania.

Rich J. Freeland

Rich Freeland has extensive experience in the North American heavy duty trucking industry. He previously served as President and Chief Operating Officer of Cummins Inc. (“Cummins”) from 2014 to 2019, and has held senior leadership positions at Cummins since 2005. During his tenure there, Mr. Freeland led the design and manufacturing of innovative engine products and developed partnerships with OEMs and major national trucking companies.

Mr. Freeland previously served as a board member for Cummins, Sauer-Danfoss, and the National Association of Manufacturers. He is currently a board member of Valvoline, a leading provider of automotive services and premium branded lubricants, and Cooper-Standard Automotive, a global supplier of systems and components for the automotive industry.

Mr. Freeland holds a Bachelor of Science in industrial management from Purdue University’s Krannert School of Management and a Master of Business Administration from Indiana University’s Kelley School of Business.

David A. Jackson

David Jackson has served as the Chief Executive Officer of Knight, and now Knight-Swift, and a member of the board of directors of Knight since January 2015. He has served as the President of Knight since February 2011. Mr. Jackson previously served as Knight’s Chief Financial Officer from 2004 until 2012. He has been with Knight since 2000. Mr. Jackson served as Knight’s Treasurer from 2006 to 2011 and Knight’s Secretary from 2007 to 2011. Prior to his appointment as the CFO, Mr. Jackson served in several positions at Knight between 2000 and 2004. Mr. Jackson received an undergraduate degree from Arizona State University.

Terry S. Kline

Terry Kline is a seasoned technologist and automotive and trucking industry expert, having served as an IT leader at major global OEMs during his career. He previously served as Senior Vice President and Global CIO of Navistar International from 2013 to 2018, where he was responsible for all aspects of IT across Navistar, overseeing more than 500 employees and a budget of nearly $200 million. Prior to Navistar, Terry held senior leadership roles at General Motors (“GM”) from 2000 to 2012, including serving as Vice President and Global CIO from 2009 to 2012, where he managed GM’s global IT operations.

Mr. Kline is currently the Managing Director of TSK Technology Group, a consulting firm he founded in 2012 specializing in the connected vehicle industry.

Mr. Kline holds a Bachelor of Science in Computer Science and Engineering from the University of Toledo, and a Master of Business Administration from Indiana University.

Michele S. Meyer

Michele Meyer has spent the majority of her 30-plus year career in the CPG industry at General Mills, and held leadership roles at General Mills for over two decades. She most recently served as President and SVP for General Mills’ Snacks Operating Unit, a position she held from 2017 to 2019. During her tenure at General Mills, she oversaw national product launches, restructured and optimized global supply chains, and spearheaded major business growth initiatives.

Ms. Meyer currently serves as an Operating Partner at Newroad Capital Partners and as a board member at the SPOON Foundation, the National Association of Corporate Directors (Minneapolis Chapter), and Woman Corporate Directors (Minneapolis Chapter). She has previously held board positions at major companies and nonprofits including GNC Holdings and CommonBond Communities.

Ms. Meyer holds a Bachelor of Arts in Economics from Vanderbilt University and Master of Business Administration from the University of Texas, Austin.

Michael K. Pigors

Michael Pigors spent his 40-plus year career at Federal Express (“FedEx”), where he most recently served as Regional President and Executive Vice President for US Domestic and US International, FedEx’s largest business unit, from 2017 to 2019, overseeing more than 100,000 team members and managing a budget of over $10 billion. Mr. Pigors began his career at FedEx in 1979 as a Ramp Agent, and has since worked throughout the organization, holding senior leadership positions since 1990.

Mr. Pigors previously served on the board of directors of the Intermodal Transportation Institute, a program at the University of Denver’s Center for Transportation Management founded to promote sustainable transportation systems worldwide.

Mr. Pigors holds a Master of Science in Science Transportation Management from the University of Denver.

Facilities

Embark’s corporate headquarters are located in San Francisco, California, where its research and development is based. Embark also have an operations center in the greater Los Angeles area where its fleet runs daily tests. Embark believes its office space is adequate for its current needs, and it will obtain additional space on commercially reasonable terms, if needed.

In addition, Embark operate transfer points in the greater Los Angeles and greater Phoenix areas, all of which are leased. Embark believes its transfer points are adequate for its current needs, and Embark will obtain additional space on commercially reasonable terms, if needed.

EMBARK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Embark’s financial condition and results of operations should be read together with the information set forth in Embark’s consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Embark’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, all references in this subsection to “Embark,” the “Company,” “we,” “us” or “our” refer to the business of Embark and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the Company and its subsidiaries following the consummation of the Business Combination.

Overview

Embark develops technologically advanced autonomous driving software for the truck freight industry and offers a carefully constructed business model that is expected to provide the industry with the most attractive path to adopting autonomous driving. Specifically, Embark has developed a Software as a Service (“SaaS”) platform designed to interoperate with a broad range of truck OEM platforms, forgoing complicated and logistically challenging truck building or hardware manufacturing operations in favor of focusing on a superior driving technology. At scale, domestic shippers and carriers will be able to access Embark technology via a subscription software license selected as an option at the time they specify the build of new semi-trucks.

Headquartered in San Francisco, California and backed by leading Silicon Valley venture capital firms, Embark’s history as the industry’s longest running autonomous truck driving program is replete with technological firsts that include, but are not limited to:

●	the first coast-to-coast autonomous truck drive,
●	the first to reach 100,000 autonomous miles on public roads,
●	the first to successfully open autonomous transfer points for human- autonomous vehicle (“AV”) handoff.

Embark’s founding team includes roboticists and its broader team includes numerous computer scientists, many with advanced degrees and experience at other leading robotics and autonomous vehicle companies and academic programs. Through this business combination, Embark intends to rapidly scale its engineering team to build on its industry-leading technology position.

Embark has also spent considerable time and effort refining its business model. Embark is initially deploying its technology in a very focused manner, targeting freight highway miles between transfer points located next to metropolitan areas in the lower “Sunbelt” region of the United States ( the “U.S.”), leaving the “last mile” of driving to and from the transfer points to the industry’s highly skilled human drivers. Embark’s strategy is distinct from other industry players which seek to provide more complicated “end to end” autonomous driving that would entirely displace human drivers and potentially place these companies in competition with the industry’s carriers. Unlike those competitors, Embark anticipates working with the industry’s existing players to help them bring autonomous driving technology to market on their own terms. In addition, Embark believes its solution will be the safest and most reliable in the industry because of its disciplined geographic focus and emphasis on software development, which stands in contrast to Embark’s competitors that focus on multiple domestic markets simultaneously, manufacturing autonomous trucks and/or competing directly with semi-truck OEMs or legacy carriers.

Embark’s business model focus does not come at any significant commercial expense for Embark’s stockholders because the serviceable market Embark is targeting is significant. Embark currently targets the rapidly growing $700 billion U.S. truck freight market, and its initial commercial phase targets 236 billion serviceable miles within this market. The industry has had to face significant pressures from the growth of e-commerce and the well-documented shortage of skilled drivers, and therefore has powerful incentives to adopt autonomous driving solutions to both improve capacity and reduce costs. In addition, Embark’s cooperative model has already had traction with many of the industry’s leading shippers and carriers.

In short, Embark believes the freight truck market is poised for a dramatic sea change that will result in an industry that is more profitable, less polluting and provides a more humane lifestyle for its skilled drivers thanks to autonomous driving technology. Embark is the best positioned company in the industry to lead this transformation.

Recent Developments Affecting Comparability

COVID-19 Impact

In March 2020, the World Health Organization declared the 2019 novel coronavirus (“COVID-19”) a global pandemic. In the United States, as part of government-imposed restrictions, Embark was forced to temporarily pause fleet testing and operations in 2020. Embark also implemented a work-from-home policy for most of its non-operations team. However, a select group of workers remained on-site to continue advancing testing work for its test fleet. Since then, Embark has resumed its fleet testing and operations and has increased headcount to match its research and development requirements.

The future impact of the COVID-19 pandemic on Embark’s operational and financial performance will depend on certain developments, including the duration and end of the pandemic, impact on Embark’s research and development efforts, and effect on Embark’s suppliers, all of which are uncertain and cannot be predicted. Public and private sector policies and initiatives to reduce the transmission of COVID-19 and disruptions to Embark’s operations and the operations of Embark’s third-party suppliers, along with the related global slowdown in economic activity, may result in increased costs. It is possible that the COVID-19 pandemic, the measures that have been taken or that may be taken by the federal, state, local authorities and businesses affected by government-mandated business closures, and the resulting economic impact may materially and adversely affect Embark’s business, results of operations, cash flows and financial positions.

See “Risk Factors — Pandemics and epidemics, including the ongoing COVID-19 pandemic, natural disasters, terrorist activities, political unrest, and other outbreaks could have a material adverse impact on Embark’s business, results of operations, financial condition, cash flows or liquidity, and the extent to which Embark will be impacted will depend on future developments, which cannot be predicted.” for further discussion of the possible impact of COVID-19 on Embark’s business.

Key Factors Affecting Embark’s Operating Performance

Embark’s financial condition, results of operations, and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those set forth in the section entitled “Risk Factors” in this prospectus and the following:

Embark’s Ability to Achieve Key Technical Milestones and Deliver a Commercial Product

Embark’s growth will depend on the introduction of Embark Driver and Embark Guardian, products which will drive demand from potential customers. Embark has developed a platform agnostic interface, Embark Universal Interface, which will serve as the foundation to utilize Embark Driver and Guardian products in trucks manufactured by a broad range of OEMs. Embark’s ability to introduce its products will be driven by a variety of factors including Embark’s research and development fleet size, the number of autonomous miles driven (measured as the number of miles driven by Embark’s research & development fleet as well as partner fleet autonomous miles), and the ability to provide a safe and sustainable solution based on information gathered from the operation of Embark’s research and development fleet. Embark develops most key technologies in-house to achieve a rapid pace of innovation and tests it extensively through operating Embark’s fleet. Embark expects an increase in research and development fleet size in the foreseeable future to allow Embark to strategically focus on innovations, which it believes will help solidify Embark’s overall solution to customers and partners. To date, Embark has not generated any revenue and until Embark’s products reach commercialization, autonomous miles driven will be comprised solely of autonomous miles driven by Embark’s research and development fleet. Embark believes that as the number of autonomous miles driven increases, the data will continually feed improvements to the platform, leading to Embark’s ability to innovate and introduce new products to the market and increase adoption of Embark’s products in the future.

Embark’s Ability to Expand its Coverage Map Across the United States

Embark’s long-term growth potential will benefit from strategic network expansion across the United States. Network breadth is measured by the number of transfer points on Embark’s coverage map, the number of cities in which the Embark Driver can support, and the number of direct-to-customer freight lanes in operation. Embark expects to achieve significant network growth by partnering with key real-estate partners which will enable Embark to quickly bring their truck stops into its coverage map. Additionally, Embark will partner with shippers who already move a significant amount of freight on Embark’s network to establish direct-to-customer freight lanes. Embark believes that expanding its network will enable Embark to create a significant and sustainable competitive advantage. Embark believes that the continued growth of Embark’s partnerships will improve user experience and drive more users to Embark’s platform, which it believes will allow Embark to further densify its coverage map and reinforce rapid network growth. Embark will apply a highly scalable model nationally, with a tailored approach to each state, driven by the regulatory environment and local market dynamics. Embark believes that this will allow Embark to expand rapidly and efficiently across different geographies, while maintaining a high level of control over the specific strategy within each state.

Embark’s Ability to Expand its Partner Network

The growth of Embark’s business model is focused on driving the adoption of its technical products and maximizing their use across Embark’s partners’ operations. This is achieved by enabling pilot testing of Embark’s products throughout customers’ operations. Most recently, Embark formally announced the Embark Partner Development Program, which serves as the basis of its partnership network. The PDP comprises shippers and carriers from across the freight ecosystem working with Embark to refine and scale Embark’s offerings.

Embark estimates that its existing partners have significant enough fleet operations to comprise approximately 90% of the trucks required to meet Embark’s 2024 revenue targets assuming they adopt Embark’s technology at scale. Specifically, Embark estimates that these existing partners operate approximately 32,000 trucks and purchase approximately 8,000 trucks annually. Embark believes that its current carriers reflect a small fraction of the overall demand for its technology and is in discussions with other carriers representing 40% of the top 100 carriers measured by truck count, which represent a dramatically larger addressable market. Embark plans to increase PDP membership by providing network assessments for prospective members and constructing business cases to support Embark’s product integration into their operations. Over time, it is expected that these partners will convert into long-term Embark customers.

Adoption and Support of Autonomous Technology in the Freight Industry

Embark’s business model is supported by a large addressable market that Embark believes will benefit from the introduction of autonomous trucking technology. The freight industry is currently facing significant challenges, notably driver shortages and utilization limitations, which Embark believes it will address through its product offerings. Embark has identified participants from across the freight ecosystem who have expressed support for Embark’s offerings and the potential solutions they provide to the challenges they are facing.

While Embark has confirmed general market support, the long-term success of its business model is dependent on broadscale adoption and support of autonomous trucking technology. Embark has engaged with notable partners in the freight industry who Embark believes will lead the industry in adopting autonomous vehicle technology. As Embark onboards more partners, it will increase miles driven by partners, which Embark believes will serve to validate its product offerings and generate interest and confidence from other partners. Embark believes customers will be motivated to integrate Embark’s technology to be price competitive with other freight participants who have achieved efficiencies with Embark.

Key Components of Embark’s Results of Operations

The following discussion describes certain line items in Embark’s statements of operations.

Operating Expenses

Operating expenses consist of research and development expenses and general and administrative expenses. Personnel-related costs are the most significant component of Embark’s operating expenses and include salaries, benefits, and stock-based compensation expenses.

Embark’s full-time employee headcount in research and development has grown from 72 as of December 31, 2019 to 92 as of December 31, 2020, and to 153 as of September 30, 2021, and Embark expects to continue to hire new employees to support Embark’s growth. Embark’s full-time employee headcount in general and administrative functions has grown from 10 as of December 31, 2019 to 19 as of December 31, 2020, and to 48 as of September 30, 2021, and Embark expects to continue to hire new employees to support Embark’s growth. The timing of these additional hires could materially affect Embark’s operating expenses in any particular period.

Embark expects to continue to invest substantial resources to support Embark’s growth and anticipates that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

Research and Development Expenses

Research and development expenses consist primarily of salaries, employee benefits, stock-based compensation expenses and travel expenses related to Embark’s engineers performing research and development activities to originate, develop and enhance Embark’s products. Additional expenses include consulting charges, component purchases, and other costs for performing research and development on Embark’s software products.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, employee benefits, stock-based compensation expenses, and travel expenses related to Embark’s executives, finance team, and the administrative employees. It also consists of legal, consulting, and professional fees, rent and lease expenses pertaining to Embark’s offices, business insurance costs and other costs. Embark expects that after completion of the Business Combination, Embark will incur additional audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations and other costs associated with being a public company.

Non-Operating Expenses and Other Items

Change in fair value of derivative liabilities

Change in fair value of derivative liabilities represents the increase / decrease in the fair value of the embedded conversion and redemption features, which are presented as derivative liability, related to the convertible note payable. For each reporting period, the Company will determine the fair value of the derivative liability and record a corresponding non-cash benefit or non-cash charge, due to a decrease or increase, respectively, in the calculated derivative liability.

Other Income (Expense)

Other income (Expense) consists of income generated from transporting freight on behalf of counterparties using Embark’s own research and development truck fleet equipped with its self-driving systems through various Transportation Service Agreements (“TSAs”). The primary purpose of TSAs is to support Embark’s research and development and proof of concept efforts. Accordingly, income generated from such TSA arrangements is not expected to be the primary revenue generating activity of Embark. Looking forward, Embark expects to generate revenues through subscription software licensing of its automated driving platform.

Interest Income

Interest income consists of interest earned on Embark’s investments classified as available for sale securities as well as cash equivalents. Embark invests in highly liquid securities such as money market funds, as well as treasury bills.

Interest Expense

Interest expense primarily consists of non-cash interest incurred on Embark’s convertible note. The interest expense is related to the accretion of the debt discount offered upon the issuance of the convertible note.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this prospectus. The following table sets forth Embark’s results of operations data for the periods presented (in thousands):

Comparisons for the nine months ended September 30, 2021 and 2020:

The following table sets forth Embark’s statement of operations for nine months ended September 30, 2021 and 2020 and the dollar and percentage change between the two periods:

	Nine Months Ended September 30,		$	%
	2021	2020	Change	Change
	(unaudited)
Operating expenses:
Research and development	$26,823	$13,236	$13,587	102.7%
General and administrative	11,585	2,509	9,076	361.7
Total operating expenses	38,408	15,745	22,663	143.9
Loss from operations	(38,408)	(15,745)	(22,663)	143.9
Other income (expense):
Change in fair value of derivative liability	(5,783)	—	(5,783)	100%
Other income	18	93	(75)	(80.6)
Interest income	83	712	(629)	(88.3)
Interest expense	(3,735)	(48)	(3,687)	7,681.3
Loss before provision for income taxes	(47,825)	(14,988)	(32,837)	219.1
Provision for income taxes	—	—	—	N.M.
Net loss	$(47,825)	$(14,988)	$(32,837)	219.1%

N.M. — Percentage change not meaningful

Research and Development Expenses

Research and development expense increased by $13.6 million in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily due to $7.1 million higher headcount expenses related to an increase in headcount, $0.7 million increase in cloud computing and simulation infrastructure expense, $0.4 million increase in prototype truck hardware expense, $2.1 million increase in general R&D costs primarily driven by engineering software & subscription costs, and $1.0 million driven by administrative costs related to contractors and other professional services.

General and Administrative Expense

General and administrative expense increased by $9.1 million in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily due to an increase in other professional services expense of $3.5 million, headcount expense of $3.8 million related to an increase in headcount and increased recruiting expenses of $0.3 million.

Change in fair value of derivative liabilities

For the period ended September 30, 2021, we realized a change in fair value derivative liabilities as compared to the prior period of approximately $5.8 million. The originating underlying instrument is a convertible note originated in April 2021 containing conversion and redemption features, which gave rise to a derivative liability. For each reporting period, the Company will determine the fair value of the derivative liability and recorded a corresponding non-cash benefit or non-cash charge, due to a decrease or increase, respectively, in the calculated derivative liability.

Other Income

Other income decreased by $0.1 million in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The decrease was driven by a decrease in pilot freight revenue.

Interest Income

Interest income decreased by $0.6 million in nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The decrease in interest income is driven by a decrease in the average investment balance as well as a lower interest environment during the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020.

Interest Expense

Interest expense increased by $3.7 million in nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase in interest expense is driven by an increase in the accretion of the debt discount being recognized over the term of the convertible note

Comparisons for years ended December 31, 2020 and 2019:

The following table sets forth Embark’s statement of operations for the years ended December 31, 2020 and 2019 and the dollar and percentage change between the two periods:

	Years Ended December 31,		$	%
	2020	2019	Change	Change
Operating expenses:
Research and development	$18,831	$13,711	$5,120	37.3%
General and administrative	3,595	2,714	881	32.5
Total operating expenses	22,426	16,425	6,001	36.5
Loss from operations	(22,426)	(16,425)	(6,001)	36.5
Other income (expense):
Other income (expense):	107	29	78	269.0
Interest income	788	1,086	(298)	(27.4)
Loss before provision for income taxes	(21,531)	(15,310)	(6,221)	40.6
Provision for income taxes	—	—	—	N.M.
Net loss	$(21,531)	$(15,310)	$(6,221)	40.6%

N.M. — Percentage change not meaningful

Research and Development Expenses

Research and development expense increased by $5.1 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to $4.7 million higher headcount expense related to expansion of Embark’s research and development team and a $0.9 million increase in technical infrastructure costs. The increase was partially offset by an increase of capitalized internal use software costs of $0.6 million and a decrease in fleet operations costs of $0.5 million.

General and Administrative Expense

General and administrative expense increased by $0.9 million in the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to an increase in headcount expense of $0.4 million related to the growth in the business, increase of general computer and office equipment of $0.2 million, increase of $0.1 million in rent, and legal fees of $0.1 million.

Other Income

Other income increased by $0.1 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily driven by an increase in pilot freight revenue.

Interest Income

Interest income decreased by $0.3 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in interest income is driven by a decrease in the average investment balance during fiscal year 2020 compared to fiscal year 2019, as well as a lower interest environment in fiscal year 2020.

Liquidity and Capital Resources

Since Embark’s inception, Embark has financed Embark’s operations primarily through sales of shares of common stock and preferred stock. During the nine months ended September 30, 2021 and the years ended December 31, 2020 and December 31, 2019, Embark issued 555,410, 340,171 and 1,725,256 shares of common stock for an aggregate amount of $0.1 million, $0.1 million and $0.1 million, respectively. In August 2019, Embark closed transactions with a group of investors to issue 20,949,454 shares of Series C convertible preferred stock and received $69.9 million in proceeds, net of issuance cost. The proceeds are available for working capital and other corporate purposes.

As of September 30, 2021, Embark had outstanding debt of $21.4 million from financing of freight trucks that Embark utilizes for research and development. Embark makes monthly installment payments on truck financing and the debt has varying maturities between March 2023 and June 2027. Embark’s principal uses of cash in recent periods have been to fund Embark’s operations, invest in research and development, repay borrowings, and make investments in accordance with Embark’s investments policy.

On August 25, 2021 and August 27, 2021, Embark entered into a commitment letters (collectively, the “Commitment Letters”) with certain investors (collectively, the “Investors”) pursuant to which such Investors each provided a commitment to invest, upon Embark’s election, up to $5 million in Embark in the form of Series C Preferred Stock of Embark in the event that the Merger Agreement is terminated and the Business Combination is not consummated. As the Business Combination is consummated, each of the Investor’s obligations under the applicable Commitment Letter is terminated.

In connection with the Business Combination, Embark raised $244 million of net proceeds from the contribution of $414 million of proceeds from cash held in Northern Genesis’s trust account from the Northern Genesis IPO, $160 million of proceeds from the PIPE Financing, and offset by redemption of Northern Genesis’s Class A common stock held by Northern Genesis’s public stockholders of $299.9 million. Direct and incremental transaction costs in connection with the Business Combination were incurred prior to, or concurrent with the Closing by Northern Genesis and Embark, including the PIPE Financing and the deferred underwriting fees related to the Northern Genesis IPO of $69 million. Embark believes cash and other components of working capital will be sufficient to meet Embark’s needs for at least the next 12 months.

Embark currently transports shipments using its research and development truck fleet, demonstrating proof of concept and paving the way for commercialization and revenue generating operations in the future. However, Embark has not earned any revenue to date. To the extent Embark is unable to commercialize its technology as expected, its liquidity may be negatively impacted. Embark’s ability to continue as a going concern is dependent on management’s ability to control operating costs and demonstrate progress against its technical roadmap. This involves developing new capabilities for the Embark Driver software and improving the reliability and performance of the software on public roads. Demonstrating ongoing technical progress will enable the Company to obtain funds from outside sources of financing, including financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures.

The following tables show Embark’s cash flows from operating activities, investing activities and financing activities for the stated periods:

	Nine months Ended September 30,
	2021	2020
	(unaudited)
Net cash used in operating activities	$(32,858)	$(12,304)
Net cash provided by (used in) investing activities	45,506	15,984
Net cash provided by (used in) financing activities	24,183	(171)

	Years Ended December 31,
	2020	2019

Net cash used in operating activities	$(19,130)	$(14,211)
Net cash provided by (used in) investing activities	20,416	(77,696)
Net cash provided by (used in) financing activities	(154)	69,760

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2021 was $32.9 million, an increase of $20.6 million from $12.3 million for the nine months ended September 30, 2020. The increase was primarily due to an increase of $32.8 million net loss for the nine months ended September 30, 2021 compared to nine months ended September 30, 2020, excluding the impact of depreciation and stock-based compensation and other non-cash items. This was partially offset by $12.7 million of non-cash adjustments to net include including depreciation and amortization as well as stock-based compensation, and $0.4 million net cash provided by changes in Embark’s operating assets and liabilities, which was primarily attributable to accounts payable, accrued expenses and other current liabilities.

Net cash used in operating activities for the year ended December 31, 2020 was $19.1 million, an increase of $4.9 million from $14.2 million for the year ended December 31, 2019. The increase was primarily due to an increase of $6.2 million net loss for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, excluding the impact of depreciation and stock-based compensation and other non-cash items. This was partially offset by $0.7 million of non-cash adjustments to net include including depreciation and amortization as well as stock-based compensation, and $0.6 million net cash provided by changes in Embark’s operating assets and liabilities, which was primarily attributable to prepaid expenses, other assets, and accrued expenses and other current liabilities.

Investing Activities

Net cash provided by investing activities for the nine months ended September 30, 2021 was $45.5 million, a decrease of $29.5 million from $16.0 million for the nine months ended September 30, 2020 . The decrease was primarily due $42.2 million purchase of marketable securities, offset by a $11.5 million increase in proceeds received maturities of investments, increase in purchase of property, equipment, and software of $0.9 million, and an increase of $0.4 million in deposits for trucks.

Net cash provided by investing activities for the year ended December 31, 2020 was $20.4 million compared to $77.7 million of net cash used in investing activities for the year ended December 31, 2019. The increase was primarily due to a $70.3 million increase in the proceeds received from maturities of marketable securities, a $27.1 million decrease in purchase of marketable securities, and a $0.8 million refund on truck deposits.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2021 was $24.2 million compared to $0.2 million of net cash used in investing the nine months ended September 30, 2020. The increase of $24.0 million was primarily due to proceeds received from Embark's convertible notes payable of $25 million, net of deferred offering cost and payment towards notes payable of $0.83 million and $0.1 million respectively.

Net cash used in financing activities for the year ended December 31, 2020 was $0.2 million primarily from repayment towards Embark’s outstanding notes payable which was partially offset by proceeds received from issuance of common stock from the exercise of employee stock options. Net cash provided by financing activities for the year ended December 31, 2019 was $69.8 million, which was primarily due to the issuance of Embark’s Series C convertible preferred stock and proceeds received from issuance of common stock from the exercise of employee stock options. The increase in cash from financing activities was partially offset by the partial repayment of outstanding notes payable.

Financing Arrangements

Convertible note

On April 16, 2021, we issued a convertible note with a principal amount of $25.0 million resulting in net proceeds of $16.8 million, after $8.2 million of debt discount attributable to the conversion and redemption features. The note has a stated interest rate of 10% with the unpaid principal and accrued interest being due upon maturity at April 2022. The note does not contain any voluntary prepayment clause unless consented by the note holder, as defined in the agreement. The outstanding balance, after accreting $3.7 million the debt for the period, of the convertible note was approximately $20.6 million as of September 30, 2021.

Notes Payable for Equipment Purchases

On February 18, 2021 and January 5, 2021, Embark entered into financing agreements to finance the purchase of trucks that Embark utilizes for research and development. The financing agreements consisted of a loan of $0.1 million and $0.1 million at an interest rate equal to 6.99% and 7.50% per annum, with a maturity date of April 1, 2026 and January 19, 2027, respectively. Embark makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.

Embark entered into financing agreements on February 19, 2018, January 28, 2019, and May 23, 2019 to finance the purchase of trucks that Embark utilizes for research and development. The financing agreements consisted of loans of $0.3 million, $0.4 million, and $0.5 million at an interest rate equal to 8.25% per annum, with a maturity date of March 5th, 2023, February 14, 2024, and June 12, 2024, respectively. Embark makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.

On August 2, 2016, Embark entered into a financing agreement consisting of a loan of $0.1 million at an interest rate equal to 12.5% per annum, which matured on August 9, 2020. Embark made equal monthly installment payments over the term which was allocated between interest and principal.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity or cash flows.

Critical Accounting Policies and Significant Management Estimates

Embark prepares its financial statements in accordance with GAAP. The preparation of financial statements also requires Embark to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. Embark bases Embark’s estimates on historical experience and on various other assumptions that Embark believes to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by Embark’s management. To the extent that there are differences between Embark’s estimates and actual results, Embark’s future financial statement presentation, financial condition, results of operations and cash flows will be affected. Embark believes that the accounting policies discussed below are critical to understanding Embark’s historical and future performance, as these policies relate to the more significant areas involving Embark management’s judgments and estimates. Critical accounting policies and estimates are those that Embark considers the most important to the portrayal of Embark’s financial condition and results of operations because they require Embark’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Embark believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, Embark believes these are the most critical to aid in fully understanding and evaluating Embark’s financial condition and results of operations. For further information, see Note 2 to Embark’s financial statements included elsewhere in this prospectus.

Internal Control Over Financial Reporting

With the oversight of senior management, Embark initiated a remediation plan in 2021 and engaged external advisors and consultants that assisted with the implementation of the remediation plan. The Company’s remediation efforts are focused on (i) hiring of personnel with technical accounting and financial reporting experience; (ii) implementation of improved accounting and financial reporting processes; and (iii) implementation of systems to improve the completeness, timeliness and accuracy of the Company’s financial reporting.

Embark believes the measures described above should remediate the material weakness identified and strengthen our internal control over financial reporting. The remediation initiatives outlined above are estimated to take place over the next 12 to 18 months. While Embark continues the challenging and costly process to implement our plan to remediate the material weakness, we cannot predict the success of such plan or the outcome of our assessment of this plan until the remediation initiatives have been completed and have been operating effectively for a sufficient period of time. We can give no assurance that this implementation will remediate these deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Embark is committed to evolving and improving our processes and internal control necessary to satisfy the accounting and financial reporting requirements as a public company.

Stock-Based Compensation Expense

Stock Options

Embark estimates the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model. The grant date fair value of stock options is recognized as compensation expense on a straight-line basis over the requisite service period. Forfeitures are accounted for when they occur.

The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include:

●	Fair value of common stock: Because Embark’s common stock was not publicly traded prior to the closing of the Business Combination, Embark estimated the fair value of Embark’s common stock in 2019, 2020, and 2021. Embark’s board of directors considers numerous objective and subjective factors to determine the fair value of Embark’s common stock as discussed in “— Common Stock Valuations” below.
●	Expected Term: The expected term represents the period that Embark’s stock-based awards are expected to be outstanding and was calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.
●	Expected Volatility: Since Embark does not have a trading history of Embark’s common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within Embark’s industry that Embark considers to be comparable to Embark’s business over a period equivalent to the expected term of the stock option grants.
●	Risk-Free Interest Rate: The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with the remaining term equivalent to the expected term.
●	Expected Dividend: Embark has not issued any dividends in Embark’s history and does not expect to issue dividends over the life of the options and, therefore, have estimated the dividend yield to be zero.

Common Stock Valuations

Prior to the closing of the Business Combination, given the absence of a public trading market for Embark’s common stock and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation, Embark’s board of directors determined the best estimate of fair value of Embark’s common stock exercising reasonable judgment and considering numerous objective and subjective factors. These factors include:

●	contemporaneous third-party valuations of Embark’s common stock;
●	the prices at which Embark or other holders sold Embark’s common stock to outside investors in arms-length transactions;
●	Embark’s financial condition, results of operations and capital resources;
●	the industry outlook;
●	the fact that option awards involve rights in illiquid securities in a private company;
●	the valuation of comparable companies;
●	the lack of marketability of Embark’s common stock;
●	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Embark given prevailing market conditions;
●	the history and nature of Embark’s business, industry trends and competitive environment; and
●	general economic outlook including economic growth, inflation, unemployment, interest rate environment and global economic trends.

Embark’s board of directors determined the fair value of Embark’s common stock by first determining enterprise value of Embark’s business, and then using that to derive a per share value of Embark’s common stock.

The enterprise value of Embark’s business was estimated by considering several factors, including estimates using the cost approach, market approach and the income approach. The cost approach estimates the fair market value of an organization by utilizing the balance sheet to take the total fair market value of assets minus the fair market value of liabilities. The market approach was estimated based on the projected value of comparable public companies in a similar line of business that are publicly traded. The income approach estimates the enterprise value of the business based on the cash flows that it expects to generate over its remaining life. These future cash flows are discounted to their present values using a rate of return appropriate for the risk of achieving the business’ projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual value of the business at the end of the projected period to calculate the business enterprise value. In addition to the three approaches described above, Embark factors in recent arm’s-length transactions such as the closest round of equity financing preceding the date of valuation.

After determining Embark’s enterprise value, an allocation of enterprise value is made to Embark’s various classes of equity to determine the value of common stock. In allocating the enterprise value of Embark’s business to common stock through October 2020, Embark used the option pricing method (“OPM”), whereas after October 2020, Embark used a combination of OPM and probability weighted expected return method (“PWERM”). PWERM involves a forward-looking analysis of the possible future outcomes of the enterprise. This method is particularly useful when discrete future outcomes can be predicted at a relatively high level of confidence with a probability distribution. Discrete future outcomes considered under PWERM include an acquisition by a Special Purpose Acquisition Company (“SPAC”) of Embark’s common stock, as well as other market-based outcomes. Determining the fair value of the enterprise using PWERM requires Embark to develop assumptions and estimates for both the probability of a liquidity event and stay private outcomes, as well as the values Embark expects those outcomes could yield.

A discount for lack of marketability (“DLOM”) is applied to arrive at a fair value of Embark’s common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges. In making the final determination of common stock value, consideration is also given to recent sales of common stock.

Application of these approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding Embark’s expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact Embark’s valuations as of each valuation date and may have a material impact on the valuation of Embark’s common stock.

For valuations after the completion of the Business Combination, Embark’s board of directors will determine the fair value of each share of underlying common stock based on the closing price of Embark’s common stock as reported on the date of grant.

Warrants

Warrants to purchase shares of common stock are freestanding financial instruments classified as equity in Embark’s balance sheet as the underlying shares of common stock are not considered to be mandatorily redeemable, do not include an obligation of Embark to repurchase its equity shares or to issue a variable number of equity shares. The warrants are measured at fair value on the issuance date. The fair value of the underlying common stock is measured using a Black-Scholes (“BSM”) option-pricing model. The following assumptions and inputs were utilized within the BSM option-pricing model: exercise price, fair value of the underlying common stock, risk-free interest rate, expected term, expected dividend yield and expected volatility, which are all determined in the same manner with Embark’s stock options as detailed in the above “Stock-Based Compensation Expense” section. Pursuant to the original terms of the warrant agreement, immediately prior to, and conditioned upon the completion of the Merger, all outstanding warrants will be exercised for common stock. The common stock will be subject to the same vesting conditions existing under the warrant agreement such that unvested common stock would be subject to forfeiture if the holder terminates its services to Embark prior to vesting.

Capitalization of Internally Developed Software

Embark capitalizes certain internal use software development costs associated with creating and enhancing internal use software related to Embark’s product suite and technology infrastructure. These costs include personnel and related employee benefits expenses for employees who are directly associated with and who devote time to software projects. Embark expenses software development costs that do not meet the criteria for capitalization as incurred and records them in research and development expenses in Embark’s statements of operations.

Software development activities generally consist of three stages: (i) the planning stage; (ii) the application and infrastructure development stage; and (iii) the post implementation stage. Costs incurred in the planning and post implementation stages of software development, including costs associated with the post configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. Embark capitalizes costs associated with software developed for internal use when both the preliminary project stage is completed and management has authorized further funding for the completion of the project. Embark capitalizes costs incurred in the application and infrastructure development stages, including significant enhancements and upgrades. Capitalization ends once a project is substantially complete and the software and technologies are ready for their intended purpose. Embark will amortize internal use software development costs using a straight-line method over their estimated useful life commencing when the software is ready for its intended use. Embark estimates a useful life of three years for technology infrastructure related software. As Embark’s product suite is not yet ready for its intended use, amortization has not yet begun.

All capitalized software requires the ongoing assessment for recoverability which requires judgment by management with respect to certain external factors including, but not limited to, anticipated future gross revenues, estimated economic useful life, and changes in competing software technologies.

New Accounting Pronouncements

See Summary of Significant Accounting Policies, to Embark Trucks’ financial statements for the years ended December 31, 2020 and 2019, as well as nine months ended September 30, 2021 and 2020 included elsewhere in this prospectus.

JOBS Act Accounting Election

Embark is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Embark intends to elect to adopt new or revised accounting standards under private company adoption timelines. Accordingly, the timing of Embark’s adoption of new or revised accounting standards will not be the same as other public companies that are not emerging growth companies or that have opted out of using such extended transition period. See “Summary of the Prospectus — Emerging Growth Company” for further discussion.

Quantitative and Qualitative Disclosures about Market Risk

Embark is exposed to certain market risks as part of Embark’s ongoing business operations.

Credit Risk

Embark is exposed to credit risk on Embark’s investment portfolio. Investments that potentially subject Embark to credit risk consist principally of cash and investments in debt securities. Embark places cash and cash equivalents with financial institutions with high credit standing and excess cash in marketable investment grade debt securities.

Interest Rate Risk

Embark is exposed to interest rate risk on Embark’s investment portfolio. Investments that potentially subject Embark to interest rate risk consist principally of cash and investments in debt securities. As of September 30, 2021, Embark has cash, cash equivalents, and investments of $53.0 million, consisting of U.S. Treasury securities and interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of Embark’s investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of Embark’s cash, cash equivalents, and investments.

MANAGEMENT

Name	Age	Position
Alex Rodrigues	26	Chief Executive Officer, Founder and Director
Brandon Moak	26	Chief Technology Officer, Founder and Director
Richard Hawwa	37	Chief Financial Officer
Siddhartha Venkatesan	43	Chief Legal Officer
Elaine Chao	68	Director
Patricia Chiodo	57	Director
Pat Grady	39	Director
Ian Robertson	62	Director

Executive Officers

Alex Rodrigues. Alex Rodrigues co-founded Embark and has served as our Chief Executive Officer since the company’s founding in 2016. Mr. Rodrigues has an extensive background in robotics, beginning with a world robotics championship win as a middle school student in 2009. Mr. Rodrigues studied at the University of Waterloo, where he built Canada’s first self-driving vehicle, a golf cart that was used to take guests on tours of the campus. Mr. Rodrigues is a 2016 Thiel Fellowship recipient and was accepted into Silicon Valley startup incubator Y-Combinator, where he launched Embark. Under Mr. Rodrigues’s tenure as Chief Executive Officer, Embark has achieved a number of industry firsts as it commercializes autonomous freight: Embark was the first self-driving truck company to achieve an autonomous coast-to-coast drive, the first to reach 100,000 miles driven on public roads, and the first to open transfer points. We believe that Mr. Rodrigues is highly-qualified to serve as a member of our board of directors due to his longtime leadership of our company, deep business experience in the autonomous trucking sector, and technical expertise in robotics.

Brandon Moak. Brandon Moak co-founded Embark and has served as our Chief Technology Officer since the company’s founding in 2016. In his role, he leads engineering and R&D at our company, and has overseen development of the Embark Driver software, the core of Embark’s commercialization effort.

Mr. Moak has also led the design and development of the Embark Universal Interface, a first-of-its-kind set of standardized self-driving components and flexible interfaces necessary for major truck OEMs to more easily and robustly integrate Embark’s autonomous technology onto their vehicle platforms. Mr. Moak previously worked as a robotics engineer and a software developer, respectively, at technology companies Kindred.ai and Clear Blue Technologies. Mr. Moak is an alumnus of the University of Waterloo where he studied mechatronics engineering. Mr. Moak has served on our board of directors since our inception and will continue in this role. We believe that Mr. Moak is highly-qualified to serve as a member of our board of directors due to his longtime leadership of research and development at the company, deep business experience in the autonomous trucking sector, and technical expertise in robotics.

Richard Hawwa. Richard has served as our Chief Financial Officer since May 2021. Mr. Hawwa has more than 15 years of investment banking experience. Prior to joining us, Mr. Hawwa most recently served as a Managing Director at Citigroup, responsible for coverage of a variety of industrial and technology companies across the global mobility sector. Mr. Hawwa began his career as an analyst in the investment banking division at UBS. Throughout his career, Mr. Hawwa’s primary responsibilities included working with companies assisting on capital raising transactions and advising on strategic matters. Prior to assuming mobility sector coverage responsibility, Mr. Hawwa specialized in M&A, working across a diverse set of disruptive and traditional sectors, including biotechnology, medical device technology, financial technology, diversified industrials and energy. Mr. Hawwa has advised and assisted on a variety of complex transactions with an aggregate transaction value of more than $125 billion in North America, Europe and Asia. Mr. Hawwa graduated in three years with honors from Southern Methodist University with a Bachelor of Business Administration in Finance and a minor in Economics.

Siddhartha (Sid) Venkatesan. Mr. Venkatesan has served as our Chief Legal Officer since April 2021. Mr. Venkatesan was previously a Partner at Orrick, Herrington & Sutcliffe LLP, specializing in intellectual property strategy as well as litigation of high stakes IP matters in courts and tribunals around the country. Mr. Venkatesan has represented a wide range of technology clients in a diverse array of matters, including as part of trial teams that secured or defeated eight-and nine-figure claims, and numerous other representations for companies including Apple, Applied Materials, eBay, Brocade, CoreLogic and Acer as well as many startups. Mr. Venkatesan also served as a legal executive and Chief IP Counsel at GE Digital, General Electric’s Industrial IoT business, and was

Chief Operating Officer and General Counsel at a private equity-held capital equipment manufacturer. Mr. Venkatesan has a B.S. in Mechanical and Aerospace Engineering from Cornell University, a J.D. from NYU School of Law and an M.B.A. from the Wharton School, University of Pennsylvania.

Directors

Elaine Chao has served on our board since November 2021 and has also served as a member of Embark’s board of directors from June 2021. Ms. Chao is the former U. S. Secretary of Labor and the former U. S. Secretary of Transportation. She is the first Asian Pacific American woman to be appointed to a President’s cabinet in American history. Prior to being appointed Secretary of Labor, she was President and CEO of United Way of America, Director of the Peace Corps, Deputy Secretary of U. S. Department of Transportation, Chair of the Federal Commission. She has also worked in the private sector as vice president of Syndications for BankAmerica Capital Markets Group and Citibank. She has also been a director on a number of Fortune 100 public and nonprofit boards. The recipient of 37 honorary doctorate degrees, she has a MBA from Harvard Business School.

Ms. Chao’s extensive leadership experience in high profile positions at large, complex organizations in the public, private and non-profit sectors brings valuable perspective to matters relevant to the Company in the areas of global competitiveness, international geopolitical dynamics, workforce development, trends in governmental policies and corporate governance. In particular, Ms. Chao’s service as U.S. Secretary of Transportation provides extensive knowledge and experience regarding safety, and the importance of innovation and infrastructure in our nation’s economic competitiveness. Her service as U.S. Secretary of Labor provides extensive knowledge and experience regarding labor and employment trends, workforce health and safety, pension benefits and competition in a worldwide economy. Ms. Chao’s ongoing board memberships in the financial and communications industries also provide further insight into finance, macroeconomics and new media developments.

Patricia Chiodo has served on our board since November 2021. Ms. Chiodo currently serves as the Chief Financial Officer of Verra Mobility Corporation, and served in the same capacity at ATS Consolidated, Inc. prior to its business combination with Verra Mobility Corporation, since June 2015. Previously, Ms. Chiodo served as the Co-President and Chief Financial Officer of Origami Owl LLC from September 2013 to April 2015. Ms. Chiodo also served as a director of Acme Lift Company from March 2013 to March 2015. Prior to joining Origami Owl LLC, Ms. Chiodo was a consultant to privately held companies from May 2012 to August 2013, and was the Senior Vice President and Chief Financial Officer for RSC Holdings, Inc. from April 2010 to April 2012. Ms. Chiodo holds a bachelor’s degree in business administration from the University of Arizona. Embark Technology believes Ms. Chiodo is well-qualified to serve on its board of directors due to her extensive business experience as a financial executive of a public company and of multiple businesses.

Pat Grady has served on our board since November 2021 and has also served as a member of Embark’s board of directors from May 2018. Mr. Grady currently serves as a Partner at Sequoia Capital, which he joined in 2007, and is responsible for Sequoia Capital’s growth-stage investment business. Mr. Grady is an active senior business professional, and currently serves as a director of multiple companies, including, Amplitude, Attentive, Cribl, Drift, Namely, Okta (OKTA), and Pilot. These ongoing memberships provide insight into the enterprise technology and financial services industry and developments. During his career, he has also worked with companies such as HubSpot (HUBS), Jive Software, MarkLogic, Medallia (MDLA), OpenDNS, Qualtrics (XM), ServiceNow (NOW), Snowflake (SNOW), Sumo Logic (SUMO), Sunrun (RUN), and Zoom (ZM), among others. Mr. Grady received a Bachelor of Science degree from Boston College. Embark Technology believes Mr. Grady is well-qualified to serve on its board of directors due to his extensive experience in working with and serving at the boards of growth-stage businesses.

Ian Robertson, has served on our board since November 2021. One of NGA’s founders, has served as its Chief Executive Officer and a member of its Board of Directors since its formation. He also served as the Vice Chair of the Board of Directors of Northern Genesis Acquisition I from June 2020 until consummation of its initial business combination in May 2021 and has served as Chief Executive Officer and a member of the Board of Directors of Northern Genesis Acquisition III since its formation in January 2021. Mr. Robertson is an active senior business professional and currently leads InfraStar Investments, an infrastructure investment fund management company. In July 2021, he was appointed Co-Chair of the Board of Directors of Largo Resources Ltd. (TSX: LGO) (NASDAQ: LGO) and interim President of Largo Clean Energy Corp., a subsidiary of Largo Resources Ltd. Mr. Robertson co-founded APCI in 1988 and previously served as Chief Executive Officer and Director of Algonquin Power & Utilities Corp. from October 2009 through July 2020. During his leadership tenure, Algonquin grew to become one of Canada’s largest power and utilities companies, serving regulated electricity, natural gas and water utility customers in the United States and Canada and owning and operating a large portfolio of global renewable wind and solar powered generation capacity. He has more than 30 years of experience in the origination and execution of global infrastructure investment initiatives and is committed to the concept of sustainable investing. Mr. Robertson previously served on the Board of Directors of Atlantica Sustainable Infrastructure plc (NASDAQ: AY), a publicly listed affiliate of Algonquin traded on the NASDAQ exchange. Mr. Robertson received an electrical engineering degree from the University of Waterloo, a Master of Business Administration from York University, and a Master of Law from the Law School of the University of Toronto. He is a professional engineer and holds a Chartered Financial Analyst designation. Embark Technology believes Mr. Robertson is well-qualified to serve on its board of directors due to his business experience and contacts and relationships.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Our board of directors consists of six directors, and we plan to add a new director to our board. In accordance with the Embark Technology Charter, the board of directors is be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

●	The Class I directors are Patricia Chiodo, Alex Rodrigues and an additional director who is yet to be identified and their terms will expire at the first annual general meeting of stockholders to be held following the completion of the Business Combination;
●	The Class II directors are Elaine Chao and Ian Robertson, and their terms will expire at the second annual general meeting of stockholders to be held following the completion of the Business Combination; and
●	The Class III directors are Pat Grady and Brandon Moak and their term will expire at the third annual general meeting of stockholders to be held following the completion of the Business Combination. The division of Embark Technology’s board of directors into three classes with staggered three-year terms may delay or prevent a change of Embark Technology’s management or a change in control.

Director Independence

As a result of our Class A common stock being listed on Nasdaq, we must comply with the applicable rules of such exchange in determining whether a director is independent. We undertook a review of the independence of the individuals named above and have determined that each of Elaine Chao, Pat Grady, Ian Robertson and Patricia Chiodo as “independent” as defined under the applicable Nasdaq rules. It is anticipated that the seventh director will be “independent” as defined under applicable Nasdaq rules.

Committees of the Board of Directors

Our board of directors directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and governance committee each of which operates under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Our current committee charters are posted on our website, “https://investors.embarktrucks.com/”, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

Our audit committee consists of Patricia Chiodo, Elaine Chao, and Ian Robertson, with Patricia Chiodo serving as the chair of the committee. Our board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Our board of directors has determined that Patricia Chiodo qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, our board has considered Patricia Chiodo’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.

The audit committee’s responsibilities include, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
●	discussing with our independent registered public accounting firm their independence from management;
●	reviewing with our independent registered public accounting firm the scope and results of their audit;
●	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we files with the SEC;
●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Our compensation committee consists of Pat Grady and Patricia Chiodo. Patricia Chiodo and Pat Grady are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that Patricia Chiodo and Pat Grady are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee.

The compensation committee’s responsibilities includes, among other things:

●	reviewing and setting or making recommendations to our board of directors regarding the compensation of Embark Technology’s executive officers;
●	making recommendations to Embark Technology’s board of directors regarding the compensation of Embark Technology’s board of directors;
●	reviewing and approving or making recommendations to Embark Technology’s board of directors regarding Embark Technology’s incentive compensation and equity-based plans and arrangements; and
●	appointing and overseeing any compensation consultants.

The composition and function of the compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Pat Grady, Ian Robertson and Alex Rodrigues. Our board of directors has determined that Pat Grady and Ian Robertson are “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

●	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by Embark Technology’s board of directors;
●	recommending to Embark Technology’s board of directors the nominees for election to our board of directors at annual meetings of our stockholders;
●	overseeing an evaluation of our board of directors and its committees; and
●	developing and recommending to our board of directors a set of corporate governance guidelines. We believe that the composition and functioning of Embark Technology’s nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards.

Our board of directors may from time to time establish other committees.

Code of Ethics

We have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on our website, https://investors.embarktrucks.com/. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Embark, that has one or more executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. For the year ended December 31, 2020, our “named executive officers” and their positions were as follows:

●	Alex Rodrigues, Chief Executive Officer;
●	Brandon Moak, Chief Technology Officer; and
●	Michael Reid, Chief Operating Officer.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for our fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)		Total ($)
Alex Rodrigues	2020	160,673	(1)	160,673
Chief Executive Officer
Brandon Moak	2020	160,673	(1)	160,673
Chief Technology Officer
Michael Reid	2020	172,131	(1)	172,131
Chief Operating Officer
(1)	Due to the COVID-19 pandemic, our named executive officers elected to forego a portion of their salaries in the second quarter of 2020.

Narrative to Summary Compensation Table 2020 Base Salary

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Each of the named executive officers have an annual base salary equal to $180,000. In connection with the COVID-19 pandemic, the named executive officers elected to forgo a portion of their respective base salaries in the second quarter of 2020. The actual base salaries paid to each named executive officer for 2020 are set forth in the “Summary Compensation Table” above in the column titled “Salary.”

2020 Cash Bonuses

We do not currently maintain an annual bonus program for our employees, including our named executive officers. None of our named executive officers received any bonus payments with respect to their services in 2020.

Equity Compensation

We previously maintained the Amended and Restated 2016 Stock Plan, which is summarized below, pursuant to which we have granted stock options and restricted stock units to certain service providers.

We did not grant any stock options or restricted stock units to our named executive officers in or prior to 2020.

However, on June 28 2021, we approved a program that will grant performance-vesting restricted stock units to Messrs. Rodrigues and Moak. Such restricted stock units will collectively represent a right to receive up to an aggregate amount of shares equal to 10% of the fully-diluted shares as of the date of the Board approval of the grants under such program. Such restricted stock units are eligible to vest in equal installments upon achievement of escalating share price thresholds intended to represent an increase in Embark’s valuation to 2.0x, 3.5x, 5.0x, 6.5x, 8.0x and 10.0x of our pre-money valuation in the context of the Business Combination (calculated based on the 90-day volume weighted average price or, in the event of a change in control, the fair market value based on the terms of such change in control) following the first anniversary of the consummation of the Business Combination, and subject to certain other terms and conditions, including certain specified treatment in the event of change of control or change in role of either Mr. Rodrigues or Mr. Moak, as applicable.

We adopted a new equity incentive plan, the 2021 Incentive Award Plan, in connection with the Business Combination in order to facilitate the grant of cash and equity incentives to directors, employees and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which we believe is essential to our long-term success.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

●	medical, dental and vision benefits;
●	medical and dependent care flexible spending accounts;
●	life insurance and accidental death and dismemberment; and
●	commuter benefits; and
●	cell phone reimbursement.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our employees, including our named executive officers. We do not provide any perquisites to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or benefits paid or provided by our Company.

Outstanding Equity Awards at Fiscal Year-End Table.

No equity awards were granted to our named executive officers in fiscal year 2020. As a result, the Outstanding Equity Awards at Fiscal Year-End Table is not included. In June 2021, we did, however, make certain restricted stock unit grants to Messrs. Rodrigues and Moak. See “Narrative to Summary Compensation Table — Equity Compensation” above for a description of such awards.

Executive Compensation Arrangements

Each of our named executive officers is subject to an offer letter with the Company. Our named executive officers’ offer letters are described below.

Alex Rodrigues

On May 9, 2018, the Company and Mr. Rodrigues entered into an offer letter (the “Rodrigues Offer Letter”), providing for his position as Chief Executive Officer of the Company. Mr. Rodrigues’s employment with the Company is at-will and either party may terminate Mr. Rodrigues’s employment at any time for any reason. The Rodrigues Offer Letter provides that Mr. Rodrigues is entitled to a base salary of $100,000 per year (which has subsequently been increased to $180,000). Mr. Rodrigues is also subject to certain confidentiality and inventions assignment obligations pursuant to a separate confidential information and invention assignment agreement, including perpetual confidentiality and a one-year post-termination non- solicit of employees and to the extent appropriate to enforce the Company’s rights to applicable trade secrets, a non-solicit of customers and other business relations.

Brandon Moak

On May 9, 2018, the Company and Mr. Moak entered into an offer letter (the “Moak Offer Letter”), providing for his position as Chief Technology Officer of the Company. Mr. Moak’s employment with the Company is at-will and either party may terminate Mr. Moak’s employment at any time for any reason. The Moak Offer Letter provides that Mr. Moak is entitled to a base salary of $100,000 per year (which has subsequently been increased to $180,000). Mr. Moak is also subject to certain confidentiality and inventions assignment obligations pursuant to a separate confidential information and invention assignment agreement, including perpetual confidentiality and a one-year post-termination non-solicit of employees and to the extent appropriate to enforce the Company’s rights to applicable trade secrets, a non-solicit of customers and other business relations.

Michael Reid

On May 9, 2018, the Company and Mr. Reid entered into an offer letter (the “Reid Offer Letter”), providing for his position as Chief Operating Officer of the Company. Mr. Reid’s employment with the Company is at-will and either party may terminate Mr. Reid’s employment at any time for any reason. The Reid Offer Letter provides that Mr. Reid is entitled to a base salary of $100,000 per year (which has subsequently been increased to $180,000). Mr. Reid is also subject to certain confidentiality and inventions assignment obligations pursuant to a separate confidential information and invention assignment agreement, including perpetual confidentiality and a one-year post-termination non-solicit of employees.

Equity Compensation Plans

Amended and Restated 2016 Stock Plan

We previously maintained our Amended and Restated 2016 Stock Plan, or the 2016 Stock Plan. The 2016 Stock Plan provided our employees (including the named executive officers), consultants, non-employee directors, and other service providers and those of our affiliates the opportunity to participate in the equity appreciation of our business through the receipt of stock options to purchase shares of our common stock, restricted stock and restricted stock units. We believe that such awards encouraged a sense of proprietorship and stimulate interest in our development and financial success. The summary of the 2016 Stock Plan below is qualified in its entirety by reference to the complete text of the 2016 Stock Plan.

The 2016 Stock Plan is no longer be available for use for the grant of future awards following the Business Combination, but will continue to govern the terms of awards that granted before the Business Combination that remain outstanding.

Eligibility and Administration

Our employees and consultants were eligible to receive awards under the 2016 Stock Plan. The 2016 Stock Plan provided that it was administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of its directors (referred to collectively as the “plan administrator”), subject to the limitations imposed under the 2016 Stock Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The 2016 Stock Plan was administered by our board of directors.

The plan administrator had the authority to, among other things, make fair market value determinations; approve forms of award agreement used under the 2016 Stock Plan; grant awards and set the terms and conditions of all awards under the 2016 Stock Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2016 Stock Plan; determine whether and when awards may be settled in cash; implement an option exchange program; amend and approve addenda to the 2016 Stock Plan; and interpret the 2016 Stock Plan and award agreements.

Shares Available for Awards

Our 2016 Stock Plan will not be used for awards granted after the Business Combination. Any shares subject to awards previously granted under the 2016 Stock Plan that are forfeited will not be available for further issuance under the 2016 Stock Plan.

Awards

The 2016 Stock Plan provided for the grant of stock options, including stock options which were intended to qualify as “incentive stock options” under Section 422 of the Code (“ISOs”) and nonqualified stock options (“NSOs”), the right to purchase or receive our common stock, including restricted stock, restricted stock units (“RSUs”) and dividend equivalents. Certain awards under the 2016 Stock Plan may have constituted or provided for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may have imposed additional requirements on the terms and conditions of such awards. All awards under the 2016 Stock Plan were evidenced by award agreements, which detailed the terms and conditions of awards, including any applicable vesting, settlement and payment terms and post-termination exercise limitations.

●	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may have provided tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to NSOs that are in compliance with Section 409A of the Code and certain substitute awards granted in connection with a merger or other corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).
●	Restricted Stock. Restricted stock are nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions.
●	RSUs. RSUs are contractual obligations to deliver shares of our common stock or cash in the future, which are subject to vesting and other restrictions. No shares of our common stock were issued at the time the RSU is granted, and holders of RSUs have no voting rights unless and until shares of common stock are delivered in settlement of the RSUs.
●	Dividend Equivalents. Dividend equivalents may be credited in respect of RSUs if determined by our plan administrator. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock. Dividend equivalents may be converted into additional RSUs in a manner determined by our plan administrator, and the additional RSUs would be subject to the same terms and conditions under the award agreement governing the RSUs to which they relate and such other terms and conditions as may be set forth in the applicable award agreement.

Certain Transactions

The plan administrator had broad discretion to take action under the 2016 Stock Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock splits, reverse stock splits, stock dividends, combinations, consolidations and reclassifications. In addition, in the event of certain non-reciprocal transactions, extraordinary dividends, recapitalizations, rights offerings, reorganizations, mergers, spin-offs, split-ups or similar changes in corporate structure, the plan administrator made equitable adjustments to the 2016 Stock Plan and outstanding awards.

Plan Amendment and Termination

Our Board could have amended or terminated the 2016 Stock Plan at any time; however, no amendment may have materially and adversely affected the rights of any participant under an outstanding 2016 Stock Plan award without the consent of the affected participant. No awards may be granted under the 2016 Stock Plan after its termination.

Foreign Participants and Transferability

The plan administrator was entitled to modify award terms, establish addenda and/or adjust other terms and conditions of awards, subject to the limits imposed under the 2016 Stock Plan, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. Awards under the 2016 Stock Plan were generally non-transferrable, except by will or the laws of descent and distribution, or pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2016 Stock Plan, the plan administrator was entitled to, in its discretion, permit participants to satisfy all or part of his or her tax, withholding or any other required deductions or payments by cashless exercise or by surrendering shares, as permitted by applicable law.

Awards Granted Under the 2016 Stock Plan

We granted ISOs and NSOs and restricted stock units under the 2016 Stock Plan. As of November 10, 2021, there were 8,521,642 shares subject to outstanding options under the 2016 Stock Plan and 3,228,389 shares have been granted subject to outstanding restricted stock and restricted stock unit awards (including early exercise options whereby optionees exercised their NSOs before vesting in exchange for shares of restricted stock, which remain subject to vesting conditions). Unvested stock options and restricted stock units granted pursuant to the 2016 Stock Plan were converted into stock options and restricted stock units in the Company and remain outstanding and eligible to vest in accordance with their terms following the consummation of the Business Combination.

2021 Incentive Award Plan

In connection with the Business Combination, we adopted the 2021 Incentive Award Plan, under which we may grant cash and equity incentive awards to directors, employees (including our named executive officers) and consultants in order to attract, motivate and retain the talent for which we compete. The material terms of the new equity incentive plan are set forth below.

Eligibility

Any individual who is an employee of Embark Technology or any of its subsidiaries, or any person who provides services to Embark Technology or its affiliates, including consultants and members of the Board, is eligible to receive awards under the 2021 Plan at the discretion of the Administrator (as defined below).

Shares Subject to the Embark Technology 2021 Plan

Overall Share Limit. The overall share limit, or the maximum aggregate number of shares of Class A common stock authorized for issuance as awards under the 2021 Plan shall not exceed the sum of (i) 58,713,535 shares of Class A common stock and (ii) annual increases beginning January 1, 2022 and ending on and including January 1, 2031 of 5% of the aggregate number of shares of Class A common stock outstanding on the last day of the preceding calendar year (or a lesser number determined by the Embark Technology board of directors prior to the date of the annual increase).

Share Recycling. The unused shares subject to awards granted under the 2021 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in Embark Technology acquiring shares covered by the award at a price not greater than the price (as adjusted pursuant to the 2021 Plan) paid by the participant for such shares or not issuing any shares covered by the award, will, as applicable, become or again be available for award grants under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not count against the overall share limit.

ISO Limit. The maximum number of Shares of Class A common stock that may be issued on the exercise of incentive stock options under the 2021 Plan is 58,713,535 shares.

Substitute Awards. Awards granted under the 2021 Plan upon the assumption of, or in substitution or exchange for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which Embark Technology enters into a merger, consolidation, acquisition or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan.

Non-Employee Director Compensation Limit. The 2021 Plan provides that the Administrator may establish compensation for non-employee directors from time to time subject to the 2021 Plan’s limitations. The Administrator may establish the terms, conditions and amounts of all such non-employee director compensation in its discretion and in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed $600,000, calculating the value of any equity awards in accordance with the terms of the 2021 Plan. The Administrator may make exceptions to this limits for individual non-employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Plan Administration

The Embark Technology board of directors, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “Administrator” herein. The Administrator may also delegate to one or more committees consisting of Embark Technology’s executive officers and/or directors the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards, subject to certain limitations that maybe imposed under the 2021 Plan, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. Under the 2021 Plan, the Administrator has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award, and to institute and determine the terms and conditions of an Exchange Program (as defined below), which could provide for the surrender or cancellation, transfer, or reduction or increase of exercise price, of outstanding awards, subject to the limitations provided for in the 2021 Plan. The Administrator’s determinations under the 2021 Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Embark Technology 2021 Plan or any award thereunder.

Type of Awards

The following types of awards may be made under the 2021 Plan. All awards under the 2021 Plan will be set forth in award agreements and will be subject to the conditions, limitations, restrictions, exercise price, vesting and forfeiture provisions determined by the Administrator, in its sole discretion, subject to such limitations as are provided in the 2021 Plan. In addition, subject to the limitations provided in the 2021 Plan and in accordance with applicable law, the Administrator may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, and waive any conditions or restrictions imposed with respect to awards.

Non-Qualified Stock Options. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of Class A common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of our shares on the grant date. The term of a non-qualified stock option may not exceed ten years from the date of grant. Embark Technology may (i) modify, extend, or renew outstanding stock options or accept the cancellation of options in return for the grant of new options or a different award or cash or (ii) offer to buy out for a payment in cash or cash equivalents a non-qualified stock option previously granted. Options may be awarded in combination with SARs, and the award may provide that options will not be exercisable unless the related SARs are forfeited.

Incentive Stock Options. An incentive stock option (“ISO”) is a stock option that is intended to meet the requirements of Section 422 of the Code, which include an exercise price of no less than 100% of fair market value on the grant date, a term of no more than ten years, and that the option be granted from a plan that has been approved by the stockholders of Embark Technology. Notwithstanding the foregoing, if granted to a participant who owns shares representing more than 10% of the voting power of all classes of shares of Embark Technology or one of its subsidiaries, an ISO must have a term of not more than five years and an exercise price of not less than 110% of fair market value on the grant date.

Stock Appreciation Rights. A stock appreciation right (“SAR”) entitles the participant to receive an amount equal to the difference between the fair market value of the shares of Class A common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share on the grant date), multiplied by the number of shares subject to the SAR.

Restricted Shares. A restricted share award is an award of shares of Class A common stock that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the committee, and which may be forfeited if conditions to vesting are not met. At the discretion of the Administrator, participants may be credited with dividends and other distributions that will be paid to the holder only when unvested restricted shares vest. Participants are also generally entitled to the same voting rights as other holders of shares of Class A common stock.

Restricted Stock Units. A restricted stock unit is an award denominated in shares that may be settled either in shares or cash, or a combination of both, subject to terms and conditions determined by the committee. Participants may carry the right to dividend equivalents, in the Administrator’s discretion.

Other Stock and Cash Based Awards. Subject to limits in the 2021 Plan, the Administrator may issue awards of unrestricted shares, cash awards or other awards valued wholly or partially in referenced to or otherwise based on the shares of the Class A common stock or other property of Embark Technology to any participant in such number or amount, and subject to such conditions, that the Administrator may determine.

Performance Criteria. Awards granted under the 2021 Plan may be subject to specified performance criteria or other criteria the Administrator may determine, which may or may not be objectively determinable. The Administrator may utilize any performance criteria selected by it in its sole discretion to establish performance goals. When determining performance criteria, the Administrator may provide for exclusion of the impact of an event or occurrence which the Administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events not directly related to the business or outside of the reasonable control of management, foreign exchange gains or losses, and legal, regulatory, tax or accounting changes.

Deferrals

Subject to compliance with Section 409A of the Code (“Section 409A”), the Administrator in its sole discretion may permit or require participants to defer certain amounts or shares paid or issued in respect of awards.

Equity Restructuring

In the event of a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Class A common stock (or other Company securities) or the share price of the Class A common stock (or other Company securities) and causes a change in the per share value of the Class A common stock underlying outstanding awards, the Administrator may make appropriate and equitable adjustments which may include: (i) adjusting the number and type of securities covered by each outstanding award; (ii) adjusting the exercise or grant price (if applicable) of any outstanding award; (iii) granting new awards to participants or (iv) making cash payments to participants.

Corporate Transactions

In the event of any dividend or other distribution (whether in the form of cash, shares of Class A common stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of Embark Technology, or sale or exchange of Class A common stock or other securities of Embark Technology, Change in Control (as defined below), issuance of warrants or other rights to purchase Class A common stock or other securities of Embark Technology, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Embark Technology or its financial statements or any change in any applicable laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the award or by action taken prior to the occurrence of such transaction or event may take such actions as it deems appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by Embark Technology to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles, including: (i) assuming or settling outstanding awards, (ii) substituting similar stock awards for outstanding awards, (iii) accelerating the vesting of outstanding awards, (iv) making an adjustments to the number of type of shares of Class A common stock, (v) cancelling outstanding awards in exchange for an equal amount of cash of property or (vi) terminating the outstanding award. The Administrator may treat awards differently. In connection with the above, the Administrator may refuse to permit the exercise of any award for up to sixty days before or after such transaction.

For purposes of the 2021 Plan, a “Change in Control” means and includes each of the following:

●	a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than Embark Technology or its subsidiaries or any employee benefit plan maintained by Embark Technology or any of its subsidiaries, Alex Rodrigues, Brandon Moak (or any group which includes such persons) or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Embark Technology’s securities possessing more than 50% of the total combined voting power of Embark Technology’s securities outstanding immediately after such acquisition; or
●	during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Embark Technology board of directors together with any new directors (other than a director designated by a person who shall have entered into an agreement with Embark Technology to effect a change in control transaction) whose election by the Embark Technology board of directors or nomination for election by Embark Technology’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
●	the consummation by Embark Technology (whether directly or indirectly) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Embark Technology’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
●	which results in Embark Technology’s voting securities outstanding immediately before the transaction continuing to represent either by remaining outstanding or by being converted into or exchanged for voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the company or owns, directly or indirectly, all or substantially all of Embark Technology’s assets or otherwise succeeds to Embark Technology’s business, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and
●	after which no person or group (other than Alex Rodrigues, Brandon Moak or any group which includes any such persons) beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be treated as beneficially owning 50% or more of the combined voting power of the successor entity solely as a result of the voting power held in Embark Technology prior to the consummation of the transaction.

Foreign Participants, Claw-back Provisions, and Transferability

With respect to foreign participants, the Administrator may modify award terms, establish sub plans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by Embark Technology to the extent set forth in such claw-back policy or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2021 Plan are generally non-transferable prior to vesting and are exercisable only by the participant.

Plan Amendment or Termination

The Administrator has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that no amendment (other than an increase to the overall share limit), materially impairs the existing rights of any participant in a manner disproportional or other similarly-situated awards without the affected participant’s written consent. Certain material amendments also require approval of Embark Technology’s stockholders under applicable law. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

Exchange Programs are expressly permitted under the 2021 Plan and the Embark Technology board of directors may in its sole discretion, and without stockholder approval, institute any such Exchange Program. An “Exchange Program” means a program (i) under which (A) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (B) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the Embark Technology board of directors, (C) the exercise price of an outstanding award is reduced or increased or (ii) which otherwise constitutes a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Class A common stock is listed or quoted. The Embark Technology board of directors will determine the terms and conditions of any Exchange Program in its sole discretion.

Material U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and Embark Technology with respect to participation in the 2021 Plan. No awards were issued under the 2021 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. To the extent required by law, any amounts included in a participant’s taxable income will be subject to withholding taxes.

Non-Qualified Stock Options. There is generally no taxation upon the grant of non-qualified stock options. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to any deduction limits under the Code, Embark Technology will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options. The Embark Technology 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. Embark Technology is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, Embark Technology will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Stock Appreciation Rights. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise and, Embark Technology will be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Embark Technology will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Embark Technology will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Other Stock and Cash Based Awards. An Incentive Award Plan participant will not recognize taxable income and Embark Technology will not be entitled to a tax deduction upon the grant of other stock or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and Embark Technology should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment. Upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Section 409A of the Code. Section 409A of the Code (“Section 409A”) imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” could include equity-based incentive programs, including certain stock options, stock appreciation rights and RSUs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and stock appreciation rights if no deferral is provided beyond exercise, or restricted stock. The awards made pursuant to the 2021 Plan are expected to be designed in a manner intended to be exempt from, or comply with, the requirements of Section 409A of the Code. However, if the 2021 Plan or any award thereunder fails to be maintained and administered in compliance with Section 409A, a participant could be subject to the additional taxes and interest.

Tax Consequences to Embark Technology

Embark Technology’s ability to realize the benefit of any tax deductions described below depends on Embark Technology’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of Embark Technology’s tax reporting obligations.

Compensation of Covered Employees. The ability of Embark Technology to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits Embark Technology’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of Embark Technology (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

2021 Employee Stock Purchase Plan

In connection with the Business Combination, we adopted the 2021 Employee Stock Purchase Plan, to assist the Company’s eligible employees in acquiring a stock ownership interest in the Company and to help our eligible employees provide for their future security and to encourage them to remain in their employment. The material terms of the new employee stock purchase plan are set forth below.

Description of the Material Terms of the ESPP

This subsection of the prospectus describes the material terms of the ESPP but does not purport to describe all of the provisions of the ESPP. The following summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached as an exhibit and incorporated by reference in its entirety. You are urged to read the ESPP in its entirety for more complete and detailed information about the terms and conditions of the ESPP.

General Components

The ESPP includes two components: a 423 Component and a Non-423 Component. Embark Technology intends that the 423 Component will satisfy the requirements to be an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. The Non-423 Component authorizes the ability to establish a separate offering that does not meet all of the requirements of Section 423 of the Code.

Shares Subject to the ESPP

The maximum number of shares of Class A common stock that may be issued under the ESPP is 11,742,707 shares. Additionally, the number of shares of Class A common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (i) 1% of the total number of shares of Class A common stock outstanding on December 31st of the preceding calendar year, or (ii) such lesser number of shares of Embark Technology as determined by the Embark Technology board of directors. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

Plan Administration

Unless otherwise determined by the Embark Technology board of directors, the ESPP Administrator shall be the Compensation Committee of the Embark Technology board of directors (or another committee or a subcommittee of the Embark Technology board of directors to which the Embark Technology board of directors delegates administration of the ESPP) (the “ESPP Administrator”). The board of directors may at any time vest in the board of directors any authority or duties for administration of the administration of the ESPP. The ESPP Administrator may delegate administrative tasks under the ESPP to the services of an agent or employees to assist in the administration of the ESPP, including establishing and maintaining an individual securities account under the ESPP for each participant.

Eligibility

Embark Technology employees and the employees of any of its designated subsidiaries, as designated by the ESPP Administrator, will be eligible to participate in the ESPP, provided the ESPP Administrator may require that an employee must satisfy one or more of the following service requirements before participating in the ESPP: (i) customary employment for more than 20 hours per week, (ii) customary employment for five or more months per calendar year, or (iii) satisfaction of a designated service requirement pursuant to Section 423(b)(4)(A) of the Code for a minimum period of time not to exceed two years. Directors who are not employees are not eligible to participate. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period In addition, the ESPP Administrator may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees.

An employee may not be granted rights to purchase stock under the Section 423 Component (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Embark Technology stock and other securities of Embark Technology, or a parent or subsidiary corporation of Embark Technology or

(b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Embark Technology stock for each calendar year that the rights remain outstanding.

Offering Periods

The 423 Component is intended to qualify as an employee stock purchase plan under Section 423 of the Code. Stock will be offered under the ESPP during the offering periods. The ESPP Administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Class A common stock will be purchased for the employees who are participating in the offering. The ESPP Administrator, in its discretion, will determine the terms of offering periods under the ESPP. The ESPP Administrator has the discretion to structure an offering so that if the fair market value of a share of Class A common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Class A common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

Payroll Deductions

The ESPP permits participants to purchase shares of Class A common stock through payroll deductions of a specified percentage or a fixed dollar amount of their eligible compensation, which, in either event, may not be less than 1% and may not be more than the maximum percentage specified by the plan administrator for the applicable offering period or purchase period. In the absence of a contrary designation, such maximum percentage will be 20%. The ESPP Administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of the maximum fair market value of shares in accordance with Section 423(b)(8) of the Code, during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of Class A common stock as of the first day of the offering period). As of the date of this prospectus, the maximum fair market value under Section 423(b)(8) of the Code is $25,000. Payroll deductions for each offering period under the ESPP will commence for a participant on the first regular payday following the applicable enrollment date of an offering period and will end on the last such payday in the offering period to which such participant’s authorization is applicable, unless sooner terminated or suspended by the participant or ESPP Administrator under the ESPP. ESPP Administrator may, in its discretion, modify the terms of future offering periods. In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the ESPP Administrator in lieu of or in addition to through payroll deductions. Unless otherwise determined by the ESPP Administrator, the purchase price of the shares will be 85% of the lower of the fair market value of shares of Class A common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest.

Withdrawal

Participants may withdraw from an offering by delivering a withdrawal form to Embark Technology and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the ESPP Administrator. Upon such withdrawal, Embark Technology will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Once a participant ceases to be an eligible employee for any reason, such participant is deemed to have elected to withdraw from the ESPP. Participation ends automatically upon termination of employment with Embark Technology and its related corporations.

Assignability

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Changes in Capitalization

In the event of certain specified significant corporate transactions, such as a reorganization, recapitalization, merger, consolidation, change in control or other similar corporate transaction or event, that effects the shares of Class A common stock, the ESPP Administrator shall make equitable adjustments to reflect such changes with respect to (a) the aggregate number and type of shares of Class A common stock (or other securities or property) that may be issued under the ESPP (including, but not limited to, adjustments of the limitations on the maximum number of Shares that may be purchased); (b) the class(es) and number of shares of Class A common stock and price per share subject to outstanding rights; and (c) the purchase price with respect to any outstanding rights. In the event of the specified significant corporate transactions, the ESPP Administrator may also take certain actions it deems appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP or with respect to any right under the ESPP, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, including: (i) requiring a successor corporation to assume, continue, or substitute each outstanding purchase right; (ii) terminating an outstanding right in exchange for cash or other rights or property; (iii) providing that participants’ accumulated payroll deductions may be used to purchase shares prior to the next occurring purchase date on such date as the ESPP Administrator determines in its sole discretion and terminating the participants’ rights under the ongoing offering period(s); and (iv) terminating all outstanding rights shall terminate without exercise.

Amendment and Termination

The ESPP Administrator has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of Embark Technology stockholders. However, shareholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, in excess of the initial pool and annual increase as described above, changes the classes of corporations whose employees are eligible to participate in the ESPP or to the extent required under applicable law, taking into account the terms hereof. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the ESPP Administrator in accordance with the terms of the ESPP.

Material U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and Embark Technology with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of shares of Class A common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP. Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Class A common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component. A participant will be taxed on amounts withheld for the purchase of Shares of Class A common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by Embark Technology or one of designated subsidiaries, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to Embark Technology by reason of the grant or exercise of rights under the ESPP. Embark Technology is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

DIRECTOR COMPENSATION

None of our directors for our fiscal year ended December 31, 2020 or any prior fiscal years have received any compensation for their services as a director. In 2021, Elaine Chao commenced her services as a non-employee director and received a grant of stock options to purchase shares of our common stock, which vest in equal monthly installments over the first 48 months of her continuous service, subject to certain acceleration to the extent she terminates her service due to her acceptance of a qualifying governmental position. In addition, Ms. Chao is entitled to an annual cash retainer of $125,000, payable in quarterly installments. Further, in 2021, Patricia Chiodo commenced her services as a non-employee director and is expected to receive a grant of restricted stock units with a grant date value of $175,000, which vest in equal monthly installments over the first 48 months of her continuous service. Ms. Chiodo will also be entitled to future annual equity awards with a grant date value of $175,000 each, which will vest in equal monthly installments over 12 months following grant. In addition, Ms. Chiodo is entitled to an annual cash retainer of $75,000, payable in quarterly installments. Subject to our agreements with Ms. Chao and Ms. Chiodo we do not have a non-employee director compensation program in place. We are evaluating our compensation program for non-employee directors and we intend to adopt a non-employee compensation program consistent with market practices to the extent appropriate.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock immediately following consummation of the Business Combination on November 10, 2021 by:

●	each person who is known to be the beneficial owner of more than 5% of shares of Embark Technology Common Stock; and
●	each of Embark Technology’s current executive officers and directors;

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The following table reflects beneficial ownership of any shares of Class A Common Stock issuable upon exercise of public warrants or private placement warrants, in each case exercisable or convertible within 60 days of the Closing.

Unless otherwise indicated, we believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Class A Common Stock	%	Number of Shares of Class B Common Stock	%
5% Holders
Entities Affiliated With Sequoia Capital(2)	53,144,138	14.7%	—	—
Data Collective IV, L.P.(3)	63,720,154	17.6%	—	—
Entities Affiliated with YCombinator(4)	27,913,857	7.7%	—	—
Directors and Executive Officers	—	—
Alex Rodrigues(5)	—	—	50,034,332	57.5%
Brandon Moak(6)	—	—	37,044,649	42.5%
Richard Hawwa	—	—	—	—
Siddhartha Venkatesan	—	—	—	—
Elaine Chao	279,657	*	—	—
Pat Grady(7)	53,886,635	14.9%	—	—
Patricia Chiodo	1,460	*	—	—
Ian Robertson(8)	18,724,763	5.0%	—	—
All directors and officers as a group (eight individuals)	72,892,515	20.0%	87,078,981	100.0%
*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 424 Townsend Street, San Francisco, CA 94107.
(2)	Consists of (i) 18,679,330 shares of Class A common stock held of record by Sequoia Capital U.S. Growth Fund VII, L.P. (“GFVII”); (ii) 1,106,850 shares of Class A common stock held of record by Sequoia Capital U.S. Growth VII Principals Fund, L.P. (“GFVII PF”, and collectively with GFVII, the “GFVII Funds”); (iii) 25,631,605 shares of Class A common stock held of record by Sequoia Capital U.S. Venture Fund XV, L.P. (“SC XV”); (iv) 1,542,608 shares of Class A common stock held of record by Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P. (“STPQ XV”); (v) 554,099 shares of Class A common stock held of record by Sequoia Capital U.S. Venture Partners Fund XV, L.P. (“STP XV”); and (vi) 5,629,646 shares of Class A common stock held of record by Sequoia Capital U.S. Venture XV Principals Fund, L.P. (“SC XV PF”, and collectively with SC XV, STPQ XV and STP XV, the “SC XV Funds”). SC US (TTGP), Ltd. is (i) the general partner of SC U.S. Growth VII Management, L.P., which is the general partner of each of the GFVII Funds, and (ii) the general partner of SC U.S. Venture XV Management, L.P., which is the general partner of each of the SC XV Funds. The directors and stockholders SC U.S. Venture XV Management, L.P. who exercise voting and investment discretion with respect to the SC XV Funds include Douglas Leone, Roelof Botha, Alfred Lin and James Goetz. The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GFVII Funds include Pat Grady, one of Embark Technology’s director nominees. The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GFVII Funds include Douglas Leone, Roelof Botha, Pat Grady, Carl Eschenback and James Goetz. Mr. Grady expressly disclaims beneficial ownership of the shares held by the GF VII Funds. The address for each of the Sequoia Capital entities identified in this footnote is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.
(3)	Consists of 63,720,154 shares of Class A common stock held of record by Data Collective IV, L.P. Data Collective IV GP, LLC, or DCVC IV GP, is the general partner of Data Collective IV, L.P. (“DCVC IV”). Zachary Bogue and Matthew Ocko are the managing members of DCVC IV GP. Zachary Bogue and Matthew Ocko exercise voting and dispositive power over the shares held by DCVC IV. The address of the entities listed herein is 270 University Avenue, Palo Alto, California 94301.

(4)	Consists of (i) 9,601,126 shares of Class A common stock to be held of record by Y Combinator Continuity Holdings I, LLC; (ii) 12,123,166 shares of Class A common stock to be held of record by Y Combinator Investments, LLC Series W 16; (iii) 3,546,851 shares of Class A common stock held of record by YC Holdings II, LLC; and (iv) 2,642,714 shares of Class A common stock to be held of record by YCVC Fund I, L.P. Power to exercise voting and investment decisions with respect to each such entity is held by of Jonathan Levy, Kirsty Nathoo and Geoff Ralston. The address for each of the entities identified in this footnote is 335 Pioneer Way, Mountain View, CA 94041.
(5)	Consists of shares Class B common stock held by Mr. Rodrigues as grantor-trustee of the Alex Rodrigues Living Trust.
(6)	Consists of shares Class B common stock held by Mr. Moak as grantor-trustee of the Brandon Moak Living Trust.
(7)	Consists of (a) 742,497 shares of Class A common stock held by Mr. Grady and (b) shares listed in footnote 3 above to be held of record by entities affiliated with Sequoia Capital. Mr. Grady, one of Embark Technology’s director nominees, is a partner of Sequoia Capital and, therefore, may be deemed to exercise voting and investment discretion with respect to the shares listed in footnote 3 above. Mr. Grady disclaims beneficial ownership of the shares held by the Sequoia Capital entities.
(8)	Consists of 10,038,096 shares of Class A Common Stock and 8,686,667 warrents to purchase Class A Common Stock. Northern Genesis Sponsor II LLC, the Sponsor, is the record holder of these shares. Messrs. Robertson, together with other individuals, serve as Managing Members of the Sponsor and accordingly exercise voting and dispositive power over such shares. The address for these stockholders is 4801 Main Street, Suite 1000 Kansas City, Missouri 64112.

SELLING SHAREHOLDERS

This prospectus relates to from time to time (i) the resale of an aggregate of 125,194,886 shares of Class A common stock, of Embark Technology, issued in connection with the Merger by certain of the selling shareholders named in this prospectus, (ii) the resale of 20,000,000 shares of Class A common stock issued in the PIPE Financing by certain of the Selling Shareholders, (iii) the resale of 1,342,353 shares of common stock reserved for issuance upon the exercise of options to purchase Class A common stock, (iv) the resale of 50,550,140 shares of Class A common stock reserved for issuance upon the settlement of restricted stock units, (v) the resale of 9,353,330 warrants to purchase Class A common stock, (vi) the resale 9,353,330 shares of Class A common stock issuable in respect of warrants to purchase Class A common stock, and (vii) the resale of 87,078,981 shares of Class A common stock issuable upon conversion of shares of Class B common stock. The Selling Shareholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders' interest in the common stock or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Shareholders, and the aggregate number of shares of Class A common stock and warrants that the Selling Shareholders may offer pursuant to this prospectus.

	Before the Offering				After the Offering
Name of Selling Shareholder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants
Alyeska Master Fund, L.P.(1)	500,000	—	500,000	—	—	—	—
CPP Investment Board PMI-3 Inc.(2)	200,000	—	2,000,000	—	—	—	—
Data Collective IV, L.P.(3)	63,720,154	—	63,720,154	—	—	—	—
Knight-Swift Transportation(4)	2,500,000	—	2,500,000	—	—	—	—
Maven Ventures Opportunity Fund I, L.P.(5)	700,000	—	700,000	—	—	—	—
Maven Ventures Fund III, L.P.(6)	300,000	—	300,000	—	—	—	—
MDC Capital Partners (Ventures), LP(7)	500,000	—	500,000	—	—	—	—
MIC Capital Partners (Public) Parallel Cayman, LP(8)	1,000,000	—	1,000,000	—	—	—	—
Thirty Fifth Investment Company LLC(9)	2,000,000	—	2,000,000	—	—	—	—
Palantir Technologies Inc.(10)	1,800,000	—	1,800,000	—	—	—	—
RACI PS Investments, LLC(11)	50,000	—	50,000	—	—	—	—
Entities affiliated with Sequoia Capital (12)	53,144,138	—	53,144,138	—	—	—	—
Tiger Global Investments, L.P.(13)	1,350,000	—	1,350,000	—	—	—	—
Tiger Global Long Opportunities Master Fund, L.P.(14)	650,000	—	650,000	—	—	—	—
Transform Odyssey LP(15)	200,000	—	200,000	—	—	—	—
Alberta Investment Management Corporation(16)	500,000	83,333	500,000	83,333	—	—	—

	Before the Offering				After the Offering
Name of Selling Shareholder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants
Healthcare of Ontario Pension Plan Trust Fund(17)	1,000,000	166,666	1,000,000	166,666	—	—	—
National Bank Financial Inc.(18)	500,000	83,333	500,000	83,333	—	—	—
Avi Das	5,000	833	5,000	833	—	—	—
Ken Manget	22,500	3,750	22,500	3,750	—	—	—
2768566 Ontario Corp.(19)	50,000	8,333	50,000	8,333	—	—	—
Badger Power Consulting Ltd.(20)	307,500	51,250	307,500	51,250	—	—	—
Michael Hoffman	307,500	51,250	307,500	51,250	—	—	—
Chris Jarratt	307,500	51,250	307,500	51,250	—	—	—
PSAM WorldArb Master Fund Ltd.(21)	500,000	83,333	500,000	83,333	—	—	—
NBIMC Quantitative Equity Strategic Beta (2017) Fund(22)	235,548	39,258	235,548	39,258	—	—	—
NBIMC Quantitative Equity Strategic Beta Fund – Class N(23)	14,452	2,408	14,452	2,408	—	—	—
NBIMC Quantitative Strategies (2017) Fund(24)	235,132	39,188	235,132	39,188	—	—	—
NBIMC Quantitative Strategies Fund – Class N(25)	14,868	2,478	14,868	2,478	—	—	—
Alex Rodrigues(26)	50,034,332	—	50,034,332	—	—	—	—
Brandon Moak(27)	37,044,649	—	37,044,649	—	—	—	—
Pat Grady(28)	742,497	—	742,497	—	—	—	—
Northern Genesis Sponsor LLC(29)	10,038,096	8,686,667	10,038,096	8,686,667	—	—	—

(1)	The address of Alyeska Master Fund, L.P. is 77 W. Wacker, Suite 700 Chicago, IL 60601.
(2)	The address of CPP Investment Board PMI-3 Inc. is 1 Queen Street East, Suite 2500 Toronto, Ontario M5C 2W5 Canada.
(3)	The address of Data Collective IV, L.P. is 270 University Avenue, Palo Alto, CA 94301.
(4)	The address of Knight-Swift Transportation is 2002 N. 19th Ave., Phoenix, AZ 85027.
(5)	The address of Maven Ventures Opportunity Fund I, L.P. is 3340 Hillview Ave., Palo Alto, CA 94304.
(6)	The address of Maven Ventures Fund III, L.P. is 3340 Hillview Ave., Palo Alto, CA 94304.
(7)	The address of MDC Capital Partners (Ventures), LP is 22nd Floor, Al Sila Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, UAE 45005.
(8)	The address of MIC Capital Partners (Public) Parallel Cayman, LP is 22nd Floor, Al Sila Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, UAE 45005.
(9)	The address of Thirty Fifth Investment Company LLC is 22nd Floor, Al Sila Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, UAE 45005.
(10)	The address of Palantir Technologies Inc. is 1555 Blake Street, Suite 250, Denver, CO 80202.
(11)	The address of RACI PS Investments, LLC is 3590 W. Picacho Ave., Las Cruces, NM 88007.
(12)	The address of Sequoia Capital U.S. Growth Fund VII, L.P. is 2800 Sand Hill Road, Suite #101, Menlo Park, CA 94025.
(13)	The address of Tiger Global Investments, L.P. is c/o Citco Fund Services (Cayman Islands) Limited, 89 Nexus Way, 2nd Floor, Camana Bay, P.O. Box 31106, Grand Cayman KY1-1205, Cayman Islands.
(14)	The address of Tiger Global Long Opportunities Master Fund, L.P. is c/o Citco Fund Services (Cayman Islands) Limited, 89 Nexus Way, 2nd Floor, Camana Bay, P.O. Box 31106, Grand Cayman KY1-1205, Cayman Islands.

(15)	The address of Transform Odyssey LP is 708 Long Bridge St #1310, San Francisco, CA 94158.
(16)	The address of Alberta Investment Management Corporation is 1600-10250 101 ST NW, Edmonton, Alberta T5J 3P4, Canada.
(17)	The address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario, M5J 0B6, Canada.
(18)	The address of National Bank Financial Inc. is Custodian for KJ Harrison & Partners Inc., 60 Bedford Rd, Toronto, Ontario M5R 2K2, Canada.
(19)	The address of 2768566 Ontario Corp. is 137 Pinewood Trail, Mississauga, Ontario L5G 2L2, Canada.
(20)	The address of Badger Power Consulting Ltd. is 2415 — 30 Avenue SW, Calgary, Alberta T2T 1S1, Canada.
(21)	The address of PSAM WorldArb Master Fund Ltd. is c/o P Schoenfeld Asset Management LP, 1350 Avenue of the Americas, 21st Floor, New York, NY 10019.
(22)	The address of NBIMC Quantitative Equity Strategic Beta (2017) Fund is c/o Vestcor, 140 Carleton St., Suite 400, Fredericton, New Brunswick E3B 3T4, Canada.
(23)	The address of NBIMC Quantitative Equity Strategic Beta Fund — Class N is c/o Vestcor, 140 Carleton St., Suite 400, Fredericton, New Brunswick E3B 3T4, Canada.
(24)	The address of NBIMC Quantitative Strategies (2017) Fund is c/o Vestcor, 140 Carleton St., Suite 400, Fredericton, New Brunswick E3B 3T4, Canada.
(25)	The address of NBIMC Quantitative Strategies Fund — Class N is c/o Vestcor, 140 Carleton St., Suite 400, Fredericton, New Brunswick E3B 3T4, Canada.
(26)	Consists of shares Class B common stock held by Mr. Rodrigues as grantor-trustee of the Alex Rodrigues Living Trust.
(27)	Consists of shares Class B common stock held by Mr. Moak as grantor-trustee of the Brandon Moak Living Trust.
(28)	Consists of 742,497 shares of Class A common stock held indirectly by Mr. Grady.
(29)	The address of Northern Genesis Sponsor II LLC is 4801 Main Street, Suite 1000 Kansas City, Missouri 64112.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such shares of common stock and warrants.

Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares of common stock or warrants registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Richard Hawwa

On April 2, 2021, the Company and Mr. Hawwa entered into an offer letter (the “Hawwa Offer Letter”), providing for his position as Chief Financial Officer of the Company. Mr. Hawwa’s employment with the Company is at-will and either party may terminate Mr. Hawwa’s employment at any time for any reason. The Hawwa Offer Letter provides that Mr. Hawwa is entitled to a base salary of $350,000 per year and a retention bonus in an amount equal to $150,000, earned on the first anniversary of Mr. Hawwa’s commencement of employment. In the event Mr. Hawwa is terminated for Cause or resigns for any reason other than Good Reason, he will return a prorated portion of the retention bonus to the Company. The Hawwa Offer Letter entitled Mr. Hawwa to, subject to the approval of the Company’s board of directors, an equity award covering 1,500,000 shares of the Company’s common stock, subject to 25% vesting on the first anniversary of the date of grant, followed by monthly vesting for the next three years, subject to Mr. Hawwa’s continuous service with the Company through each vesting date. For further details on the option award, see “Equity Compensation” above. The Hawwa Offer Letter also provides that Mr. Hawwa is also eligible to participate in the Company’s health and welfare benefits, including the 401(k) plan.

In the event that Mr. Hawwa is terminated by the Company without Cause or due to a Resignation for Good Reason, Mr. Hawwa will be entitled to receive, in addition to any accrued amounts of compensation, benefits and reimbursable expenses and subject to his execution and non-revocation of a release of claims, (i) six months base salary continuation, (ii) fifty percent (50%) of an annual target bonus, if any and(iii) healthcare reimbursement for a period of six months following Mr. Hawwa’s termination of employment. In the event the Company adopts a severance plan applicable to its executives, including Mr. Hawwa, he is entitled to the greater of the entitlements provided under the Hawwa Offer Letter or such severance plan.

Mr. Hawwa is also subject to a confidential information and invention assignment agreement.

“Cause” is defined in the Hawwa Offer Letter as Mr. Hawwa’s (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of any written agreement between him and the Company, (iii) material failure to comply with the Company’s material written policies or rules, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (v) gross negligence or willful misconduct (A) in the performance of his duties for the Company or (B) that could reasonably be expected to bring Mr. Hawwa or the Company into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the public, (vi) continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s board of directors or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation; provided that, with respect to subparts (ii), (iii), (vi), and (vii) above, no such determination may be made until Mr. Hawwa been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (provided that no such notice or cure period shall be required to the extent that either (A) the events or circumstances constituting “Cause” are not curable or (B) the provision of such notice or cure period could result in material harm to the Company). Notwithstanding the foregoing, any action or inaction taken by Mr. Hawwa based upon your reasonable reliance on advice of counsel to the Company or the direction of the board of directors or Chief Executive Officer shall not in and of itself form the basis for Cause.

“Change in Control” is defined in the Hawwa Offer Letter as the meaning set forth in the Company’s 2016 Stock Plan; provided that, notwithstanding the forgoing, (i) a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation and (ii) a transaction or series of transactions by merger, consolidation, share exchange, business combination or otherwise with a publicly traded “special purpose acquisition company” or its subsidiary in which the common stock or share capital of such entity or its successor entity is publicly listed on a securities exchange or marketplace shall not constitute a Change of Control.

“Resignation for Good Reason” is defined in the Hawwa Offer Letter as means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence with Mr. Hawwa’s consent: (i) a reduction in base salary by more than 10% (other than in connection with similar decreases of other offices of the Company), (ii) a diminution in title from that set forth in the Hawwa Offer Letter, a material diminution of Mr. Hawwa’s authority, duties or responsibilities; provided however that a change in position following a Change in Control does not constitute Good Reason so long as he retains substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change in Control (iii) a material change in the Company’s remote work policies requiring a relocation of Mr. Hawwa’s principal workplace by more than 30 miles or (iv) the Company’s material breach of the Hawwa Offer Letter. A Resignation for Good Reason will not be deemed to have occurred unless Mr. Hawwa gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving such written notice.

Siddhartha Venkatesan

On March 15, 2021, the Company and Mr. Venkatesan entered into an offer letter (the “Venkatesan Offer Letter”), providing for his position as Chief Legal Officer of the Company. Mr. Venkatesan’s employment with the Company is at-will and either party may terminate Mr. Venkatesan’s employment at any time for any reason. The Venkatesan Offer Letter provides that Mr. Venkatesan is entitled to a base salary of $300,000 per year and a starting bonus in an amount equal to $100,000. The Venkatesan Offer Letter entitled Mr. Venkatesan to, subject to the approval of the Company’s board of directors, an equity award covering 450,000 shares of the Company’s common stock, subject to 25% vesting on the first anniversary of the date of grant, followed by monthly vesting for the next three years, subject to Mr. Venkatesan’s continuous service with the Company through each vesting date. For further details on the option award, see “Equity Compensation” above. The Venkatesan Offer Letter also provides that Mr. Venkatesan is also eligible to participate in the Company’s health and welfare benefits, including the 401(k) plan.

In the event that Mr. Venkatesan is terminated by the Company without Cause or due to a Resignation for Good Reason, Mr. Venkatesan will be entitled to receive, in addition to any accrued amounts of compensation, benefits and reimbursable expenses and subject to his execution and non-revocation of a release of claims, twelve months base salary continuation. In the event that such Involuntary Termination occurs within the first twelve months of Mr. Venkatesan’s employment with the Company, he will instead be entitled to six months base salary continuation and fifty percent (50%) of an annual target bonus, if applicable.

Mr. Venkatesan is also subject to a confidential information and invention assignment agreement. “Cause” is defined in the Venkatesan Offer Letter as Mr. Venkatesan’s (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of any agreement between him and the Company, (iii) material failure to comply with the Company’s written policies or rules, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (v) gross negligence or willful misconduct, continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s board of directors or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation. The Company will provide with written notification within 90 days of the Cause and provide no less than 30 days to cure for any Cause in subparts (i) – (iii) or (v) – (vii).

“Change in Control” is defined in the Venkatesan Offer Letter as (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation. Further, a transaction or series of transactions by merger, consolidation, share exchange or otherwise with a publicly traded “special purpose acquisition company” or its subsidiary in which the common stock or share capital of such entity or its successor entity is publicly listed on a securities exchange or marketplace shall not constitute a Change in Control.

“Resignation for Good Reason” is defined in the Venkatesan Offer Letter as means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence with Mr. Venkatesan’s consent: (i) a reduction in base salary by more than 10% (other than in connection with similar decreases of other offices of the Company), (ii) a material diminution of Mr. Venkatesan’s authority, duties or responsibilities; provided however that a change in position following a Change in Control does not constitute Good Reason so long as he retains substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change in Control or (iii) a material change in the Company’s remote work policies requiring a relocation of Mr. Venkatesan’s principal workplace by more than 30 miles. A Resignation for Good Reason will not be deemed to have occurred unless Mr. Venkatesan gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving such written notice.

Registration Rights Agreement

In connection with the Closing, we entered into a Registration Rights Agreement with the Sponsor and certain former equityholders of Embark. The Registration Rights Agreement, subject to the terms thereof, requires the Company to, among other things, file a resale shelf registration statement on behalf of the Sponsor and the other parties to the Registration Rights Agreement and their respective permitted transferees within thirty (30) days following the Closing. The Registration Rights Agreement provides for certain demand rights and piggyback registration rights in favor of each of the Sponsor and the other parties to the Registration Rights Agreement and their respective permitted transferees, subject to customary underwriter cutbacks. We have agreed to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

Proxy Voting Agreement

In connection with the Closing, Embark entered into a third party proxy voting agreement (the “Proxy Voting Agreement) dated November 10, 2021, by and among Brandon Moak, Alex Rodrigues and, solely with respect to certain enumerated provisions, Embark Trucks, Inc. Pursuant to the Proxy Voting Agreement, Mr. Moak has provided Mr. Rodrigues with an irrevocable proxy on all matters requiring a shareholder vote on behalf of himself and any permitted transferees. The Proxy Voting Agreement provides for reciprocal rights to the extent Mr. Moak (or his permitted transferees) own a greater number of shares of common stock. The Proxy Voting Agreement includes certain termination provisions including the consummation of a change of control and the occurrence of the Sunset Date other than as a result of death or disability.

Policies and Procedures for Related Person Transactions

Embark Technology has a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of Embark Technology’s executive officers or directors;
●	any person who is known by Embark Technology to be the beneficial owner of more than 5% of Embark Technology voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Embark Technology’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Embark Technology’s voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Embark Technology’s policies and procedures are designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

DESCRIPTION OF OUR SECURITIES

Authorized Capitalization

General

The total amount of Embark Technology’s authorized capital stock consists of 4,000,000,000 shares of Class A common stock, par value $0.0001 per share 100,000,000 shares of Class B common stock, and 10,000,000 shares of Embark Technology preferred stock, par value $0.0001 per share. Embark Technology has approximately 362,474,085 shares of Class A common stock and 87,319,620 shares of Class B common stock outstanding as of November 10, 2021, excluding contingent shares.

The following summary describes all material provisions of Embark Technology’s capital stock. Embark Technology urges you to read the Embark Technology Charter and Bylaws.

Preferred Stock

The Board of Embark Technology has authority to issue shares of Embark Technology’s preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Embark Technology’s preferred stock could have the effect of decreasing the trading price of Embark Technology’s Common Stock, restricting dividends on Embark Technology’s capital stock, diluting the voting power of Embark Technology’s Common Stock, impairing the liquidation rights of Embark Technology’s capital stock, or delaying or preventing a change in control of Embark Technology.

Class A Common Stock

Class A common stock is not entitled to preemptive or other similar subscription rights to purchase any of Embark Technology’s securities. Class A common stock is neither convertible nor redeemable. Unless Embark Technology’s board of directors determines otherwise, Embark Technology will issue all of Embark Technology’s capital stock in uncertificated form.

Class B Common Stock

Class B common stock is not entitled to preemptive or other similar subscription rights to purchase any of Embark Technology’s securities. Class B common stock is convertible into Class A common stock. The Embark Founders will hold all outstanding shares of Class B common stock up on consummation of the Business Combination.

Voting Rights

Each holder of Class A common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Embark Technology Charter. Each holder of Class B common stock is entitled to ten votes per share on each matter submitted to a vote of stockholders, as provided by the Embark Technology Charter. Following the Business Combination, holders of Class B Common Stock will have the ability to control the business affairs of Embark Technology. The Embark Technology Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Embark Technology Bylaws or the Embark Technology Charter, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of Embark Technology Common Stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Embark Technology’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Embark Technology’s Preferred Stock, if any, and any contractual limitations on Embark Technology’s ability to declare and pay dividends.

Other Rights

Each holder of Embark Technology Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of Embark Technology preferred stock that Embark Technology may designate and issue in the future.

Liquidation Rights

If Embark Technology is involved in voluntary or involuntary liquidation, dissolution or winding up of Embark Technology’s affairs, or a similar event, each holder of Embark Technology Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Embark Technology preferred stock, if any, then outstanding.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 12 months following the IPO. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A common stock. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of one or more warrants, the total number of shares of Class A common stock that the holder of such warrants would be entitled to receive includes a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the total number of shares of Class A common stock to be issued to the warrant holder. As a result, warrant holders would need to sell any warrants that otherwise would result in a fractional interest in order to obtain value from the fractional interest that will not be issued.

The warrants will expire five years following the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

If our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
●	if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described herein) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant, including the holders of the private placement warrants, to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A common stock on account of such shares (or other shares of common stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

One or more warrants may be exercised, in the aggregate, only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of any warrants. If, upon exercise of one or more warrants, the total number of shares of Class A common stock that the holder of such warrants would be entitled to receive includes a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the total number of shares of Class A common stock to be issued to the warrant holder. As a result, warrant holders would need to sell any warrants that otherwise would result in a fractional interest in order to obtain value from the fractional interest that will not be issued.

Private Placement Warrants

Title to the private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable until 30 days after Closing except to certain permitted transferees and they will not be redeemable by us so long as they are held by the initial purchasers or their permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to provide working capital or finance transaction costs in connection with the Closing, the Sponsor, its officers, directors and director nominees or its affiliates were entitled to loan us funds on a non-interest basis. Such loans were entitled to be converted into warrants to purchase Class A common stock, at a price of $1.50 per warrant at the option of the lender (the “working capital warrants”). The terms of the working capital warrants are subject to the same terms as the private placement warrants. In connection with Closing we issued 2,000,000 working capital warrants.

Anti-takeover Effects of the Embark Technology Charter and the Embark Technology Bylaws

The Embark Technology Charter and the Embark Technology Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Embark Technology. Embark Technology expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Embark Technology to first negotiate with the Board, which Embark Technology believes may result in an improvement of the terms of any such acquisition in favor of Embark Technology’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.

Staggered Board of Directors

Embark Technology Charter provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of Embark Technology’s board of directors will be elected by its shareholders. The terms of the Class I directors will expire in 2022 the terms of the Class II directors will expire in 2023 and the terms of the Class III directors will expire in 2024. Beginning in 2022, Embark Technology shareholders will elect directors for three-year terms upon the expiration of their current terms. Embark Technology shareholders will elect only one class of directors each year. Embark Technology believes that classification of Embark Technology’s board of directors will help to ensure the continuity and stability of Embark Technology’s business strategies and policies as determined by Embark Technology’s board of directors. There is no cumulative voting in the election of directors.

As such, this classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Embark Technology’s board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors also may delay, defer, or prevent a tender offer or an attempt to change control of Embark Technology, even though a tender offer or change in control might be believed by Embark Technology’s shareholders to be in their best interest.

Special Meetings of Stockholders

The Embark Technology Charter provides that a special meeting of stockholders may be called by the Chairperson of the Board, (b) the Board, (c) the Chief Executive Officer of Embark Technology or (d) the President of Embark Technology at any time, including prior to or after the Trigger Date and prior to or after the Sunset Date. In addition, the Embark Technology Bylaws also provide that beginning on the Trigger Date and until the Sunset Date, special meetings of the stockholders may be called by the Secretary of Embark Technology upon the written request of any one or more holders of record that collectively hold, in the aggregate, at least 25% of the voting power of the issued and outstanding shares of stock of Embark Technology. Any such special meeting may be postponed, rescheduled or cancelled by the Board or other person calling the meeting.

Action by Written Consent

The Embark Technology Charter provides that, beginning on the Trigger Date and until the Sunset Date, any action required or permitted to be taken by the stockholders at an annual or special meeting of stockholders may be taken by a written consent in lieu of a meeting; however, during all other periods, including prior to the Trigger Date and after the Sunset Date, any such action shall not be taken by written consent in lieu of a meeting.

Removal of Directors and Filling Director Vacancies

The Embark Technology Charter provides that (i) after the Trigger Date and until the Sunset Date, directors of Embark Technology may be removed, with or without cause, only upon the affirmative vote of a holders of at least a majority of the voting power of all of the Embark Technology Common Stock entitled to vote in an election of directors and (ii) during any other period, including prior to the Trigger Date and after the Sunset Date, directors may be removed only for cause and only by holders of majority of the voting power of all of the Embark Technology Common Stock entitled to vote in an election of directors.

In connection with the filling of vacancies, the Embark Technology Charter provides that (i) following the Trigger Date and until the Sunset Date, all vacancies on the board of directors, however created, may only be filled by the affirmative vote of holders of at least a majority of the voting power of the outstanding Embark Technology Common Stock entitled to vote in an election of directors and (ii) for any other period, including prior to the Trigger Date and after the Sunset Date, any director vacancy may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Embark Technology Charter, following the Trigger Date Embark Technology opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders, except that the modified restrictions provide that the Embark Founders and their permitted transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not be subject to such restrictions. Until the Trigger Date, Section 203 of the DGCL will govern such transactions. The Embark Technology Charter provides for a multi-class stock structure, which will give the Embark Founders, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Embark Technology, control over all matters requiring stockholder approval, including in connection with the merger or other sale of Embark Technology or the sale of all or substantially all of its assets.

Limitations on Liability and Indemnification of Officers and Directors

The Embark Technology Charter provides that Embark Technology will indemnify Embark Technology’s directors to the fullest extent authorized or permitted by applicable law. Embark Technology expects to enter into agreements to indemnify Embark Technology’s directors, executive officers and other employees as determined by the Board. Under the Embark Technology Bylaws, Embark Technology is required to indemnify each of Embark Technology’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Embark Technology or was serving at

Embark Technology’s request as a director, officer, employee or agent for another entity. Embark Technology must indemnify Embark Technology’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Embark Technology, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Embark Technology Bylaws also require Embark Technology to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Embark Technology. Any claims for indemnification by Embark Technology’s directors and officers may reduce Embark Technology’s available funds to satisfy successful third-party claims against Embark Technology and may reduce the amount of money available to Embark Technology.

Exclusive Jurisdiction of Certain Actions

The Embark Technology Charter requires, to the fullest extent permitted by law, that derivative actions brought in the name of Embark Technology, actions against directors, officers and employees for breach of fiduciary duty, any provision of the DGCL, the Embark Technology Charter, the Embark Technology Bylaws and other similar actions may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Embark Technology Charter and (b) service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Embark Technology Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although Embark Technology believes this provision benefits Embark Technology by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Embark Technology’s directors and officers.

Transfer Agent

The transfer agent for Embark Technology Common Stock is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF EMBARK TECHNOLOGY SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Embark Technology Common Stock or Embark Technology warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Embark Technology at the time of, or at any time during the three months preceding, a sale and Embark Technology is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Embark Technology was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Embark Technology common stock shares or Embark Technology warrants for at least six months but who are affiliates of Embark Technology at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Embark Technology Common Stock then outstanding; or
●	the average weekly reported trading volume of Embark Technology’s Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Embark Technology under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Embark Technology.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the Form 10 information was filed with the SEC.

PLAN OF DISTRIBUTION

This prospectus relates to from time to time (i) the resale of an aggregate of 125,194,886 shares of Class A common stock, of Embark Technology, issued in connection with the- Merger by certain of the selling shareholders named in this prospectus, (ii) the resale of 20,000,000 shares of Class A common stock issued in the PIPE Financing by certain of the Selling Shareholders, (iii) the resale of 1,342,353 shares of common stock reserved for issuance upon the exercise of options to purchase Class A common stock, (iv) the resale of 50,550,140 shares of Class A common stock reserved for issuance upon the settlement of restricted stock units, (v) the resale of 9,353,330 warrants to purchase Class A common stock, (vi) the resale 9,353,330 shares of Class A common stock issuable in respect of warrants to purchase Class A common stock, and (vii) the resale of 87,078,981 shares of Class A common stock issuable upon conversion of shares of Class B common stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of the applicable exchange;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the PIPE Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of the PIPE Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the PIPE Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell the PIPE shares short and deliver these securities to close out their short positions, or loan or pledge the PIPE Shares to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Latham & Watkins LLP, New York, New York has passed upon the validity of the securities of Embark Technology offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Embark Trucks, Inc. as of and for the years ended December 31, 2020 and 2019, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Northern Genesis Acquisition Corp. II as of December 31, 2020 and for the period from September 25, 2020 (inception) through December 31, 2020 included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.embarktrucks.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Northern Genesis Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Northern Genesis Acquisition Corp. II (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from September 25, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 25, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, Texas

April 14, 2021

NORTHERN GENESIS ACQUISITION CORP. II

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Deferred offering costs	$249,917
TOTAL ASSETS	$249,917
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	$1,450
Accrued offering costs	107,000
Promissory note — related party	117,917
Total Current Liabilities	226,367
Commitments and Contingencies
Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,350,000 shares issued and outstanding	1,035
Additional paid-in capital	23,965
Accumulated deficit	(1,450)
Total Stockholder’s Equity	23,550
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$249,917

The accompanying notes are an integral part of the financial statements.

NORTHERN GENESIS ACQUISITION CORP. II

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 25, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$1,450
Net Loss	$(1,450)
Weighted average shares outstanding, basic and diluted	10,350,000
Basic and diluted net loss per common share	$(0.00)

The accompanying notes are an integral part of the financial statements.

NORTHERN GENESIS ACQUISITION CORP. II

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM SEPTEMBER 25, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholder’s
	Shares	Amount	Capital	Deficit	Equity
Balance — September 25, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	10,350,000	1,035	23,965	—	25,000
Net loss	—	—	—	(1,450)	(1,450)
Balance — December 31, 2020	10,350,000	$1,035	$23,965	$(1,450)	$23,550

The accompanying notes are an integral part of the financial statements.

NORTHERN GENESIS ACQUISITION CORP. II

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 25, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(1,450)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	1,450
Net cash used in operating activities	—
Cash Flows from Financing Activities:
Proceeds from promissory note — related party	117,917
Payment of offering costs	(117,917)
Net cash provided by financing activities	—
Net Change in Cash	—
Cash — Beginning	—
Cash — Ending	$—
Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$107,000
Deferred offering costs paid by Sponsor in exchange for the issuance of common stock	$25,000

The accompanying notes are an integral part of the financial statements.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1  —  DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Northern Genesis Acquisition Corp. II (the “Company”) was incorporated in Delaware on September 25, 2020. The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to initially concentrate on target businesses making a positive contribution to sustainability through the ownership, financing and management of societal infrastructure.

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 25, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on January 12, 2021. On January 15, 2021, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares,” which includes the full exercise by the underwriters of their over-allotment option in the amount of 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,686,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s sponsor, Northern Genesis Sponsor II LLC (the “Sponsor”), generating gross proceeds of $10,030,000, which is described in Note 4.

Transaction costs amounted to $23,221,415 consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $451,415 of other offering costs.

Following the closing of the Initial Public Offering on January 15, 2021, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company intends to only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, if a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the Business Combination (or such greater number as may be required by applicable law or the rules of any applicable national securities exchange) are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors have agreed (a) to waive redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination and certain amendments to the Amended and Restated Certificate of Incorporation or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provisions that specifically apply only to the period prior to the consummation of our initial business combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until January 15, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period and stockholders do not approve an amendment to the Amended and Restated Certificate of Incorporation to extend this date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors,

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have no redemption rights with respect to such Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay the Company’s tax obligations and up to $100,000 for liquidation excepts, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Management’s Plan

Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through March 31, 2022 and therefore substantial doubt has been alleviated.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 2  —  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs

Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On January 15, 2021, offering costs amounting to $23,221,415 were charged to stockholder’s equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $249,917 of deferred offering costs recorded in the accompanying balance sheet.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from September 25, 2020 (inception) through December 31, 2020.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,350,000 shares that were subject to forfeiture by the Sponsor if the over-allotment option was not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3  — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 5,400,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 4  —  PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,686,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $10,030,000, from the Company in a private placement. Each Private Placement Warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5  —  RELATED PARTY TRANSACTIONS

Founder Shares

On October 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 8,625,000 shares of the Company’s common stock (the “Founder Shares”). On January 12, 2021, the Company effected a stock dividend of 0.2 shares for each founder share outstanding, resulting in 10,350,000 shares of common stock outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 1,350,000 Founder Shares are no longer subject to forfeiture.

The Sponsor will agree, subject to limited exceptions, not to transfer title to any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company agreed, commencing on January 12, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor or an affiliate of the Sponsor, a total of $10,000 per month for office space, utilities, secretarial support and administrative services.

Due from Sponsor

At the closing of the Initial Public Offering on January 15, 2021, a portion of the proceeds from the sale of the Private Placement Warrants in the amount of $1,080,000 was due to the Company to be held outside of the Trust Account for working capital purposes. Such amount was paid by the Sponsor to the Company on January 18, 2021.

Promissory Note  —  Related Party

On September 25, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021, (ii) the consummation of the Initial Public Offering or (iii) the abandonment of the Initial Public Offering. As of December 31, 2020, there was $117,917 in borrowings outstanding under the Promissory Note, which is currently due on demand.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officer or directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $3,000,000 of the notes may be converted into warrants at a price of $1.50 per warrant (“Working Capital Warrants”). Such Working Capital Warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 6  —  COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 12, 2021, the holders of the Founder Shares, Private Placement Warrants, any Working Capital Warrants, and any Forward Purchase Securities (and any shares of common stock issuable upon the exercise of the Private Placement Warrants, any Working Capital Warrants, or any Forward Purchase Warrants) will be entitled to registration rights requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to four demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or $14,490,000. The deferred fee will be payable in cash to the underwriters solely in the event that the Company completes a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

The Company entered into the forward purchase agreement (the “Forward Purchase Agreement”) with Northern Genesis Capital II LLC (formerly Northern Genesis Capital LLC), an entity which is affiliated with the Company’s Sponsor, pursuant to which, if the Company determines to raise capital by issuing equity securities in connection with the closing of its initial business combination, certain persons have the first right to purchase an aggregate maximum amount of $75,000,000 of either (i) a number of units (“Forward Purchase Units”), consisting of one share of Class A common stock (“Forward Purchase Shares”) and one-sixth of one redeemable warrant (“Forward Purchase Warrants”), for $10.00 per unit or (ii) a number of Forward Purchase Shares for $9.75 per share (such Forward Purchase Shares valued at $9.75 per share or the Forward Purchase Units, as the case may be, the “Forward Purchase Securities”), in a private placement that would close simultaneously with the closing of the Initial Business Combination. The Forward Purchase Warrants would have the same terms as the Public Warrants and the Forward Purchase Shares would be identical to the shares of common stock included in the Units sold in the Initial Public Offering, except the Forward Purchase Shares and the Forward Purchase Warrants would be subject to transfer restrictions until registered pursuant to certain registration rights. The funds from the sale of the Forward Purchase Securities may be used as part of the consideration to the sellers in the initial Business Combination and for expenses in connection with an initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company.

The forward purchase transaction is not dependent upon or affected by the percentage of stockholders electing to redeem their Public Shares and may provide the Company with an increased minimum funding level for the initial Business Combination. The

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

forward purchase transaction is subject to conditions, including one or more purchasers (each, a “forward purchase investor”) confirming its commitment to purchase Forward Purchase Securities and the amount thereof, no later than fifteen days after the Company notifies Northern Genesis Capital II LLC of the Company’s intention to raise capital through the issuance of equity securities in connection with the closing of an initial Business Combination. Each forward purchase investor may grant or withhold its confirmation entirely within its sole discretion. Accordingly, if a forward purchase investor does not confirm the purchase, it will not have the right and will not be obligated to purchase any of the Forward Purchase Securities.

NOTE 7  —  STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2020, there were 10,350,000 shares of common stock issued and outstanding.

Warrants —  Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and thereafter will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within a 30 trading day period

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

commencing once the warrants become exercisable and ending commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 10 trading day period starting on the trading day prior the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants and Working Capital Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants, Working Capital Warrants, and the common stock issuable upon the exercise of the Private Placement Warrants and Working Capital Warrants cannot be transferred until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants and Working Capital Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If any Private Placement Warrants or Working Capital Warrants are held by someone other than the initial purchasers or their permitted transferees, such Private Placement Warrants and Working Capital Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8  —  SUBSEQUENT EVENTS

On April 12, 2021, the SEC issued guidance informing market participants that warrants issued by special purpose acquisition companies (“SPACs”), such as the Company, may need to be classified as a liability of the SPAC measured at fair value, with changes in fair value reported each period. Such classification will not affect the financial statements presented in this Form 10-K, because the Company had not consummated its Initial Public Offering and had not issued any warrants during the period from September 25, 2020 (inception) through December 31, 2020. The Company has determined, pursuant to the SEC’s guidance, that the fair value of the warrants issued by the Company upon the consummation of its Initial Public Offering should be reclassified from temporary equity to warrant liability in the balance sheet included in the Current Report on Form 8-K filed on January 22, 2021. Subsequently, changes in the fair value of the warrants will be recorded in the statement of operations. In addition, the Registration Statements filed on Form S-1 and the Final Prospectus filed before the closing of the Initial Public Offering on January 15, 2021 did not account for the effect of this reclassification in its capitalization table and certain other disclosures. The Company is evaluating the materiality of this

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

reclassification and is assessing the impact of this reclassification on its balance sheet included in the filed Form 8-K in accordance with SEC Staff Accounting Bulletin (“SAB”) 99 and SAB 108, which is expected to be completed before the filing by the Company of its Quarterly Report Form 10-Q for the period ended March 31, 2021.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

NORTHERN GENESIS ACQUISITION CORP. II

INDEX TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

September 30, 2021

NORTHERN GENESIS ACQUISITION CORP. II

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash	$34,688	$—
Prepaid expenses and other current assets	116,653	—
Total Current Assets	151,341	—
Deferred offering costs	—	249,917
Marketable securities held in Trust Account	414,028,694	—
TOTAL ASSETS	$414,180,035	$249,917
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$1,091,604	$1,450
Accrued offering costs	—	107,000
Promissory note — related party	750,000	117,917
Total Current Liabilities	1,841,604	226,367
FPA liability	713,334	—
Warrant liability	22,255,067	—
Deferred underwriting fee payable	14,490,000	—
Total Liabilities	39,300,005	226,367
Commitments
Common stock subject to possible redemption 41,400,000 and 0 shares at redemption value at September 30, 2021 and December 31, 2020, respectively	414,000,000	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 10,350,000 at September 30, 2021 and December 31, 2020	1,035	1,035
Additional paid-in capital	—	23,965
Accumulated deficit	(39,121,005)	(1,450)
Total Stockholders’ Equity (Deficit)	(39,119,970)	23,550
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$414,180,035	$249,917

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN GENESIS ACQUISITION CORP. II

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

		For the
		Period from
		September 25,
	Three	2020
	Months	(Inception)	Nine Months
	Ended	through	Ended
	September 30,	September 30,	September 30,
	2021	2020	2021
Operating and formation costs	$1,554,197	$1,000	$3,016,548
Loss from operations	(1,554,197)	(1,000)	(3,016,548)
Other income (loss):
Change in fair value of warrant liability	12,701,734	—	8,328,400
Change in fair value of FPA liability	393,333	—	253,333
Loss on initial issuance of private warrants	—	—	(267,467)
Offering costs allocated to warrant and FPA liabilities	—	—	(1,148,289)
Interest earned on marketable securities held in Trust Account	5,328	—	28,694
Total other income, net	13,100,395	—	7,194,671

Net income (loss)	$11,546,198	$1,000	$4,178,123

Basic and diluted weighted average shares outstanding, redeemable common stock subject to possible redemption	41,400,000	—	39,125,275
Basic and Diluted net income (loss) per share, redeemable common stock	$0.22	$0.00	$0.08
Basic and diluted weighted average shares outstanding, non-redeemable common stock subject to possible redemption	10,350,000	10,350,000	10,275,824
Basic and diluted net income (loss) per share, non-redeemable common stock	$0.22	$0.00	$0.08

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN GENESIS ACQUISITION CORP. II

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

				Retained	Total
			Additional	Earnings /	Stockholders’
	Common Stock		Paid-In	(Accumulated	Equity
	Shares	Amount	Capital	Deficit)	(Deficit)
Balance — January 1, 2021	10,350,000	$1,035	$23,965	$(1,450)	$23,550
Accretion for common stock subject to redemption amount	—	—	(23,965)	(42,335,161)	(42,359,126)
Net Income	—	—	—	4,880,183	4,880,183
Balance — March 31, 2021	10,350,000	$1,035	$—	$(37,456,428)	$(37,455,393)
Initial classification of FPA liability	—	—	—	(966,667)	(966,667)
Net Loss	—	—	—	(12,244,108)	(12,244,108)
Balance — June 30, 2021	10,350,000	$1,035	$—	$(50,667,203)	$(50,666,168)
Net Income	—	—	—	11,546,198	11,546,198
Balance — September 30, 2021	10,350,000	$1,035	$—	$(39,121,005)	$(39,119,970)

FOR THE PERIOD FROM SEPTEMBER 25, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance — September 25, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	10,350,000	1,035	23,965	—	25,000
Net loss	—	—	—	(1,000)	(1,000)
Balance — September 30, 2020	10,350,000	$1,035	$23,965	$(1,000)	$24,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN GENESIS ACQUISITION CORP. II

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

		For the
		period from
		September 25,
		2020
	Nine Months	(inception)
	Ended	through
	September 30,	September 30,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$4,182,273	$(1,000)
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(28,694)	—
Changes in fair value of warrant liability	(8,328,400)	—
Change in fair value of FPA liability	(253,333)	—
Loss on initial issuance of private warrants	267,467	—
Offering costs allocable to warrant liabilities	1,148,289	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(116,653)	—
Accrued expenses	1,090,154	1,000
Net cash used in operating activities	(2,038,897)	—
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(414,000,000)	—
Net cash used in investing activities	(414,000,000)	—
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	405,720,000	—
Proceeds from sale of Private Placement Warrants	10,030,000	—
Proceeds from promissory note – related party	750,000	5,000
Repayment of promissory note – related party	(117,917)	—
Payment of offering costs	(308,498)	(5,000)
Net cash provided by financing activities	416,073,585	—
Net Change in Cash	34,688	—
Cash - Beginning of period	—	—
Cash - End of period	$34,688	$—
Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$414,000,000	$—
Initial Classification of Warrant Liabilities	$30,583,467	$—
Deferred underwriting fee payable	$14,490,000	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Northern Genesis Acquisition Corp. II (the “Company”) was incorporated in Delaware on September 25, 2020. The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to initially concentrate on target businesses making a positive contribution to sustainability through the ownership, financing and management of societal infrastructure.The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has a wholly owned subsidiary NGAB Merger Sub Inc., which was incorporated in Delaware on June 21, 2021 ("Merger Sub").

As of September 30, 2021, the Company had not commenced any operations. All activity through September 30, 2021 relates to the Company’s formation, initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on January 12, 2021. On January 15, 2021, the Company consummated the Initial Public Offering of 41,400,000 units (the “Units”) and, with respect to the shares of common stock included in the Units sold, the “Public Shares, which includes the full exercise by the underwriter of its over-allotment option in the amount of 5,400,000 Units, at $10.00 per Unit, generating gross proceeds of $414,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,686,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s sponsor, Northern Genesis Sponsor II LLC (the “Sponsor”), generating gross proceeds of $10,030,000, which is described in Note 4.

Transaction costs amounted to $23,221,415 consisting of $8,280,000 of underwriting fees, $14,490,000 of deferred underwriting fees and $451,415 of other offering costs.

Following the closing of the Initial Public Offering on January 15, 2021, an amount of $414,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company intends to only complete a Business Combination if the post Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully complete a Business Combination.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, if a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the business combination (or such greater number as may be required by applicable law or the rules of any applicable national securities exchange) are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers, directors and director nominees will agree (a) to waive redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination and certain amendments to the Amended and Restated Certificate of Incorporation or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provisions that specifically apply only to the period prior to the consummation of our initial business combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment (See Note 7).

The Company will have until January 15, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period and stockholders do not approve an amendment to the Amended and Restated Certificate of Incorporation to extend this date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares will agree to waive liquidation rights with respect to such shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor will agree to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay the Company’s tax obligation and up to $100,000 for liquidation excepts, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of September 30, 2021, the Company had $34,688 in its operating bank accounts, $414,028,694 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem stock in connection therewith and working capital deficit of ($1,544,413), which excludes franchise taxes payable of $150,000, of which such amount will be paid from interest earned on the Trust Account and $28,694 of franchise taxes paid and not yet reimbursed from the trust. On August 12, 2021, the sponsor committed to provide up to $1,000,000 in working capital loans as needed by the Company in order to finance transaction costs in connection with a Business Combination. The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of an initial business combination. If the Company does not consummate an initial business combination, all amounts loaned to the Company will be forgiven except to the extent that we have funds available outside of the Trust Account to repay such loans. As of September 30, 2021 there was $750,000 of working capital loans outstanding. On September 30, 2021, the sponsor committed to provide up to an additional $2,000,000 in working capital loans as needed by the Company in order to finance transaction costs in connection with a Business Combination. The loans will follow the same structure as the $1,000,000 working capital loans as described above. This borrowing is in addition to the above note initiated on August 12, 2021. The total commitment provided by the Sponsor will total $3,000,000, where $750,000 of which has been borrowed as of September 30, 2021.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or January 15, 2023, the deadline to complete a Business Combination pursuant to the Company’s Amended and Restated Certificate of Incorporation (unless otherwise amended by stockholders).

NOTE 2.  RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s financial statements as of September 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly valued its Common stock subject to possible redemption. The Company previously determined the Common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of Common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Common stock issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all shares of Common stock subject to possible redemption, resulting in the Common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification error related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Common stock.

The impact of the restatements on the Company’s financial statements is reflected in the following tables.

	As Previously
	Reported	Adjustment	Restated
Balance Sheet as of January 15, 2021
Common stock subject to redemption	$365,248,533	$48,751,367	$414,000,000
Common stock shares	$1,523	$(488)	$1,035
Additional paid-in capital	$6,415,718	$(6,415,718)	$—
Accumulated deficit	$(1,417,236)	$(42,335,161)	$(43,752,397)
Total Shareholders’ Equity (Deficit)	$5,000,005	$(48,751,367)	$(43,751,362)

Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit) March 31, 2021	As Previously Reported	Adjustment	As Restated
Sale of 41,400,000 Units, net of underwriting discounts	$371,629,911	$(371,629,911)	$—
Initial value of common stock subject to possible redemption at IPO date	(365,248,633)	365,248,633	—
Change in value of common stock subject to redemption	6,295,969	(6,295,969)	—
Accretion for common stock to redemption amount	—	(42,359,126)	(42,359,126)
Total stockholders’ equity (deficit)	5,000,005	(42,455,398)	(37,455,393)

Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit) June 30, 2021
Change in value of common stock subject to redemption	$42,455,398	$(42,455,398)	$—
Total stockholders’ equity	(50,666,168)	—	(50,666,168)

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

In connection with the change in presentation for common stock subject to redemption, the Company also restated its income (loss) per share. The impact of this restatement on the Company’s financial statements is reflected in the following table:

	Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	Basic and diluted net loss per share, Class A common stock	Basic and diluted weighted average shares outstanding, Class B common stock subject to possible redemption	Basic and diluted net loss per share, Class B common stock
For the three months ended, September 30, 2021
As Previously Reported	51,750,000	$0.22	—	$—
As Restated	41,400,000	$0.22	10,350,000	$0.22
For the nine months ended, September 30, 2021
As Previously Reported	48,906,593	$0.09	—	$—
As Restated	39,125,275	$0.08	10,275,824	$0.08

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (the "SEC"). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form10-K as filed with the SEC on April 15, 2021. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the period ending December 31, 2021 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed consolidated financial statements is the determination of the fair value of the warrant and FPA liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At September 30, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company's investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Warrant and FPA Liabilities

The Company accounts for the Warrants and forward purchase warrants (as defined in Note 7) in accordance with the guidance contained in ASC 815-40, under which the Warrants and forward purchase warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants and forward purchase warrants as liabilities at their fair value and adjust the Warrants and forward purchase warrants to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of the Public Warrants were initially estimated using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Warrants as of each relevant date. The Private Placement Warrants and forward purchase warrants are valued using a Modified Black Scholes Option Pricing Model.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, the 41,400,000 shares of common stock subject to possible redemption at September 30, 2021 are presented as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

At September 30, 2021 and December 31, 2020, the Class A common stock reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$414,000,000
Less:
Proceeds allocated to Public Warrants	$(20,286,000)
Class A common stock issuance costs	$(22,073,126)
Plus:
Accretion of carrying value to redemption value	$42,359,126

Class A common stock subject to possible redemption	$414,000,000

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more -likely -than -not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2021, due to the valuation allowance recorded on the Company’s net operating losses and permanent differences.

Net income (loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common shares is excluded from earnings per share as the redemption value approximates fair value.The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 20,486,667 shares in the calculation of diluted loss per share, since the average stock price of the Company’s common stock for the three and nine months ended September 30, 2021 was less than the exercise price and therefore, the inclusion of such warrants under the treasury stock method would be anti-dilutive.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021		For the Period from September 25, 2020 (Inception) Through September 30, 2020
	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss), as adjusted	$9,233,638	$2,308,410	$3,309,040	$869,083	$—	$(1,000)
Denominator:
Basic and diluted weighted average shares outstanding	41,400,000	10,350,000	39,125,275	10,275,824	—	10,350,000

Basic and diluted net income (loss) per common share	$0.22	$0.22	$0.08	$0.08	$—	$(0.00)

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 10).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 4.   PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 41,400,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 5,400,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-third of one redeemable warrant redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 9).

NOTE 5.   PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,686,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $10,030,000, from the Company in a private placement. Each Private Placement Warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 9). The proceeds from the sale of the Private Placement Warrants were deposited into the Company’s operating account, $8,280,000 of which was used to pay deferred underwriting fees and $1,080,000 was due to the Sponsor for working capital and $670,000 was maintained in the operating account to be used towards working capital purposes. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6.   RELATED PARTY TRANSACTIONS

Founder Shares

On October 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 8,625,000 shares of the Company’s common stock (the “Founder Shares”). On January 12, 2021, the Company effected a stock dividend of 0.2 shares for each founder share outstanding, resulting in 10,350,000 shares of common stock outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 1,350,000 Founder Shares are no longer subject to forfeiture.

The Sponsor will agree, subject to limited exceptions, not to transfer title to any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations,

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on January 12, 2021, pursuant to which the Company will pay an affiliate of the Sponsor a total of up to $10,000 per month for office space, utilities, secretarial support and administrative services. For the three and nine months ended September 30, 2021, the Company incurred $30,000 and $90,000 in fees for these services, respectively, of which $10,000 is included in accrued expenses in the accompanying balance sheet. For the period from September 25, 2020 (inception) through September 30, 2020, the Company did not incur any fees for these services.

Due from Sponsor

At the closing of the Initial Public Offering on January 15, 2021, a portion of the proceeds from the sale of the Private Placement Warrants in the amount of $1,080,000 was due to the Company to be held outside of the Trust Account for working capital purposes. Such amount was paid by the Sponsor to the Company on January 18, 2021.

Promissory Note — Related Party

On September 25, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021, (ii.) the consummation of the Initial Public Offering or (iii) the abandonment of the Initial Public Offering. As of September 30, 2021 and December 31, 2020, there was $0 and $117,917, respectively, outstanding under the Promissory Note.

On August 12, 2021 the sponsor committed to provide up to $1,000,000 in working capital loans as needed by the Company in order to finance transaction costs in connection with a Business Combination. The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of an initial business combination. If the Company does not consummate an initial business combination, all amounts loaned to the Company will be forgiven except to the extent that we have funds available outside of the Trust Account to repay such loans. As of September 30, 2021 there was $750,000 of working capital loans outstanding. On September 30, 2021 the sponsor committed to provide up to an additional $2,000,000 in working capital loans as needed by the Company in order to finance transaction costs in connection with a Business Combination. The loans will follow the same structure as the $1,000,000 working capital loans as described above. This borrowing is in addition to the above note initiated on August 12, 2021. The total commitment provided by the Sponsor will total $3,000,000, where $750,000 of which has been borrowed as of September 30, 2021.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Personnel Services Agreement

The Company entered into a Personnel Services Agreement, dated April 1, 2021, with the Sponsor pursuant to which, subject to maintaining funds adequate for our projected obligations, the Company expects to pay up to $2,000,000 in the aggregate in respect of the services of personnel affiliated with the Sponsor, including persons who may be directors or officers of the Company, for activities on the Company's behalf, including services related to identifying, investigating and completing an initial business combination and other operational and support services. To the extent any amounts are in respect of the services of individuals who also serve as directors or executive officers of the Company, such amounts will be reviewed and approved by its audit committee. For the nine months ended September 30, 2021, the Company incurred $680,000, inclusive of $200,000 in initial payment of the agreement and $80,000 for each month within the second and third quarter for these services, of which $80,000 is included in accounts payable in the accompanying balance sheets.

The Sponsor, the Company's officers, and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company's behalf. For the three and nine months ended September 30, 2021, there were no amounts relating to the above arrangement recorded.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers, directors and director nominees or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $3,000,000 of the notes may be converted into warrants at a price of $1.50 per warrant (“Working Capital Warrants”). Such Working Capital Warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 7.   COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on January 12, 2021, the holders of the Founder Shares, Private Placement Warrants and any Working Capital Warrants that may be issued upon conversion of the Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or Working Capital Warrants) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to four demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The agreement was amended as described below under "-Forward Purchase Agreement" to add the forward purchase securities.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Underwriting Agreement

The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or $14,490,000. The deferred fee will be payable in cash to the underwriters solely in the event that the Company completes a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

On January 8, 2021. the Company entered into the forward purchase agreement (the “Forward Purchase Agreement”) with Northern Genesis Capital LLC (the “forward purchase investor”), pursuant to which, if the Company determines to raise capital by issuing equity securities in connection with the closing of its initial business combination, the forward purchase investor, an entity which is affiliated with the Company’s Sponsor, agreed and has the first right to purchase, subject to certain conditions, in an aggregate maximum amount of $75,000,000 of either (i) a number of units (the “forward purchase units”), consisting of one share of Class A common stock (the “forward purchase shares”) and one-sixth of one redeemable warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.75 per share (such forward purchase shares valued at $9.75 per share or the forward purchase units, as the case may be, the “forward purchase securities”), in a private placement that would close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants would have the same terms as the Public Warrants and the forward purchase shares would be identical to the shares of common stock included in the Units sold in the Initial Public Offering, except the forward purchase shares and the forward purchase warrants would be subject to transfer restrictions and certain registration rights. The funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in the initial Business Combination and for expenses in connection with an initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company.

The forward purchase transaction is not dependent upon or affected by the percentage of stockholders electing to redeem their Public Shares and may provide the Company with an increased minimum funding level for the initial Business Combination. The forward purchase transaction is subject to conditions, including the forward purchase investor giving the Company its irrevocable written confirmation, confirming its commitment to purchase forward purchase securities and the amount thereof, no later than fifteen days after the Company notifies it of the Company’s intention to raise capital through the issuance of equity securities in connection with the closing of an initial Business Combination. The forward purchase investor may grant or withhold its consent and confirmation entirely within its sole discretion. Accordingly, if the forward purchase investor does not consent to and confirm the purchase, it will not be obligated to purchase any of the forward purchase securities.

On April 21, 2021, the Company entered into an Amended and Restated Forward Purchase Agreement with Northern Genesis Capital II LLC (formerly known as Northern Genesis Capital LLC) ("NGC") (the "NGC Forward Purchase Agreement"), and certain additional forward purchase agreements with additional institutional investors (collectively, with the NGC Forward Purchase Agreement, the "Forward Purchase Agreements"). The Forward Purchase Agreements collectively replace that certain Forward Purchase Agreement previously entered into by the Company and NGC in connection with the closing of the Company's initial public offering (the "Original Agreement").

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Pursuant to the Forward Purchase Agreements, if the Company determines to raise capital by the private placement of equity securities in connection with the closing of its initial business combination (subject to certain limited exceptions), the members of NGC (institutional investors that also are members of the Company's Sponsor,) and the parties to the additional Forward Purchase Agreements have the first right to purchase an aggregate amount of up to 7,500,000 "forward purchase units" of the Company (under all Forward Purchase Agreements, taken together) for $10.00 per forward purchase unit, or an aggregate total of $75,000,000. Each forward purchase unit would consist of one share of the Company's common stock and one-sixth of one warrant, with each whole warrant exercisable to purchase one share of the Company's common stock at $11.50 per share. The common stock and warrants included in the forward purchase units would have the same terms as the Company's publicly traded common stock and warrants but would not be freely tradable until registered. As with the Original Agreement, any commitment by any potential purchaser under any of the Forward Purchase Agreements is subject to and conditioned upon written confirmation from the prospective purchaser, following the Company's notification to such purchaser of its intention to enter into an initial business combination agreement, which a prospective purchaser was grant or withhold in its sole discretion.

In addition, if a private placement of equity securities in connection with the Company's initial business combination exceeds $75,000,000, the Company agreed under each Forward Purchase Agreement to use its commercially reasonable efforts to permit priority participation in such additional amount by the members of NGC and the parties to the additional Forward Purchase Agreements, in an aggregate additional amount up to $150,000,000, on the same terms as those offered to other prospective purchasers in connection with such additional private placement amount.

Each Forward Purchase Agreement that the holders of the shares of common stock and warrants included in the forward purchase units will be entitled to registration rights pursuant to the terms of any registration rights agreement applicable to any equity securities issued by way of private placement in connection with the closing of the Company's initial business combination or, in the absence of the foregoing, pursuant to the terms of the registration rights agreement entered into by the Company, Sponsor and NGC in connection with the Company's initial public offering (the "Registration Rights Agreement"). Pursuant to the foregoing, on April 21, 2021, the Registration Rights Agreement was amended to clarify that the shares and warrants included in up to 7,500,000 total forward purchase units remain subject to the Registration Rights Agreement, regardless of the specific Forward Purchase Agreement pursuant to which they may be issued.

Each Forward Purchase Agreement contains representations and warranties by each party, conditions to closing, and additional provisions that are customary for agreements of this nature. The terms of all of the Forward Purchase Agreements are substantively the same, except that the NGC Forward Purchase Agreement gives NGC board observation rights prior to the Company's initial business combination, and gives the members of NGC a priority right to subscribe for any of the forward purchase units that any other prospective purchasers do not elect to purchase under any of the other Forward Purchase Agreements.

Proposed Business Combination

On June 22, 2021, the Company, Embark Trucks Inc., a Delaware Corporation ("Embark"), and NGAB Merger Sub Inc., a Delaware corporation and our wholly owned subsidiary ("Merger Sub"), entered into an agreement and plan of merger (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will be merged with and into Embark (the "Merger," together with the other transactions related thereto, the "Embark Business Combination"), with Embark surviving the Merger as a wholly owned subsidiary of us (the "Surviving Corporation").

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

On the date of closing of the Merger (the "Closing") immediately prior to the effective time of the Merger (the "Effective Time"), the Company will amend and restate our certificate of incorporation (the "Post-Closing Charter"), pursuant to which, among other things, (i) the Company will have a dual class share structure with (x) shares of Class A common stock that will carry voting rights in the form of one vote per share (the "New Class A Common Stock"), and (y) shares of Class B common stock that will carry voting rights in the form of ten votes per share (the "New Class B Common Stock" and, together with the New Class A Common Stock, the "New Common Stock") and (ii) all outstanding shares of Company common stock will be reclassified into shares of New Class A Common Stock. At Closing, the Company will also change its name to Embark Technology, Inc.

Consummation of the transactions contemplated by the Merger Agreement is subject to customary conditions of the respective parties, including the approval of the Embark Business Combination by the Company's stockholders. (See Note 11)

Subscription Agreements

In connection with the execution of the Merger Agreement, the Company and Embark entered into separate subscription agreements (collectively, the "Subscription Agreements") with a number of investors (the "PIPE Investors"). Pursuant to the Subscription Agreements, the PIPE Investors agreed to purchase, and the Company agreed to sell to the PIPE Investors, an aggregate of 16,000,000 shares of New Class A Common Stock (the "PIPE Shares"), for a purchase price of $10.00 per share and an aggregate purchase price of $160 million, in the PIPE Financing.

In addition, in connection with the execution of the Merger Agreement, and pursuant to the Forward Purchase Agreements, certain FPA PIPE Investors agreed to purchase, and the Company agreed to sell to the FPA PIPE Investors, an aggregate of 4,000,000 units, consisting of one share of New Class A Common Stock and one-sixth of a warrant (the "PIPE Units"), for a purchase price of $10.00 per unit and an aggregate purchase price of $40 million, in the PIPE Financing.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements and PIPE Units pursuant to the Forward Purchase Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Embark Business Combination. The purpose of the PIPE is to raise additional capital for use by the Surviving Corporation following the Closing.

Sponsor Support Agreement and Foundation Investor Support Agreement

In connection with the Merger Agreement, the Company, Embark and the Sponsor entered into the Sponsor Support Agreement pursuant to which Sponsor agreed to vote all of its shares of NGA Common Stock in favor of the approval and adoption of the Business Combination. Additionally, Sponsor agreed, among other things, not to (i) transfer any of its shares of New Class A Common Stock or warrants for certain periods of time as set forth in the Sponsor Support Agreement, subject to certain customary exceptions or (ii) enter into any voting arrangement that is inconsistent with the commitment under the Sponsor Support Agreement to vote in favor of the approval and adoption of the Business Combination. Sponsor also agreed to forfeit, immediately prior to Closing, (i) a relative percentage of up to 1,130,239 Founder Shares to the extent that the Sponsor's institutional investors fail to hold, at the Closing, at least one-half of the shares of NGA Common Stock issued to such investors in connection with our initial public offering, and (ii) up to 627,910 Founder Shares (currently expected to be 393,025 Founder Shares) in connection with the Forward Purchase Agreements investment. The Sponsor Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur.

In addition, in connection with the Merger Agreement, the Sponsor expects certain of its institutional investors to enter into separate Support Agreements pursuant to which such investors will agree, among other things, to vote all shares of our common stock held by such investor at the time of such vote (i) in favor of the approval and adoption of the Business Combination, the Merger Agreement and each of the Transaction Proposals (as defined in the Merger Agreement), (ii) against any other business combination proposal or related proposals; and (iii) against any proposal, action or agreement that would reasonably be expected to impede,

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

frustrate, or prevent the Merger or the satisfaction of any of the conditions thereto. Each such investor is further expected to represent and agree that such investor has not entered into, and will not enter, any agreement that would restrict, limit or interfere with the voting agreement made in the Support Agreement. The Business Combination Agreement and related agreements are further described in the Form 8-K filed by the Company on June 23, 2021.

NOTE 8.   STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. At September 30, 2021 and December 31, 2020, there were 10,350,000 shares of common stock issued and outstanding, excluding 41,400,000 and -0- shares of common stock subject to possible redemption, respectively.

NOTE 9.   WARRANT LIABILITY

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and thereafter will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within a 30 trading day period commencing once the warrants become exercisable and ending commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 10 trading day period starting on the trading day prior the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants and Working Capital Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants, Working Capital Warrants, and the common stock issuable upon the exercise of the Private Placement Warrants and Working Capital Warrants cannot be transferred until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants and Working Capital Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If any Private Placement Warrants or Working Capital Warrants are held by someone other than the initial purchasers or their permitted transferees, such Private Placement Warrants and Working Capital Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10.   FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		September 30,
Description	Level	2021
Assets:
Marketable securities held in Trust Account	1	$414,028,694
Liabilities:
Warrant liability - Public Warrants	1	$14,766,000
Warrant liability - Private Placement Warrants	3	$7,489,067
FPA Liability	2	$713,333

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the public warrant price was used as the fair value as of each relevant date.

NORTHERN GENESIS ACQUISITION CORP. II

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The following table presents the changes in the fair value of private and public warrant liabilities:

	Private		Warrant
	Placement	Public	Liabilities
Fair value as of September 25, 2020 (inception)	$—	$—	$—
Initial measurement on January 15, 2021	10,297,467	20,286,000	30,583,467
Change in valuation inputs or other assumptions	(2,808,400)	(5,520,000)	(8,328,400)
Fair value as of September 30, 2021	$7,849,067	$14,766,000	$22,255,067

The measurements of the FPA liability are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market.

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 2 liability, measured on a recurring basis.

FPA
Liability
Fair value, April 21, 2021	$966,667
Loss on change in fair value	(253,333)
Fair value, September 30, 2021	$713,334

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

The fair value of the Private Placement Warrants was estimated at January 15, 2021 to be $1.54 per share and at September 30, 2021 to be $1.12 per share using the modified Black-Scholes option pricing model and the following assumptions:

	January 15,	September 30,
	2021	2021
Expected Volatility	25.0%	17.0%
Risk-free interest rate	0.58%	1.02%
Expected term (years)	5.00	5.00
Fair value per share of common stock	$9.51	$9.93

NOTE 11.   SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On September 30, 2021, the Sponsor amended the August 12, 2021 Commitment Letter to provide $2,000,000 in working capital loans in addition to the previously provided $1,000,000. As of September 30, 2021, there was $750,000 of working capital loans outstanding.

On November 9, 2021, the Company issued 2,000,000 Working Capital Warrants in full payment of its obligation under the Working Capital Loans.

At a special meeting of stockholders on November 9, 2021 (the “Special Meeting”), the stockholders of the Company voted and approved Proposal Nos. 1 through 7, including the Embark Business Combination, each of which is further described in the Proxy Statement/Prospectus filed by the Company with the SEC on October 19, 2021.

Embark Trucks Inc.

Financial Statements

September 30, 2021 and 2020, December 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Embark Trucks, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Embark Trucks, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Jose, California

July 2, 2021

We have served as the Company’s auditor since 2021.

Embark Trucks, Inc.

Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,	December 31,
	2021	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,886	$11,055	$9,858
Restricted cash, short-term	65	65	65
Short-term investments	5,005	53,553	68,322
Prepaid expenses and other current assets	6,733	1,367	1,985
Total current assets	59,689	66,040	80,230
Restricted cash, long-term	340	340	405
Property, equipment and software, net	8,529	6,526	5,092
Long-term investments	—	—	7,311
Other assets	3,307	78	75
Total assets	$71,865	$72,984	$93,113
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,166	$399	$301
Accrued expenses and other current liabilities	6,414	892	436
Convertible Note	20,572	—	—
Derivative liability	13,946	—	—
Short-term notes payable	282	246	275
Total current liabilities	44,380	1,537	1,012
Long-term notes payable	549	512	758
Other long-term liabilities	50	—	—
Long-term deferred rent	167	130	135
Total liabilities	45,146	2,179	1,905
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.00001 par value. 87,355,585 shares authorized; 87,355,585 shares issued and outstanding as of September 30, 2021, December 31, 2020, and December 31, 2019	1	1	1
Founders Preferred stock, $0.00001 par value. 1,124,856 shares authorized; 162,558 shares issued and outstanding as of September 30, 2021, December 31, 2020 and December 31, 2019	—	—	—
Common stock, $0.00001 par value. 150,000,000 shares authorized; 47,895,715 shares issued and outstanding as of September 30, 2021, 47,340,305 shares as of December 31, 2020, and 47,000,134 shares as of December 31, 2019	—	—	—
Additional paid-in capital	133,233	129,449	128,297
Accumulated other comprehensive income	—	45	69
Accumulated deficit	(106,515)	(58,690)	(37,159)
Total stockholders’ Equity	26,719	70,805	91,208
Total liabilities and stockholders’ Equity	$71,865	$72,984	$93,113

The accompanying notes are an integral part of these financial statements

Embark Trucks, Inc.

Statements of Operations

(in thousands, except share and per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019

	(unaudited)
Operating expenses:
Research and development	26,823	13,236	18,831	13,711
General and administrative	11,585	2,509	3,595	2,714
Total operating expenses	38,408	15,745	22,426	16,425
Loss from operations	(38,408)	(15,745)	(22,426)	(16,425)
Other income (expense):
Change in fair value of derivative liability	(5,783)	—	—	—
Other income:	18	93	107	29
Interest income	83	712	788	1,086
Interest expense	(3,735)	(48)	—	—
Loss before provision for income taxes	(47,825)	(14,988)	(21,531)	(15,310)
Provision for income taxes	—	—	—	—
Net loss	$(47,825)	$(14,988)	$(21,531)	$(15,310)
Net loss attributable to common stockholders, basic and diluted	$(47,825)	$(14,988)	$(21,531)	$(15,310)
Net loss per share attributable to common stockholders, basic and diluted:	$(1.00)	$(0.32)	$(0.46)	$(0.33)
Weighted-average shares used in computing net loss per share attributable to common stockholders:	47,667,440	46,603,282	46,743,539	45,800,696

The accompanying notes are an integral part of these financial statements

Embark Trucks, Inc.

Statements of Comprehensive Loss

(in thousands)

	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019

	(unaudited)
Net loss	$(47,825)	$(14,988)	$(21,531)	$(15,310)
Other comprehensive loss (net of tax):
Unrealized (losses) gains on available-for-sale securities, net	(45)	42	(24)	69
Comprehensive loss	$(47,870)	$(14,946)	$(21,555)	$(15,241)

The accompanying notes are an integral part of these financial statements

Embark Trucks, Inc.

Consolidated Statements of Equity and Stockholder’s Equity

(in thousands, except share data)

(unaudited)

									Accumulated
							Additional		Other	Total
	Preferred Stock		Founders Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance at December 31, 2019	87,355,585	1	162,558	0	47,000,134	0	128,297	(37,159)	69	91,208
Shares issued upon exercise of stock options	—	—	—	—	195,917	—	95	—	—	95
Shares repurchased	—	—	—	—	(254,973)	—	(52)	(52)
Vesting of early exercised options	—	—	—	—	—	—	45	—	—	45
Stock-based compensation	—	—	—	—	—	—	655	—	—	655
Other comprehensive loss	—	—	—	—	—	—	—	—	42	42
Net loss	—	—	—	—	—	—	—	(14,988)	—	(14,988)
Balance at September 30, 2020	87,355,585	1	162,558	$0	46,941,078	$0	$129,040	$(52,147)	$111	$77,005
Shares issued upon exercise of stock options	—	—	—	—	452,459	—	90	—	—	90
Shares repurchased	—	—	—	—	(53,232)	—	(12)	—	—	(12)
Vesting of early exercised options	—	—	—	—	—	—	16	—	—	16
Stock-based compensation	—	—	—	—	—	—	316	—	—	316
Other comprehensive loss	—	—	—	—	—	—	—	—	(66)	(66)
Net loss	—	—	—	—	—	—	—	(6,543)	—	(6,543)
Balance at December 31, 2020	87,355,585	1	162,558	$0	47,340,305	$0	$129,449	$(58,690)	$45	$70,805
Shares issued upon exercise of stock options	—	—	—	—	556,535	—	149	—	—	149
Shares repurchased	—	—	—	—	(1,125)	—	—	—	—	—
Vesting of early exercised options	—	—	—	—	—	—	39	—	—	39
Stock-based compensation	—	—	—	—	—	—	1,821	—	—	1,821
Issuance of common stock warrants	—	—	—	—	—	—	1,775	—	—	1,775
Other comprehensive loss	—	—	—	—	—	—	—	—	(45)	(45)
Net loss	—	—	—	—	—	—	—	(47,825)	—	(47,825)
Balance at September 30, 2021	87,355,585	1	162,558	$—	47,895,715	$0	$133,233	$(106,515)	$—	$26,719

The accompanying notes are an integral part of these financial statements

Embark Trucks, Inc.

Statements of Stockholders’ Equity

(in thousands, except number of shares)

									Accumulated
							Additional		Other	Total
	Preferred Stock		Founders Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount(1)	Capital	Deficit	Income	Equity
Balance at December 31, 2018	66,406,131	$1	1,124,856	$—	45,274,878	$—	$57,418	$(21,849)	$—	$35,570
Issuance of Series C Preferred Stock, net of issuance costs of $78	19,987,156	—	—	—	—	—	69,922	—	—	69,922
Secondary sale of Founders Preferred Stock	962,298	—	(962,298)	—	—	—	—	—	—	—
Shares issued upon exercise of stock options(1)	—	—	—	—	1,725,256	—	63	—	—	63
Vesting of early exercised stock options	—	—	—	—	—	—	162	—	—	162
Stock – based compensation	—	—	—	—	—	—	732	—	—	732
Other comprehensive income	—	—	—	—	—	—	—	—	69	69
Net loss	—	—	—	—	—	—	—	(15,310)	—	(15,310)
Balance at December 31, 2019	87,355,585	$1	162,558	—	47,000,134	—	$128,297	$(37,159)	$69	$91,208
Shares issued upon exercise of stock options(1)	—	—	—	—	340,171	—	121	—	—	121
Vesting of early exercised stock options	—	—	—	—	—	—	61	—	—	61
Stock – based compensation	—	—	—	—	—	—	970	—	—	970
Other comprehensive loss	—	—	—	—	—	—	—	—	(24)	(24)
Net loss	—	—	—	—	—	—	—	(21,531)	—	(21,531)
Balance at December 31, 2020	87,355,585	$1	162,558	$—	47,340,305	$—	$129,449	$(58,690)	$45	$70,805
(1)	Insignificant amounts are rounded to zero (“— ”) for disclosure

The accompanying notes are an integral part of these financial statements

Embark Trucks, Inc.

Statements of Cash Flows

(in thousands)

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2021	2020	2020	2019

	(unaudited)
Cash flows from operating activities
Net loss	$(47,825)	$(14,988)	$(21,531)	$(15,310)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	756	560	822	615
Stock-based compensation, net of amounts capitalized	1,661	570	842	626
Issuance of warrants for services	1,774	—	—	—
Net amortization of premiums and accretion of discounts on investments	265	145	226	(75)
Loss on disposal of property, equipment and software	—	—	—	16
Amortization of debt discount	3,735	—	—	—
Change in fair value of derivative liability	5,783	—	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(911)	890	(150)	(574)
Other assets	(3,229)	—	(3)	(10)
Accounts payable	2,759	82	151	115
Accrued expenses and other current liabilities	2,374	437	513	386
Net cash used in operating activities	(32,858)	(12,304)	(19,130)	(14,211)
Cash flows from investing activities
Purchase of investments	—	(42,264)	(52,421)	(79,489)
Maturities of investments	48,239	59,707	74,250	4,000
Purchase of property, equipment and software	(2,380)	(1,459)	(2,181)	(1,882)
Deposit for purchase of trucks	(400)	—	(10)	(325)
Refund of deposit for trucks	47	—	778	—
Net cash provided by (used in) investing activities	45,506	15,984	20,416	(77,696)
Cash flows from financing activities
Cash proceeds received from convertible note payable	25,001	—	—	—
Payment towards notes payable	(140)	(214)	(275)	(225)
Proceeds from issuance of Series C preferred stock, net of issuance costs of $78	—	—	—	69,922
Deferred offering costs	(827)	—	—	—
Proceeds from exercise of stock options	149	43	121	63
Net cash provided by (used in) financing activities	24,183	(171)	(154)	69,760
Net increase (decrease) in cash, cash equivalents and restricted cash	36,831	3,510	1,132	(22,147)
Cash, cash equivalents and restricted cash at beginning of period	11,460	10,328	10,328	32,475
Cash, cash equivalents and restricted cash at end of period	$48,291	$13,838	$11,460	$10,328
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$—	$33	$62	$50
Supplemental schedule of noncash investing and financing activities
Acquisition of property, equipment and software in accounts payable	$71	$47	$64	$118
Acquisition of trucks by assuming notes payable	278	—	—	922
Deferred offering costs in accrued liability	3,275	—	—	—
Reclassification of truck deposits to property and equipment	—	—	—	300
Stock-based compensation capitalized into internally developed software	160	102	128	106
Vesting of early exercised stock options	39	45	61	162

The accompanying notes are an integral part of these financial statements

1.    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The principal activities of Embark Trucks, Inc. (“Embark” or the “Company”) include design and development of autonomous driving software for the truck freight industry. The Company is headquartered in San Francisco, California and was incorporated in the State of Delaware in 2016. The Company has no subsidiaries as of September 30, 2021 (unaudited), December 31, 2020 and 2019.

The Company has devoted substantially all of its resources to develop its autonomous truck technology, to enable and expand its route models — transfer point and direct-to-customer, to expand its partnerships with shippers and carriers, to raising capital, and providing general and administrative support for these operations. The Company has not generated revenues from its principal operations through September 30, 2021.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

Liquidity and Capital Resources

The Company has incurred losses from operations since inception. The Company incurred net losses of $47.8 million and $15.0 million, for the nine months ended September 30, 2021 and 2020 (unaudited), respectively, and $21.5 million and $15.3 million, for the years ended December 31, 2020 and 2019, respectively, and Accumulated deficit amounts to $106.5 million, $58.7 million, and $37.2 million, as of September 30, 2021 (unaudited), December 31, 2020 and 2019, respectively. Net cash used in operating activities was $33.7 million and $12.3 million for the nine months ended September 30, 2021 and 2020 (unaudited), respectively, and $19.1 million, $14.2 million, for the years ended December 31, 2020 and 2019, respectively.

The Company’s liquidity is based on its ability to enhance its operating cash flow position, obtain capital financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures. As of September 30, 2021 (unaudited) and December 31, 2020, the Company’s balance of cash and cash equivalents was $47.9 million and $11.1 million, respectively. As of September 30, 2021 (unaudited) and December 31, 2020, the Company’s balance of available-for-sale investments was $5.0 million and $53.6 million, respectively.

Based on cash flow projections from operating and financing activities and existing balance of cash and cash equivalents, management is of the opinion that the Company has sufficient funds for sustainable operations, and it will be able to meet its payment obligations from operations and debt related commitments for at least one year from the issuance date of these financial statements. Based on the above considerations, the Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

The Company’s ability to continue as a going concern is dependent on management’s ability to control operating costs and demonstrate progress against its technical roadmap. This involves developing new capabilities for the Embark Driver software and improving the reliability and performance of the software on public roads. Demonstrating ongoing technical progress will enable the Company to obtain funds from outside sources of financing, including financing from equity interest investors and borrow funds to fund its general operations, research and development activities and capital expenditures.

On August 25, 2021 and August 27, 2021, the Company entered into commitment letters (collectively, the “Commitment Letters”) with certain investors (collectively, the “Investors”) pursuant to which such Investors each provided a commitment to invest, upon the Company’s election, up to $5 million in the Company in the form of Series C Preferred Stock of the Company in the event that the merger agreement entered into on June 22, 2021, by and among Northern Genesis Acquisition Corp. II, NGAB Merger Sub Inc. and the Company (the “Merger Agreement”) is terminated and the transactions contemplated thereby (collectively the “Business Combination”) is not consummated. If the Business Combination is consummated then each of the Investor’s obligations under the applicable Commitment Letter will terminate.

In connection with the Business Combination, Embark raised $244 million of net proceeds from the contribution of $414 million of proceeds from cash held in Northern Genesis’s trust account from the Northern Genesis IPO, $160 million of proceeds from the PIPE investment, and offset by redemption of Northern Genesis’s Class A common stock held by Northern Genesis’s public stockholders of $299 million. Direct and incremental transaction costs in connection with the Business Combination were incurred prior to, or concurrent with the Closing by Northern Genesis and Embark, including the PIPE investment and the deferred underwriting fees related to the Northern Genesis IPO of $69 million. Embark believes cash and other components of working capital will be sufficient to meet Embark’s needs for at least the next 12 months.

Fiscal Periods

The Company’s fiscal year begins on January 1 and ends on December 31. The Company refers to the fiscal years as “fiscal year 2021”, “fiscal year 2020” and “fiscal year 2019”.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Unaudited Interim Financial Information

The accompanying interim balance sheet as of September 30, 2021, the interim Statements of Operations, comprehensive loss, and cash flows for the nine months ended September 30, 2021 and 2020, and the interim statement of stockholders’ equity for the nine months ended September 30, 2021 are unaudited. These unaudited interim financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual financial statements prepared in accordance with GAAP. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2021 and the Company’s results of operations and cash flows for the nine months ended September 30, 2021 and 2020. The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the full fiscal year or any other future interim or annual periods.

Segment Information

Under Accounting Standards Codification (“ASC 280”), Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”), in deciding how to allocate resources and in assessing performance. The Company operates in one segment, the truck business unit, which is focused on enhancing self-driving truck software technology. Therefore, the Company’s chief executive officer, who is also the CODM, makes decisions and manages the Company’s operations as a single operating segment for purposes of allocating resources and evaluating financial performance. All long-lived assets are maintained in, and all losses are attributable to, the United States of America.

Concentration of Risks

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, marketable securities and long-term investments. We maintain our cash and cash equivalents, restricted cash and investments with high-quality financial institutions with investment-grade ratings. A majority of the cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation.

Impact of COVID-19

The outbreak of the novel coronavirus COVID-19, which was declared a global pandemic by the World Health Organization on March 11, 2020 has led to adverse impacts on the U.S. and global economies and has impacted and continues to impact the Company’s supply chain, and operations. Even though the Company has taken measures to adapt to operating in this challenging environment, the pandemic could further affect the Company’s operations and the operations of suppliers and vendors due to additional shelter- in-place and other governmental orders, facility closures, travel and logistics restrictions, or other factors as circumstances continue to evolve. In response to this pandemic, many jurisdictions in which the Company operates issued stay-at-home orders and other measures aimed at slowing the spread of the virus. While the Company remains open in accordance with guidance from local authorities, the Company experienced a temporary pause in testing of its research and development truck fleet and operations in response to the stay- at-home orders in calendar year 2020. The impacts from stay-at-home orders and other updated local government indoor operation measures are no longer impacting the Company’s operations in the first half of 2021, however, there remains uncertainty around the potential disruptions the pandemic could cause looking forward. The Company has instituted policies across its offices to ensure compliance with these updated guidelines. At current, these changes have not impacted the Company’s operations. In response to the Delta variant, local governments updated their guidelines for indoor operations. Therefore, the related financial impact and duration cannot be reasonably estimated at this time.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period.

The Company’s most significant estimates and judgments involve the useful lives of long-lived assets, the recoverability of long-lived assets, the capitalization of software development costs, the valuation of the Company’s stock-based compensation, including the fair value of common stock and the valuation of warrants to purchase the Company’s stock, the valuation of derivative liabilities and the valuation allowance for income taxes. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. As of September 30, 2021 (unaudited), December 31, 2020 and 2019, the Company had $47.9 million, $11.1 million, and $9.9 million of cash and cash equivalents, which included cash equivalents of $26.3 million, $7.6 million, and $7.2 million in highly liquid investments as of September 30, 2021 (unaudited), December 31, 2020 and 2019, respectively.

The Company maintains a letter of credit to secure a lease of the Company’s headquarters. A portion of the Company’s cash is collateralized in conjunction with the letter of credit and is classified as restricted cash on the Company’s balance sheets. As of September 30, 2021 (unaudited), December 31, 2020 and 2019, the Company had $0.4 million, $0.4 million, and $0.5 million in restricted cash. At the end of each year of the lease, the face amount of the letter of credit is reduced by a fixed amount of approximately $0.1 million and reclassified into cash and cash equivalents on the Company’s balance sheets. The balances to be reclassified to cash in the next twelve months are classified as restricted cash, short-term with the remaining balance classified as restricted cash, long-term on the balance sheets.

The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to amounts presented in the statements of cash flows are as follows (in thousands):

	September 30,	December 31,
	2021	2020	2019
	(unaudited)
Cash and cash equivalents	$47,886	$11,055	$9,858
Restricted cash, short-term	65	65	65
Restricted cash, long-term	340	340	405
Cash, cash equivalents and restricted cash	$49,291	$11,460	$10,328

Investments

The Company’s primary objectives of its investment activities are to preserve principal, provide liquidity, and maximize income without significantly increasing risk. The Company’s investments are made in United States (“U.S.”) treasury securities, U.S. government money market funds or other direct securities issued by the U.S. Government or its agencies. The Company classifies its investments as available-for-sale at the time of purchase since it is intended that these investments are available for current operations. Investments not considered cash equivalents and with maturities of one year or less from the balance sheet dates are classified as marketable securities investments. Investments with maturities greater than one year from the balance sheet dates are classified as long-term investments.

Investments are reported at fair value and are subject to periodic impairment review. Unrealized gains and losses related to changes in the fair value of these securities are recognized in accumulated other comprehensive income (loss), net of tax, unless they are determined to be other-than-temporary impairments. The ultimate value realized on these securities is subject to market price volatility until they are sold.

There were no other-than-temporary impairments as of September 30, 2021 (unaudited), December 31,2020 and 2019.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, marketable securities investments, long-term investments, prepaid expenses and other current assets, accounts payable and accrued expenses, short-term and long-term notes payable and other current liabilities. The assets and liabilities that were measured at fair value on a recurring basis are cash equivalents, marketable securities and long-term investments. The Company believes that the carrying values of the remaining financial instruments approximate their fair values. The Company applies fair value accounting in accordance with ASC 820, Fair Value Measurements for valuation of financial instruments. ASC 820 provides a framework for measuring fair value under GAAP that expands disclosures about fair value measurements, establishes a fair value hierarchy, and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the fair value hierarchy are summarized as follows:

Level 1 — Fair value is based on observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2 — Fair value is determined using quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable.

Level 3 — Fair value is determined using one or more significant inputs that are unobservable in active markets at the measurement date, such as an option pricing model, discounted cash flow, or similar technique.

The carrying value and fair value of the Company’s financial instruments as of September 30, 2021 (unaudited), December 31, 2020 and 2019, respectively, are as follows:

	As of September 30, 2021
	(in thousands)
	Level 1	Level 2	Level 3	Total

	(unaudited)
Assets
Cash equivalents:
United States money market funds	$26,318	—	—	$26,318
Short-term investments
United States treasury securities	—	5,005	—	5,005
Long-term investments
United States treasury securities	$—	—	—	$—
Liabilities
Derivative liability	$—	—	13,946	$13,946

	As of December 31, 2020
	(in thousands)
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
United States money market funds	$7,586	—	—	$7,586
Marketable securities
United States treasury securities	—	53,553	—	53,553
Long-term investments
United States treasury securities	$—	—	—	$—

	As of December 31, 2019
	(in thousands)
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
United States money market funds	$7,160	—	—	$7,160
Short-term investments
United States treasury securities	—	68,322	—	68,322
Marketable securities
United States treasury securities	$—	7,311	—	$7,311

Convertible Notes and Derivatives

The Company accounts for convertible notes, net using an amortized cost model pursuant to ASC 835, Interest. Convertible notes are classified as liabilities measured at amortized cost, net of debt discounts from debt issuance costs, lender fees, and the initial fair value of bifurcated derivatives, which reduce the initial carrying amount of the notes. The carrying value is accreted to the stated principal amount at contractual maturity using the effective-interest method with a corresponding charge to interest expense pursuant to ASC 835. Debt discounts are presented on the balance sheet as a direct deduction from the carrying amount of the related debt.

The Company accounts for its derivatives in accordance with, ASC 815-10, Derivatives and Hedging, or ASC 815-15, Embedded Derivatives, depending on the nature of the derivative instrument. ASC 815 requires each contract that is not a derivative in its entirety be assessed to determine whether it contains embedded derivatives that are required to be bifurcated and accounted for as a derivative financial instrument. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if the combined instrument is not accounted for in its entirety at fair value with changes in fair value recorded in earnings, the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument. Embedded derivatives are measured at fair value and remeasured at each subsequent reporting period, and recorded within convertible notes, net on the accompanying Balance Sheets and changes in fair value recorded in other expense within the Statements of Operations.

Property, Equipment and Software

Property, equipment and software is stated at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are recorded on a straight-line basis over each asset’s estimated useful life.

Property, Equipment and Software	Useful life (years)
Machinery and equipment	5 years
Electronic equipment	3 years
Vehicles and vehicle hardware	3 – 7 years
Leasehold improvements	Shorter of useful life or lease term
Developed software	2 – 4 years

Leases

The Company accounts for leases under Accounting Standards Codification Topic 840 (“ASC 840”). We categorize leases at their inception as either operating or capital leases based on whether the terms of the lease agreement effectively transfers ownership of the underlying asset to the company. The criteria for evaluation of capital leases include an evaluation of whether title transfers at the end of the lease term, whether the lease includes a bargain purchase option, whether the lease term is for a majority of the underlying assets useful life, or the contractual lease payments equal a majority of the fair value of the underlying asset. Our outstanding leases are primarily operating leases. For operating leases, we recognize lease costs on a straight-line basis upon the earlier of the inception date per rent agreement or the date on which control of the space is achieved, without regard to deferred payment terms such as rent holidays considered at inception of lease that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement. We categorized our deferred rent as part of the accrued expenses and other current liabilities, and the long-term deferred rent financial statement line items.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment annually, or whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company assesses the recoverability of these assets by comparing the carrying amount of such assets or asset group to the future undiscounted cash flows it expects the assets or asset group to generate. The Company recognizes an impairment loss if the sum of the expected long-term undiscounted cash flows that the long-lived asset is expected to generate is less than the carrying amount of the long-lived asset being evaluated.

Deferred Transaction Costs

Deferred transaction costs, which consist of direct incremental legal, consulting, and accounting fees relating to the merger transaction, as discussed in Note 12 — Subsequent Events, are capitalized and will be recorded against proceeds upon the consummation of the transaction. In the event the merger transaction is terminated, deferred transaction costs will be expensed. As of December 31, 2020 the Company had not incurred such costs, but as of September 30, 2021 (unaudited) the Company has deferred such costs of $4.1 million within the Prepaid expenses and other current assets.

Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance as of September 30, 2021 (unaudited), December 31, 2020 and 2019. Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement.

Stock-based Compensation

Stock-based compensation expense related to stock option awards and restricted stock units (“RSUs”) granted to employees, directors and non-employees is based on estimated grant-date fair values. For stock option awards, the Company uses the straight-line method to allocate compensation expense to reporting periods over each optionee’s requisite service period, which is generally the vesting period, and estimates the fair value of share-based awards to employees and directors using the Black-Scholes option- pricing model. The Black-Scholes model requires the input of subjective assumptions, including expected volatility, expected dividend yield, expected term, risk-free rate of return and the estimated fair value of the underlying ordinary shares on the date of grant. The fair value of each RSU is based on the fair value of the Company’s common stock on the date of grant. The related stock-based compensation is recognized on a graded vesting basis as the RSU awards are associated with a performance condition. The Company accounts for the effect of forfeitures as they occur.

Internal Use Software

The Company capitalizes certain costs associated with creating and enhancing internally developed software related to the Company’s technology infrastructure and such costs are recorded within property, equipment and software, net. These costs include personnel and related employee benefit expenses for employees who are directly associated with and who devote time to software development projects. Software development costs that do not qualify for capitalization are expensed as incurred and recorded in research and development expense in the Statements of Operations and comprehensive income (loss).

Software development activities typically consist of three stages: (1) the planning phase; (2) the application and infrastructure development stage; and (3) the post implementation stage. Costs incurred in the planning and post implementation phases, including costs associated with training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with software developed when the preliminary project stage is completed, management implicitly or explicitly authorizes and commits to funding the project and it is probable that the project will be completed and perform as intended. Costs incurred in the application and infrastructure development phases, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete, and the software is ready for its intended purpose. Software development costs are depreciated using a straight-line method over the estimated useful life, commencing when the software is ready for its intended use. The straight-line recognition method approximates the manner in which the expected benefit will be derived. Internal use software is tested for impairment in accordance with our long- lived assets impairment policy.

Research and Development Expense

Research and development expense consist of outsourced engineering services, allocated facilities costs, depreciation, internal engineering and development expenses, materials, labor and stock-based compensation related to development of the Company’s products and services. Research and development costs are expensed as incurred except for amounts capitalized to internal-use software.

General, and Administrative Expenses

General, and administrative expense consist of personnel costs, allocated facilities expenses, depreciation and amortization, travel, and business development costs.

Other Income

As part of our research and development activities, we contract with shippers and freight carriers to transfer freight between the Company’s transfer hubs in return for cash consideration. Transferring freight with the Company’s research and development truck fleet are not and will not be considered an output of the Company’s ordinary activities. Consideration received from such arrangements is presented as other income in the Company’s unaudited Statement of Operations.

Interest Income

Interest income primarily consists of investment and interest income from marketable securities, long- term investments and our cash and cash equivalents.

Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the redeemable convertible preferred stock do not have a contractual obligation to share in any losses.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of redeemable convertible preferred stock, stock options, and warrants. As the Company has reported losses for all periods presented, all potentially dilutive securities including preferred stock, stock options, and warrants, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the total change in shareholders’ equity during the period other than from transactions with shareholders. Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is comprised of unrealized gains or losses on investments classified as available-for-sale.

Recently Adopted Accounting Pronouncements

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The Company adopted ASU 2016-18 as of January 1, 2019, using a retrospective transition method to each period presented.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to align the accounting for share-based payment awards issued to employees and nonemployees, particularly with regard to the measurement date and the impact of performance conditions. The new guidance requires equity-classified share-based payment awards issued to nonemployees to be measured on the grant date, instead of being re-measured through the performance completion date under the current guidance. For public entities, ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, and early adoption is permitted. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019. The Company chose to early adopt ASU 2018-07 effective for its financial statements starting January 1, 2019 with no impact to its financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), to improve the effectiveness of disclosures in the note to the financial statements by facilitating clear communication of the information required by generally accepted accounting principles. The adoption of ASU 2018-13 is effective for the Company beginning January 1, 2020. The adoption of this standard did not have a material impact to the Company’s results of operations for the year ended December 31, 2020.

In November 2019, the FASB issued ASU 2019-08, Compensation Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements — Share-Based Consideration Payable to a Customer (“ASU 2019-08”), which requires that share based consideration payable to a customer is measured under stock compensation guidance. Under ASU 2019-08, awards issued to customers are measured and classified following the guidance in Topic 718 while the presentation of the fair value of the award is determined following the guidance in ASC 606. ASU 2019-08 was early adopted in conjunction with the adoption of ASU 2018-07. The new ASU was adopted using a modified retrospective transition approach with no impact to the Company’s financial statements.

Recently Issued Accounting Pronouncements

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in former ASC 840, Leases. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases under ASC 840. In May 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective dates for non-public entities. Therefore, this standard is effective for annual reporting periods, and interim periods within those years, for public entities beginning after December 15, 2018 and for private entities beginning after December 15, 2021. Originally, a modified retrospective transition approach was required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued guidance to permit an alternative transition method for Topic 842, which allows transition to the new lease standard by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Entities may elect to apply either approach. There are also a number of optional practical expedients that entities may elect to apply. The Company is currently assessing the impact of this standard on its financial statements. The Company expects to record a material right-of-use asset and lease liability in connection with adopting this standard as of January 1, 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815- 40): Accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing certain separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments by using the if-converted method. The amendments are effective for the Company beginning January 1, 2024, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the impact of this standard on its financial statements.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope. ASU 2021-01 clarifies that certain optional expedients and exceptions in ASC 848, for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. ASU 2021-01 also amends the expedients and exceptions in ASC 848 to capture the incremental consequences of the scope clarification and to tailor the existing guidance to derivative instruments affected by the discounting transition. Because the guidance is intended to assist stakeholders during the global market-wide reference rate transition period, it is in effect for a limited time, from March 12, 2020, through December 31, 2022. The Company is currently evaluating the impact of adopting ASU 2021-01 on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04. ASU 2021-04 provides clarification and reduces diversity in an issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options, such as warrants, that remain equity classified after modification or exchange. This guidance will be effective for us on January 1, 2022 with early adoption permitted and will be applied prospectively. We are currently evaluating the impact of this guidance on our consolidated financial statements.

In July 2021, the FASB issued ASU 2021-05-Leases (Topic 842): Lessors-Certain Leases with Variable Lease Payments, which amends the lease classification requirements for lessors. Lessors should classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if the lease would have been classified as a sales-type lease or a direct financing lease and the lessor would have otherwise recognized a day-one loss. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2021-05 on its consolidated financial statements.

3.    BALANCE SHEET COMPONENTS

Marketable Securities

Marketable securities as of September 30, 2021 (unaudited), December 31, 2020 and 2019, consist of the following (in thousands):

	Cost or	Unrealized	Fair
As of September 30, 2021 (unaudited)	Amortized Cost	Gains	Value
U.S government securities	$5,005	$0	$5,005
	$5,005	$0	$5,005

	Cost or	Unrealized	Fair
As of December 31, 2020	Amortized Cost	Gains	Value
U.S government securities	$53,508	$45	$53,553
	$53,508	$45	$53,553

	Cost or	Unrealized	Fair
As of December 31, 2019	Amortized Cost	Gains	Value
U.S government securities	$68,266	$56	$68,322
	$68,266	$56	$68,322

Long-term Investments

The Company did not have long-term investments as of September 30, 2021 (unaudited) and December 31, 2020. Long-term investments as of December 31, 2019, consist of the following (in thousands):

	Cost or	Unrealized	Fair
As of December 31, 2019	Amortized Cost	Gains	Value
U.S government securities	$7,298	$13	$7,311
	$7,298	$13	$7,311

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of September 30, 2021 (unaudited), December 31, 2020 and 2019, respectively (in thousands):

	As of September 30,	As of December 31,
	2021	2020	2019
	(unaudited)
Prepaid Insurance	$211	$138	$186
Accrued interest and dividends	26	201	328
Prepaid Software	876	279	33
Prepaid Hardware	53	—	—
Income tax receivable	494	494	497
Short-term deposits	423	55	783
Deferred transaction costs	4,102	—	—
Other prepaid expenses	512	176	135
Other current assets	36	24	23
Total prepaid expenses and other current assets	$6,733	$1,367	$1,985

Property, Equipment and Software

Property, equipment and software consist of the following as of September 30, 2021 (unaudited), December 31, 2020 and 2019, respectively (in thousands):

		As of
	As of September 30,	December 31,
	2021	2020	2019
	(unaudited)
Machinery and equipment	$340	$207	$108
Electronic equipment	331	130	75
Vehicles and vehicle hardware	5,295	4,144	3,684
Leasehold improvements	119	119	119
Developed software	4,955	3,709	2,066
Other	27	0	0
Property, equipment and software, gross	11,067	8,309	6,052
Less: accumulated depreciation and amortization	(2,238)	(1,783)	(960)
Total property, equipment and software, net	$8,529	$6,526	$5,092

Depreciation and amortization expense for the nine months ended September 30, 2021 (unaudited), and the years ended December 31, 2020 and 2019, was $0.7 million, $0.8 million, and $0.6 million, respectively.

Other Assets

Other assets consist of the following as of September 30, 2021 (unaudited), December 31, 2020 and 2019, respectively (in thousands):

	September 30,	December 31,	December 31,
	2021	2020	2019
	(unaudited)
Intangibles Assets	$3	$3	$—
Long-term deposits	3,304	75	75
Total Other Assets	$3,307	$78	$75

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of September 30, 2021 (unaudited), December 31, 2020 and 2019, respectively (in thousands):

	September 30,	December 31,
	2021	2020	2019
	(unaudited)
Accrued Credit Card Liability	276	157	—
Accrued payroll expenses	1,111	259	—
Accrued general expenses	116	367	150
Accrued legal expenses	2,700	—	—
Accrued software expenses	1,505	—	—
Accrued consultant expenses	593	—	—
Short-term deferred rent	(17)	51	121
Early Exercise Liability	81	11	118
Income Tax Payable	47	47	47
Other	2	—	—
Total accrued expenses and other current liabilities	$6,414	$892	$436

4.    STOCKHOLDERS’ EQUITY

Shares Authorized and Outstanding

As of September 30, 2021 (unaudited) and December 31, 2020, the Company had authorized a total of 238,480,441 shares for issuance with 150,000,000 shares designated as common stock, 1,124,856 shares designated as founders preferred stock and 87,355,585 shares designated as preferred stock.

Preferred and Founders Preferred Stock

As of September 30, 2021 (unaudited) and December 31, 2020, the Company has authorized 87,355,585 shares of preferred stock and 1,124,856 founders preferred stock, designated in series, with the rights and preferences of each designated series to be determined by the Board of Directors.

The following table is a summary of the preferred stock and founders preferred stock as of September 30, 2021 (unaudited), December 31, 2020 and 2019 (in thousands, except for share data):

						Per Share
		Shares Issued		Issue Price		Liquidation
	Shares Authorized	and Outstanding	Cash Raised	per Share		Preference
Founders Preferred Stock	1,124,856	162,558	$—	$0.00		$0.00
Series A-1 Preferred Stock	3,654,873	3,654,873	375	0.10		0.10
Series A-2 Preferred Stock	5,372,703	5,372,703	735	0.14		0.14
Series A-3 Preferred Stock	2,485,296	2,485,296	425	0.17		0.17
Series A-4 Preferred Stock	590,688	590,688	100	0.17		0.17
Series A-5 Preferred Stock	2,680,236	2,680,236	550	0.21		0.21
Series A-6 Preferred Stock	3,647,817	3,647,817	2,390	0.66		0.66
Series A-7 Preferred Stock	15,139,917	15,139,917	12,399	0.82		0.82
Series B Preferred Stock	32,834,601	32,834,601	30,000	0.91	(1)	0.93
Series C Preferred Stock	20,949,454	20,949,454	70,001	3.34	(1)	3.50
Total	88,480,441	87,518,143	$116,975
(1)

As part of our series B and C financing round, certain founders of the Company sold 0.7 and 1.0 million shares of founders preferred stock respectively, on a post-split basis, to an investor. Immediately after the sale, the founders preferred stock was converted into series B and C preferred stock. The original issuance price for the series B and C financing round was $0.93 and $3.50 respectively. The share price of $0.91 and $3.34 presented in the table above represents the average share price of shares issued and outstanding after the founder preferred stock was converted into series B and C shares.

The Company incurred $0.1 million, $0.1 million, $0.1 million of issuance costs related to series A, series B, and series C respectively.

The significant rights, privileges and preferences of preferred stock are as follows:

Liquidation Preference

In the event of any liquidation transaction, the holders of preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of founders preferred stock and common stock, an amount per share equal to the applicable original issue price as defined in the table above.

Dividends

Preferred stockholders are entitled to a dividend only when and if declared by the Company’s board of directors. The Company shall not declare, pay, or set aside any dividends on any other class or series of capital stock unless the outstanding preferred shares first receive, or simultaneously receive, a dividend on each outstanding preferred share. No dividends have been declared to date as of September 30, 2021.

Voting

The holders of preferred stock shall be entitled to the same voting rights as the holders of the common stock and to notice of any stockholder’s meeting in accordance with the Company’s bylaws and the holders of the preferred stock and common stock shall vote together as a single class on all matters. Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the preferred stock converts into. With respect to voting for the board of directors, the holders of preferred series A voting as one class are entitled to elect one board member, the holders of preferred series B voting as one class are entitled to elect one board member, and the holders of common stock and founders preferred stock voting together as a separate class are entitled to elect three board members.

Conversion

Each share of preferred stock is convertible, at the option of the holder, into the number of ordinary shares, which results from dividing the applicable original issue price per share for each series by the applicable conversion price per share for such series. The initial conversion price per share of all series of preferred stock shares is equal to the original issue price of each series, and therefore, the conversion ratio is 1:1.

Each share of preferred stock shall be automatically converted into ordinary shares at the then — applicable conversion price in the event of a firm commitment underwritten public offering and listing by the Company of its ordinary shares with aggregate proceeds of no less than $80.0 million (prior to deduction of underwriting discounts and registration expenses).

Redemption

The Company’s preferred stock does not contain any mandatory redemption features, nor are they redeemable at the option of the holder. The Company’s preferred stock contain a redemption feature that is contingent upon the occurrence of a deemed liquidation event or a change in control, as defined in the Company’s Certificate of Incorporation. As a deemed liquidation event or change in control event is within the control of the Company, preferred stock is presented as a component of the Company’s permanent equity on the balance sheets.

Transactions Related to Founders Preferred Stock

Founders preferred stock is substantively the same as common stock, as they share identical rights and features. The founders preferred stock can be converted into common stock on a one-to-one basis at any time. The founders preferred stock is presented as a component of the Company’s permanent equity.

In 2016, 1,788,375 shares of founders preferred stock were issued. The Company repurchased and retired 582,400 shares of founders preferred stock and subsequently enacted a reverse stock split of 6:1 which reduced the founder shares outstanding to 200,995.

During fiscal year 2018, certain founders sold 76,010 shares of their founders preferred stock to an investor of series B preferred stock and such shares automatically converted into shares of series B preferred stock pursuant to the terms of the Company’s Certificate of Incorporation. Subsequently in 2018, the Company enacted a forward split of 1:9 which increased the number of shares outstanding to 1,124,856.

During the fiscal year 2019, certain founders sold 962,298 shares to an investor of series C preferred stock and such shares automatically converted into shares of series C preferred stock pursuant to the terms of the Company’s Certificate of Incorporation.

As of September 30, 2021, December 31, 2020 and December 31, 2019 there was 162,558 shares of founders preferred stock outstanding.

Transactions Related to Preferred Stock

All share and per share information has been retroactively adjusted to reflect any stock splits.

In August 2019, the Company issued 20,949,454 shares of series C preferred stock at a purchase price of $3.50 per share and received $70.0 million in proceeds.

In June 2018, the Company performed a forward split for all types of units (common stock, founders preferred stock, and preferred stock). All three types of units were split into 9 shares of the respective unit with a par value of $0.00001. The Company was then authorized to issue 206,815,077 shares, with 138,600,000 assigned for common stock, 1,808,946 assigned to founders preferred stock, and 6,406,131 for preferred stock.

In May 2018, the Company issued 32,834,601 shares of series B preferred stock on a post-split basis, at a post-split purchase price per share of $0.93, for total proceeds of $30.0 million.

In May 2017, the Company issued 33,571,530 shares of series A preferred stock on a post-split basis, for total proceeds of $17.0 million. The Company was authorized to issue series A preferred stock with various purchase prices for the respective series A issuances. Preferred series A-1 through A-6 were issued as part of the conversion of Simple Agreements for Future Equity (“SAFE”) agreements, while series A-7 was issued to non-SAFE investors. During 2016, the Company issued SAFEs to various investors and raised $4.6 million in cash. The SAFE instruments converted into series A-1 through A-6 upon the issuance of series A.

Warrants

As of September 30, 2021 (unaudited), the following warrants were issued and outstanding:

				Exercise
				Price per
Issue Date	Underlying Security	Reason for Grant	Warrants Outstanding	Share	Expiration
March 12, 2021	Common Stock	Services	285,714	$3.50	March 12, 2026
March 15, 2021	Common Stock	Services	571,428	$3.50	March 15, 2026

The Company determined the warrants to be classified as equity and estimated the fair value of warrants exercisable for common stock measured on the issuance date using the Black-Scholes option valuation model. Inputs to the Block-Scholes valuation model included the estimated fair value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrant, the risk-free interest rates, the expected dividends, and the expected volatility of the price of the underlying stock using guideline companies for reference.

The fair value of the common stock warrants was determined using the Black-Scholes option valuation model using the following assumptions for values as of the issuance date:

Risk – free interest rate	0.84 – 0.85%
Expected term (in years)	5.00
Expected dividend yield	0%
Expected volatility	38.02 – 38.14%

The fair value of the warrants granted based on the above inputs is $6.3 million. The warrants vest over a period of three to four years and vesting is dependent on continued provision of services to the Company. The vested portion of the warrants are presented as a component of stockholders’ equity on the Company’s balance sheet as of September 30, 2021. The weighted average remaining service period of the unvested warrants is 3.32 years. The Company did not issue any warrants as of September 30, 2020.

5.    STOCK-BASED COMPENSATION EXPENSE

Stock Option Plan

The Company adopted the 2016 Stock Plan in October 2016 (the “Plan”). The 2016 Plan authorized the grant of incentive stock options, non-statutory stock options, and restricted stock awards to employees, directors, and consultants. The 2016 Plan also initially reserved 993,542 shares of common stock (8,941,878 shares post-split in June 2018) for issuance and designated forfeited option shares to be returned to the option reserve. Options may be early exercised and are exercisable for a term of 10 years from the date of grant.

As of September 30, 2021 (unaudited), December 31, 2020 and 2019, the Company’s board of directors had authorized 33,959,633 shares to be reserved for options grants under the 2016 Plan. The Company had 18,081,476, 7,314,116, 6,523,460 and 7,609,913 shares available for issuance as of September 30, 2021 (unaudited), September 30, 2020 (unaudited) and December 31, 2020 and December 31, 2019 respectively.

Stock Option Valuation

The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions.

The Company calculates the fair value of each option grant on the grant date using the following assumptions:

Expected Term — The Company uses the simplified method when calculating expected term due to insufficient historical exercise data.

Expected Volatility — As the Company’s shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

Expected Dividend Yield — The dividend rate used is zero as the Company does not have a history of paying dividends on its common stock and does not anticipate doing so in the foreseeable future.

Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019

	(unaudited)
Risk-free interest rate	0.55 – 1.09%	0.29 – 1.63%	0.29 – 1.63%	1.64 – 2.63%
Expected term (in years)	5.47 – 6.07	5.82 – 6.05	5.66 – 6.28	5.71 – 6.28
Expected dividend yield.	0%	0%	0%	0%
Expected volatility	36.88 – 51.52%	31.29 – 36.38%	31.29 – 36.85%	31.00 – 31.50%

The following table presents the impact of stock-based compensation expense on the Statements of Operations for the nine months ended periods ending September 30, 2021 and 2020 (unaudited), and the years ending December 31, 2020 and 2019 respectively (in thousands):

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2021	2020	2020	2019

	(unaudited)
Research and development	$1,126	$614	$743	$585
General, and administrative	695	57	99	41
Total stock-based compensation expense	$1,821	$671	$842	$626

Total stock-based compensation that was capitalized into internally developed software asset was $0.2 million, $0.1 million, $0.1 million and $0.1 million during the nine months ended September 30, 2021 and 2020 (unaudited), and the years ended December 31, 2020 and 2019, respectively. The unrecognized compensation cost of stock options as of September 30, 2021 and 2020 (unaudited), December 31, 2020 and 2019 was $6.7 million, $2.2 million, $3.3 million and $2.2 million, which is expected to be recognized over the weighted average remaining service period of 2.4, 2.3, 2.5 and 2.4 years respectively.

Option Activity

Changes in stock options are as follows:

			Weighted
		Weighted	Average	Aggregate
	Number of	Average	Remaining	Intrinsic
	Options	Exercise Price	Contractual	Value
	Outstanding	Per Share	Term (years)	(in thousands)
Outstanding at December 31, 2018	8,268,978	$0.15	9.04	$4,118
Granted.	2,214,000	0.38
Exercised	1,834,756	0.19		1,290
Cancelled	873,781	0.17
Outstanding at December 31, 2019	7,774,441	$0.20	8.29	$9,469
Granted.	2,275,328	0.85
Exercised	648,376	0.22		1,226
Cancelled	880,670	0.29
Outstanding at December 31, 2020	8,520,723	$0.37	7.68	$15,194
Granted.	1,056,750	2.34
Exercised	556,535	0.43		5,079
Cancelled	465,116	0.64
Outstanding at September 30, 2021.	8,555,822	$0.59	7.15	$208,320
Vested and exercisable as of September 30, 2021.	5,614,819	$0.27	6.32	$138,515

The weighted-average grant date fair value of stock options issued for the quarter ended September 30, 2020 (unaudited), and the years ended December 31, 2020 and 2019 were $1.27, $1.26 and $0.78, respectively, there were no stock options issued in the quarter ended September 30, 2021. There were 122,827 and 133,708 stock options exercised during the quarter ended September 30, 2021, and 2020 and the total intrinsic value of stock options exercised was $3.00 million and $0.02 million, $1.2 million and $1.3 million for the quarter ended September 30, 2021 and 2020 (unaudited), and the years ended December 31, 2020 and 2019, respectively. The fair value of awards vested in the nine months ended September 30, 2021 and 2020 (unaudited), and the years ended December 31, 2020 and 2019 was $1.4 million and $0.75 million, $1.0 million and $0.6 million, respectively.

Restricted Stock Units

During the period ended September 30, 2021, the Company granted RSUs to its employees. The RSUs are subject to performance and service-based vesting conditions satisfied over four years with one-fourth of the award vesting after the first-year anniversary and one-forty eighth of the award vesting monthly thereafter. The related stock-based compensation is recognized based on a graded attribution method. For the period ended September 30, 2021, the Company did not recognize stock-based compensation associated with such RSUs as the performance condition had not been satisfied as of September 30, 2021.

A summary of the Company’s RSU activities and related information is as follows:

RSUs Outstanding
Weighted Average
	(unaudited)	Grant date Fair
	Number of RSUs	Value Per Share
(in thousands)
Balance as of March 31, 2021	—	—
RSUs granted	2,842	$24.94
RSUs vested	—	—
RSUs forfeited	—	—
Balance as of September 30, 2021.	2,842	$24.94

As of September 30, 2021, there was $70.9 million unrecognized stock-based compensation expense related to outstanding RSUs granted to employees.

Performance Awards

In July 2020, the Compensation Committee of our Board of Directors granted 13.5 million performance awards to our employees, which upon vesting will generally be paid in shares of our common stock.

The Company noted that the PRSUs granted had the following market and performance conditions as set forth below:

The PRSUs are split into six different tranches based on certain market capitalization targets using the volume-weighted average price (“VWAP”) calculated over a 90-calendar day period. The market capitalization targets for each tranche are as follows:

●	Tranche 1 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $8.5 billion2 (~$20.00 per share);
●	Tranche 2 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $14.9 billion (~$35.00 per share);
●	Tranche 3 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $21.3 billion (~$50.00 per share);
●	Tranche 4 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $27.6 billion (~$65.00 per share);
●	Tranche 5 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $34.0 billion (~$80.00 per share); and

●	Tranche 6 PSUs will vest once the market capitalization based on a 90-calendar day VWAP exceeds $42.5 billion (~$100.00 per share).

The market condition can only be met through market capitalization of Embark Technology derived by publicly traded prices of Embark Technology’s Class A Common Stock, therefore there is an implicit performance condition of Embark achieving a liquidity event and becoming a publicly traded company.

The PRSUs cannot vest prior to the first anniversary of the consummation of a business combination with a special purpose acquisition company (i.e., an implied service condition of one year). Whether any performance awards vest, and the amount that does vest, is also tied to the completion of service periods that range from 6.29 years to 9.62 years at inception and the achievement of our common stock trading at certain pre-determined prices. The weighted-average fair value of the performance awards granted was $5.87, calculated using the weighted-average fair market value for each award, using a Monte Carlo simulation. There was no share-based compensation expense recorded as of September 30, 2021, related to these performance awards due to the liquidity event not occurring as of September 30, 2021. There was approximately $79.5 million of unrecognized compensation cost related to these non-vested performance awards expected to be expensed over the weighted-average period of 9.62 years as of September 30, 2021.

6.    RETIREMENT SAVINGS PLAN

The Company sponsored a savings plan available to all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan amounts of their pre- tax salary subject to statutory limitations. The Company does not currently offer a match and has not provided a match for the nine months ended September 30, 2021 and 2020(unaudited), and the years ended December 31, 2020 and 2019.

7.    INCOME TAXES

Loss before provision for income taxes are $21.5 million and $15.3 million for the years ended December 31, 2020 and 2019, respectively. The Company did not incur any income tax provision for the years ended December 31, 2020 and 2019.

A reconciliation of the federal statutory rate of 21% to the Company’s effective tax rate is as follows:

	Years Ended December 31,
	2020	2019
U.S. federal tax benefit at statutory rate	21.00%	21.00%
State income taxes, net of federal benefit	7.84%	7.40%
Non-deductible expenses and other	(0.16)%	(1.04)%
Share-based compensation	(0.95)%	(1.01)%
Research and development credits	0.79%	1.07%
Change in valuation allowance, net	(28.52)%	(27.42)%
Effective tax rate	—%	—%

For the years ended December 31, 2020 and 2019, the Company’s effective tax rate differs from the amount computed by applying the statutory federal and state income tax rates to net loss before income tax, primarily as the result of state income taxes, R&D credits and changes in the Company’s valuation allowance.

	Balance at
(in thousands)	beginning	Charges to		Balance at
Valuation Allowance	of period	expenses	Deductions	end of period
Year ended December 31, 2020	$(7,278)	$(6,147)	$—	$(13,425)
Year ended December 31, 2019	(3,096)	(4,182)	—	(7,278)

The components of the Company’s net deferred tax assets and liabilities as of December 31, 2020 and 2019 are as follows (in thousands):

	As of December 31,
	2020	2019
Deferred tax assets:
Net operating loss	$12,798	$6,961
Stock based compensation	—	—
Other accruals	77	73
Credit carryforwards	1,426	796
Total deferred tax assets	14,301	7,830
Valuation Allowance	(13,425)	(7,278)
Total deferred tax assets after valuation allowance	$876	$552
Deferred tax liability
Fixed Assets and liability	(876)	(552)
Net deferred tax assets	$—	$—

Due to its history of operating losses, the Company has not recorded any income tax expense for the years ended December 31, 2020 and 2019.

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. The Company could not conclude that it was more likely than not that tax benefits from operating losses would be realized and, accordingly, has provided a full valuation allowance against its deferred tax assets. The valuation allowance as of December 31, 2019 was $7.3 million, which increased to $13.4 million for the year ended December 31, 2020. The increase in the valuation allowance is primarily due to current year losses and research credits.

As of December 31, 2020 and 2019, the Company has U.S. federal net operating loss carryforwards of $45.8 million and $25.1 million respectively, and state net operating loss carryforward of $47.2 million and $25.6 million respectively, which begin to expire in 2036 for federal and state purposes. Approximately $41.8 million of the federal net operating losses included above can be carried forward indefinitely. As of December 31, 2020 and 2019, the Company has U.S. federal research credit carryforwards of $1.2 million and $0.6 million respectively, and state research credit carryforwards of $1.5 million and $0.9 million respectively. The federal tax credit carryforwards will begin to expire in 2037, if not utilized. The state credit carryforwards do not expire.

The Company has not performed a Section 382 study to determine whether it had experienced a change in ownership and, if so, whether the tax attributes (NOLs or credits) were impaired. Under Section 382 of the Internal Revenue Code of 1986, as amended, the Company’s ability to utilize NOL or other tax attributes, such as research tax credits, in any taxable year, may be limited if the Company has experienced an “ownership change.” Generally, a Section 382 ownership change occurs if there is a cumulative increase of more than 50 percentage points in the stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock within a specified testing period. Similar rules may apply under state tax laws.

A reconciliation of the beginning and ending balance to total unrecognized tax position is as follows (in thousands):

	As of December 31,
	2020	2019
Unrecognized tax benefits, beginning of year	$614	$225
Increases related to prior year tax provisions	—	—
Increase related to current year tax provisions	414	389
Unrecognized tax benefits, end of year	$1,028	$614

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. As of December 31, 2020, there was no accrued interest or penalties related to uncertain tax positions. None of the unrecognized tax benefits would impact the effective tax rate if realized. The Company does not expect the unrecognized tax benefits to significantly change in the next twelve months.

The Company reports income taxes in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) 740, Income Taxes, which requires an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

The Company files income tax returns in the U.S. and various state jurisdictions. The U.S. and state jurisdictions have statutes of limitations that generally range from three to five years. Due to the Company’s net losses, substantially all of its federal, state and local income tax returns are subject to examination for federal and state purposes since inception. The Company is not currently under examination for federal or state income tax purposes.

In March 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act” (the “Act”) was signed into law. The Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. As of December 31, 2020, the Company expects that these provisions will not have a material impact as the Company has no net operating losses or AMT credits that would fall under these provisions.

The Company reported losses for the nine month periods ended September 30, 2021 and 2020 and maintained a full valuation allowance for the quarter ending September 30, 2021. Accordingly the Company did not record income tax expense. The Company’s tax loss carryforwards generated during the nine month periods ended September 30, 2021 and 2020 would differ from its reported financial statement losses for permanently nondeductible items such as stock-based compensation and other permanent items. In addition the Company generated additional federal and state research credits during the quarters.

8.    CONVERTIBLE DEBT AND NOTES PAYABLE

On April 16, 2021, the Company entered into a $25 million note payable that the Company utilizes for operations and research and development. The note has an interest rate of 10%, with the unpaid principal and accrued interest being due on April 16, 2022. The note does not contain voluntary prepayment clause unless consented by the note holder, as defined in the agreement. The Company recorded $8.1 million of debt issuance cost related to embedded derivatives on April 16, 2021 and accreted $3.7 million during the period related to interest expense. As of September 30, 2021, the outstanding note balance, including truck financing, amounted to $20.5 million.

On February 18, 2021 and January 5, 2021, the Company entered into financing agreement to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.1 million and $0.1 million at an interest rate equal to 6.99% and 7.50% per annum, with a maturity date of April 1, 2026 and January 19, 2027, respectively. The Company makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.

On February 19, 2018, January 28, 2019, and May 23, 2019, the Company entered into financing agreement to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.3 million, $0.4 million, and $0.5 million at an interest rate equal to 8.25% per annum, with a maturity date of March 5th, 2023, February 14, 2024, and June 12, 2024, respectively. The Company makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.

The Company entered into financing agreement on August 2, 2016 to finance the purchase of trucks that the Company utilizes for research and development. The financing agreements consisted of a loan of $0.1 million at an interest rate equal to 12.5% per annum, with a maturity date of August 9, 2020. The Company makes equal monthly installment payments over the term of each financing arrangement which are allocated between interest and principal.

Notes payable as of September 30, 2021 (unaudited), December 31, 2020 and 2019, is $0.8 million, $0.8 million, and $1.0 million, respectively.

The following table presents future payments of principal as of September 30, 2021 (unaudited) (in thousands):

Fiscal year
Remaining three months of 2021	$70
2022	25,282
2023	237
2024	113
2025 and thereafter	128
Total future payments	$25,830

The following table presents future payments of principal as of December 31, 2020 (in thousands):

Fiscal year
2021	$246
2022	246
2023	202
2024 and thereafter	64
Total future payments	$758

9.    DERIVATIVE LIABILITY

The Company classified certain conversion and redemption features, mentioned below, in the convertible note issued on April 16, 2021 as embedded derivative instruments due to the variable conversion price feature and potential adjustments to conversion prices due to events of a qualified financing, IPO, or a change of control.

Feature 1: Automatic conversion into shares of the Company’s next equity financings upon qualified financing adjusted for the discount rate.

Feature 2: Automatic conversion upon IPO or merger with a Special Purpose Acquisition Company (“SPAC”) into the shares of the Company’s common stock.

Feature 3: Optional redemption upon a change of control.

These features are bundled into a single unit and are recorded as derivative liabilities at fair value in the consolidated financial statements. These fair value estimates were measured using inputs classified as Level 3 of the fair value hierarchy. To arrive at the fair value of the embedded unit the Company relies upon a with-and-without analysis. This methodology compares the calculated value of the convertible note and the indicated value of the debt component. In order to compute the fair value of the convertible note, the Company utilizes the discounted cash flow analysis, where the discounted rate was calculated by utilizing a risk-free rate, an option-adjusted spread, and a risk premium.

The Company used four exit scenarios namely SPAC — Fast, SPAC — Slow, Financing, and Maturity. The following table presents the inputs and assumptions used in the valuation of the fair value of the debt component.

September 30, 2021
(unaudited)
Term in years	0.08 – 0.54
Risk premium	56.89%
Option adjusted spread	6.54%
Risk free rate	0.05% – 0.07%

The difference between the indicated fair value of the debt component and the fair value of the instruments results in the indicated value of the embedded feature. The following table presents the fair value of the different components using the discounted cash flow and the with-and-without analysis to determine the fair value of the derivative liabilities as of September 30, 2021 (in thousands):

September 30, 2021
(unaudited)
Fair value of instrument	$35,010
Fair value of straight debt component	21,064
Fair value of embedded unit	13,946

The following table provides a roll-forward of the fair values of the Company’s derivative liability for the period ended September 30, 2021 (in thousands):

September 30, 2021
(unaudited)
Balance – December 31, 2020	$—
Add: Derivative liability on date of issuance of convertible note	8,163
Change in fair market value of derivative liability	5,783
Balance – September 30, 2021	13,946

The change in fair value of the derivative liability, which is bifurcated from the host instrument, is initially measured at its issue-date fair value, and the subsequent change in fair value of $5.8 million is recognized as other income or expense.

10.  COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is subject to legal and regulatory actions that arise from time to time in the ordinary course of business. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events. In the opinion of management, all such matters are not expected to have a material effect on the financial position, results of operations or cash flows of the Company. However, the outcome of litigation is inherently uncertain. There is no material pending or threatened litigation against the Company that remains outstanding as of September 30, 2021 (unaudited), December 31, 2020 and December 31, 2019.

Lease Agreement

The Company leases office facilities in the United States that expire at various dates through December 2024. All lease arrangements entered into are classified as operating leases. Certain leases contain scheduled increases in rental payments resulting in uneven cash flows over the life of the lease. The difference between the required lease payment and the recognition of lease expense on a straight-line basis is recorded as a deferred rent liability on the balance sheet. Rent expense during the nine months ended September 30, 2021 and 2020 (unaudited), and the years ended December 31, 2020 and 2019, was $0.4 million, $1.42 million, $1.4 million, and $1.3 million, respectively.

Total future minimum lease payments over the term of the lease as of September 30, 2021 (unaudited), are as follows (in thousands):

Lease Payments
Remaining three months of 2021	$275
2022	875
2023	901
2024	928
Total	$2,979

Total future minimum lease payments over the term of the lease as of December 31, 2020, are as follows (in thousands):

Years Ended December 31,	Lease Payments
2021	$1,205
2022	875
2023	901
2024	928
Total	$3,909

The Company’s headquarter lease in San Francisco, CA contains an option to renew the lease for a period of three years upon expiration of the initial lease term in December 2024 for which the base rent shall be the then fair market value rent at the time of exercise.

11.  NET LOSS PER SHARE

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the nine months ended September 30, 2021 and 2020 (unaudited), and the years ended December 31, 2020 and 2019 (in thousands, except share and per share data).

	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019

	(unaudited)
Numerator:
Net loss	$(47,825)	$(14,988)	$(21,531)	$(15,310)
Net loss attributable to ordinary shareholders	$(47,825)	$(14,988)	$(21,531)	$(15,310)
Denominator:
Weighted-average ordinary shares outstanding	47,677,440	46,603,282	46,743,539	45,800,696
Net loss per share attributable to common stockholders, basic and diluted	$(1.00)	$(0.32)	$(0.46)	$(0.33)

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

The following weighted-average outstanding common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive.

	September 30,		December 31,
	2021	2020	2020	2019

	(unaudited)
Founders Preferred shares	162,558	162,558	162,558	162,558
Series A-1 convertible preferred shares	3,654,873	3,654,873	3,654,873	3,654,873
Series A-2 convertible preferred shares	5,372,703	5,372,703	5,372,703	5,372,703
Series A-3 convertible preferred shares	2,485,296	2,485,296	2,485,296	2,485,296
Series A-4 convertible preferred shares	590,688	590,688	590,688	590,688
Series A-5 convertible preferred shares	2,680,236	2,680,236	2,680,236	2,680,236
Series A-6 convertible preferred shares	3,647,817	3,647,817	3,647,817	3,647,817
Series A-7 convertible preferred shares	15,139,917	15,139,917	15,139,917	15,139,917
Series B convertible preferred shares	32,834,601	32,834,601	32,834,601	32,834,601
Series C convertible preferred shares	20,949,454	20,949,454	20,949,454	20,949,454
Options issued and outstanding	11,397,560	8,129,294	8,520,723	7,774,441
Warrants issued and outstanding	857,142	—	—	—
Total	99,772,845	95,647,437	96,038,866	95,292,584

12.  SUBSEQUENT EVENTS

For the annual financial statements, subsequent events were evaluated from the balance sheet date of December 31, 2020 through the annual audited financial statements’ original issuance date of July 2, 2021.

In April 2021, the Company issued a convertible promissory note (the “convertible note”) for $25.0 million in principal. The convertible note bears interest at a rate of 10% per year and matures one year from the date of issuance. The convertible note will automatically convert to the Company’s common stock upon the occurrence of a “Qualified Financing” or the occurrence of a “Public Event”. A Qualified Financing consists of a sale of the Company’s equity securities for gross proceeds of at least $10.0 million. A Public Event is the closing of a merger or consolidation of the Company with a special purpose acquisition company or its subsidiary, or the first closing of the sale of shares of the Company’s common stock to the public in an initial public offering.

In May 2021, the Company entered into an agreement to lease office space in San Francisco, CA. The initial lease term is seven years from the commencement date of the lease as defined in the lease agreement. The lease commencement date is expected to be in January 2022. Total minimum lease payments under the lease agreement is $26.3 million. Base rent is payable monthly and escalates at the end of each lease year. The Company has an option to extend the term of the lease for a period of five years following the initial lease term at the then fair market value as of the commencement of the applicable option term. The lease will be accounted for as an operating lease under ASC 840.

In June 2021, the Company granted 2.8 million restricted stock units (“RSUs”) with a fair value of $24.94 per share. The RSUs will vest over a period of four years and contain a Liquidity Event Requirement that will be satisfied on the effective date of a Public Offering prior to December 31, 2021.

In June 2021, the Company approved a program that will grant 13.5 million shares of performance-based RSUs (“Founder Grants”) with a fair value of $80.5 million. The Founder Grants will contain a performance condition and six market conditions (each, a “market tranche”). The performance condition requires that the Company becomes a registered public company, and the market conditions require that the Company achieves certain valuation multiples as a registered public company. The six market tranches which will vest upon meeting both the performance condition as well as a market tranche condition. Stock based compensation expense related to the Founder Grants will be recognized over the derived service period of each market tranche.

On June 22, 2021, the Company entered into the Merger Agreement with Northern Genesis Acquisition Corp. II (“NGA”) and NG Merger Sub, Inc., which will result in NGA acquiring 100% of the Company’s issued and outstanding equity securities. The board of directors of both NGA and the Company have approved the proposed merger transaction. Completion of the transaction, which is expected to occur in the fourth quarter of 2021, is subject to approval of NGA stockholders and the satisfaction or waiver of certain other customary closing conditions. There is no assurance that the transaction will be consummated. The transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer. In addition, in connection with the proposed merger, NGA has entered into agreements with existing and new investors to subscribe for and purchase an aggregate of 20,000,000 shares of its common stock in a financing that will result in net proceeds of $200.0 million upon the closing of the financing. The closing of the proposed merger is a precondition to the financing.

NOTE 13. SUBSEQUENT EVENTS (UNAUDITED)

For the interim financial statements relating to the nine months ended September 30, 2021, subsequent events were evaluated through November 17, 2021, the date on which the unaudited interim financial statements were issued.

On August 25, 2021 and August 27, 2021, Embark entered into a commitment letters (collectively, the “Commitment Letters”) with certain investors (collectively, the “Investors”) pursuant to which such Investors each provided a commitment to invest, upon Embark’s election, up to $5 million in Embark in the form of Series C Preferred Stock of Embark in the event that the Merger Agreement is terminated and the Business Combination is not consummated. As the Business Combination is consummated, each of the Investor’s obligations under the applicable Commitment Letter is terminated.

In connection with the Business Combination, Embark raised $244 million of net proceeds from the contribution of $414 million of proceeds from cash held in Northern Genesis’s trust account from the Northern Genesis IPO, $160 million of proceeds from the PIPE investment, and offset by redemption of Northern Genesis’s Class A common stock held by Northern Genesis’s public stockholders of $299 million. Direct and incremental transaction costs in connection with the Business Combination were incurred prior to, or concurrent with the Closing by Northern Genesis and Embark, including the PIPE investment and the deferred underwriting fees related to the Northern Genesis IPO of $69 million. Embark believes cash and other components of working capital will be sufficient to meet Embark’s needs for at least the next 12 months.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Class A common stock and warrants being registered hereby.

Securities and Exchange Commission registration fee	$224,037
Accounting fees and expenses	$50,000
Legal fees and expenses	$150,000
Total	$424,037

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders or monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2019, we have made sales of the following unregistered securities:

●	On January 12, 2021, we issued 6,686,667 private placement warrants to our Sponsor concurrently with the closing of our IPO; and
●	On November 10, 2021, we issued 20,000,000 shares of Class A common stock to certain qualified institutional buyers and accredited investors that agreed to purchase such shares in connection with the Business Combination for aggregate consideration of $200,000,000 and 2,000,000 working capital warrants in connection with the cancellation of certain loans from the Sponsor.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit Number	Description
2.1†

Agreement and Plan of Merger, dated as of June 22, 2021, by and among Northern Genesis Acquisition Corp. II, NGAB Merger Sub Inc. and Embark Trucks Inc. (incorporated by reference to Exhibit 2.1 of NGA’s Current Report on Form 8-K filed with the SEC on June 22, 2021).

3.1	Second Amended and Restated Certificate of Incorporation of Northern Genesis Acquisition Corp. II (included as by reference to Exhibit 3.1 to the Current Report on Form 8-K filed November 15, 2021).
3.2	Bylaws of Embark Technology, Inc. (included as by reference to Exhibit 3.2 to the Current Report on Form 8-K filed November 17, 2021).
4.1

Specimen Warrant Certificate of Embark Technology, Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-257647), filed with the SEC on October 13, 2021).

4.2

Specimen Class A Common Stock Certificate of Embark Technology, Inc. (incorporated by reference to Exhibit 4.6 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-257647), filed with the SEC on October 13, 2021).

Exhibit Number	Description
4.3

Warrant Agreement, dated as of January 12, 2021, by and among Northern Genesis Acquisition Corp. II and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of NGA’s Current Report on Form 8-K (File No. 001-39881), filed with the SEC on January 19, 2021).

5.1	Opinion of Latham and Watkins LLP.
10.1

Sponsor Support Agreement, dated June 22, 2021, by and among Northern Genesis Sponsor II LLC, Northern Genesis Acquisition Corp. II, each officer and director of Northern Genesis Acquisition Corp. II and Embark Trucks Inc.

10.2

Company Holders Support Agreement, dated June 22, 2021, by and among Northern Genesis Acquisition Corp. II, Embark Trucks Inc. and certain stockholders of Embark Trucks Inc. (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on June 23, 2021).

10.3

Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on June 23, 2021).

10.4	Registration Rights Agreement, by and among Embark Technology, Inc., Northern Genesis Sponsor II LLC, and certain former stockholders of Embark Trucks Inc.
10.5‡

Form of Letter Agreement from Northern Genesis II LLC and Northern Genesis Acquisition Corp. II’s officers, directors and director nominees (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251639) of Northern Genesis Acquisition Corp. II filed on January 4, 2021).

10.6‡

Investment Management Trust Agreement, dated January 12, 2021, between Northern Genesis Acquisition Corp. II and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on January 19, 2021).

10.7

Administrative Services Agreement, dated January 12, 2021, between Northern Genesis Acquisition Corp. II and Northern Genesis Sponsor II LLC (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on January 19, 2021).

10.8

Private Placement Warrant Subscription Agreement, dated January 12, 2021, between Northern Genesis Acquisition Corp. II and Northern Genesis Sponsor II LLC (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on January 19, 2021).

10.9

Form of Indemnification Agreement with Executive Officers and Directors of Northern Genesis Acquisition Corp. II dated January 12, 2021 (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on January 19, 2021).

10.10

Amended and Restated Forward Purchase Agreement, dated April 21, 2021, between Northern Genesis Acquisition Corp. II and Northern Genesis Capital LLC (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on April 27, 2021).

10.11

Form of Forward Purchase Agreement, dated as of April 21, 2021, between Northern Genesis Acquisition Corp. II and certain additional investors (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on April 27, 2021).

10.12

Founder Shares Purchase Agreement, dated October 2, 2020, between Northern Genesis Acquisition Corp. II and Northern Genesis Sponsor II LLC (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251639) of Northern Genesis Acquisition Corp. II filed on January 4, 2021).

10.13

Form of Notice Stock Option Grant and Embark Trucks Inc. 2016 Stock Option Agreement (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251639) of Northern Genesis Acquisition Corp. II filed on January 4, 2021).

10.14

Form of Notice of Restricted Stock Unit Grant Award and Embark Trucks Inc. 2016 Stock Plan (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 (File No. 333-257647), filed with the SEC on July 2, 2021).

Exhibit Number	Description
10.15

Embark Trucks Inc. Amended and Restated 2016 Stock Plan (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 (File No. 333-257647), filed with the SEC on July 2, 2021).

10.16

Embark Technology, Inc. 2021 Incentive Award Plan (incorporated by reference to Annex E to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-257647), filed with the SEC on October 13, 2021).

10.17

Embark Technology, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Annex F to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-257647), filed with the SEC on October 13, 2021).

10.18

Offer Letter Agreement, dated as of May 9, 2018, by and between Embark Trucks Inc. and Alex Rodrigues (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333- 257647), filed with the SEC on July 2, 2021).

10.19

Offer Letter Agreement, dated as of May 9, 2018, by and between Embark Trucks Inc. and Brandon Moak (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333- 257647), filed with the SEC on July 2, 2021).

10.20

Offer Letter Agreement, dated as of May 9, 2018, by and between Embark Trucks Inc. and Mike Reid (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333- 257647), filed with the SEC on July 2, 2021).

10.21	Proxy Voting Agreement (incorporated by reference to Exhibit 10.21 to Form 8-K (File No. 001-39881), filed with the SEC on November 17, 2021).
21.1	List of Significant Subsidiaries
23.1	Consent of Marcum LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)

that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 24, 2021.

EMBARK TECHNOLOGY, INC.
By:	/s/ Richard Hawwa
	Name:	Richard Hawwa
	Title:	Chief Financial Officer

Each person whose signature appears below constitutes and appoints each of Richard Hawwa and Siddhartha Venkatesan, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on November 24, 2021.

Signature	Title	Date
/s/ Alex Rodrigues	Director and Chief Executive Officer	November 24, 2021
Alex Rodrigues	(Principal Executive Officer)

/s/ Brandon Moak	Director and Chief Technology Officer	November 24, 2021
Brandon Moak

/s/ Richard Hawwa	Chief Financial Officer (Principal Financial Officer and	November 24, 2021
Richard Hawwa	Principal Accounting Officer)

/s/ Elaine Chao	Director	November 24, 2021
Elaine Chao

/s/ Patricia Chiodo	Director	November 24, 2021
Patricia Chiodo

/s/ Patrick Grady	Director	November 24, 2021
Patrick Grady

/s/ Ian Robertson	Director	November 24, 2021
Ian Robertson